Exhibit 4.4

***Portions marked with asterisks within brackets have been omitted pursuant to a request for confidential treatment, and have been filed separately in connection with such request.

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TRANSITIONAL SERVICES AGREEMENT

BY AND BETWEEN

REUTERS LIMITED

AND

MONEYLINE TELERATE HOLDINGS

AND

OTHER MEMBERS OF THE MONEYLINE GROUP PARTY HERETO

Entered into as of June 2, 2003

Effective as of October 18, 2001

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TRANSITIONAL SERVICES AGREEMENT

This TRANSITIONAL SERVICES AGREEMENT (the “Agreement”) is entered into as of June 2, 2003 and shall be effective as of October 18, 2001 (the “Effective Date”), by and between REUTERS LIMITED, a corporation organized under the laws of England and Wales under registered number 3918478 (“Reuters”), and MONEYLINE TELERATE HOLDINGS, a corporation organized under the laws of Delaware (“Moneyline”), and those members of the Moneyline Group that are signatories to this Agreement.

RECITALS

WHEREAS, Reuters America Inc. and Moneyline Network Inc. have entered into a Transitional Services and Licenses Term Sheet dated August 16, 2001(the “Term Sheet”), pursuant to which Reuters has agreed to provide or cause members of the Reuters Group (as hereinafter defined) to provide certain services to Moneyline and other members of the Moneyline Group (as hereinafter defined), and Moneyline has agreed to provide or cause members of the Moneyline Group to provide certain services to Reuters and other members of the Reuters Group; and

WHEREAS, pursuant to the terms and conditions of the Term Sheet, Reuters and Moneyline have agreed to enter into this Agreement to set forth the basis upon which Reuters and Moneyline will provide such services to each other.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01.     Definitions. The following terms shall have the following meanings:

“Additional Content Licenses” has the meaning set forth in the Reuters Market Data and Data Management Schedule.

“Additional Service” or “Additional Services” have the meaning set forth in Section 2.01(b) of this Agreement.

“Add-On Software” means the Software listed in Exhibit H hereto.

“Affiliate” means, with respect to any Person, any other person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under Common Control with, such Person.

“Agreement” means this Transitional Services Agreement, including all exhibits, schedules and attachments hereto, as the same may be amended from time to time in accordance with its terms.

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“Athena” means the middle tier graphic add-on software offered with BridgeStation and Telerate Workstation products which includes all of the functionality of Athena Express.

“Athena Expert” means the high tier graphic add-on software offered with BridgeStation and Telerate Workstation products which includes all of the functionality of Athena.

“Athena Express” means the low tier graphic add-on software included with all BridgeStation and Telerate Workstation products.

“Baseline Product Packages” means the different level of content and/or functionality (depending whether sold as a Station Product or Channel Product on the one hand or as a Feed Product on the other hand) which were available on the Moneyline Closing Date as set out in Exhibit F to Reuters Cost and Resource Schedule for the Telerate Workstation, TelerateFeed, TelerateChannel, BridgeStation and BridgeFeed products.

“Bridge” means Bridge Information Systems, Inc.

“Bridge Estate” means the estate in bankruptcy of Bridge as it existed in 2001.

“Bridge Europe & Asia” means certain businesses and assets of Bridge in the Territory as acquired by Moneyline on the Moneyline Closing Date pursuant to the Moneyline Purchase Agreement.

“Bridge Symbols” has the meaning set forth in Section 16.09(a) of this Agreement.

“Bridge Trademarks” means the trademark rights acquired by the Reuters Group pursuant to the Reuters/Bridge Asset Purchase Agreement, including those trademarks as set forth on Exhibit E.

“BridgeFeed SDK” means that software development kit provided by Reuters that contains, as appropriate, the libraries, documentation, call nomenclature or protocols, visual screen builders, editors, compilers, linkers and other items essential for providing interconnection between the BridgeFeed and third-party software applications.

“BridgeStation 6.x Components” has the meaning set forth in Section 6.02(b)(ii) of this Agreement.

“Bug” means a material and reproducible failure of the Software to function substantially in conformity with published documentation, including, without limitation, electronic publications.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in the relevant area in which a Service is provided or, if applicable to any activity under this Agreement that is not specific to a geography, then in New York, New York, U.S.A.

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“Channel Products” means the BridgeChannel and TelerateChannel service offerings and any equivalent internet delivered service offerings (including Moneyline’s WebStation service) whose individual end users are authorized access in MIS (or successor system).

“Client Agreement” means a written agreement between Moneyline, a member of the Moneyline Group or any Permitted Distributor and a Moneyline Client which agreement contains the intellectual property protections and other terms and conditions set forth on Exhibit B.

“Client Site Service Engineer Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Communication Costs” means those net costs actually payable by a Service Provider to a Network Provider for the provisioning and delivery of telecommunications services related to the cost of the data collection network used for the global collection of data from exchanges and third party providers for the Reuters/Bridge Business, and for the delivery of data feeds from the Ticker Plant to Replicators in North America that service both Reuters and Moneyline customers and for the delivery of data feeds via the Network Provider to Shared Sites, all as actually charged to a Service Provider or a member of the Service Provider’s Group by a Network Provider.

“Confidential Information” has the meaning set forth in Section 16.01 of this Agreement.

“Connectivity Management Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Contact Person” has the meaning set forth in Section 13.01 of this Agreement.

“Content Development Services” has the meaning set forth in Reuters Market Data and Data Management Services Schedule.

“Content License” has the meaning set forth in Section 14.01(a) of this Agreement.

“Content Provider” means all exchanges and third party providers of news, information, indices, and any other data made available to Moneyline Clients, whether any such data is directly accessible by end users or is incorporated in indices, analytics products or otherwise recast, transformed, adopted or modified prior to distribution.

“Control” means (including the terms “Controlled by” and “under Common Control”), with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, the ownership directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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“CPE” means any client premises equipment (including PCs, monitors, keyboards, mice and video switches), up to but excluding the customer’s LAN and excluding Network Provider’s equipment, on which any BridgeFeed server software or TelerateFeed server software, including JEX, is installed.

“Customer Support Services” has the meaning set forth in the Reuters Terminated Services Schedule and the Moneyline Help Desk/CRMC Schedule.

“Data Access Declaration” or “DAD” means a standardized report produced via MIS or any equivalent successor system delivered to customers to allow them to provide to the Service Provider a statement of access for the relevant period.

“Data Model” means a specialized format for organizing and storing content in the central computer system of the Ticker Plant. Examples of a Data Model include the array, the file, the record, the table, and the tree. Any Data Model is designed to organize content to suit a specific purpose so that it can be accessed and worked with in accordance with the standard practices and procedures of Reuters and the applicable members of the Reuters Group.

“Datafeed Administration” means the processing of quarterly DADs.

“Derivative Work” means a work that is based on Telerate Workstation 6.x Components and BridgeStation 6.x Components, such as a revision, enhancement, modification, a revision or modification to an enhancement or any other form in which such programs may be recast, transformed, or adapted by Moneyline.

“Desktop Support Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“DFC” means a data feed concentrator that converts external protocols into TCP/IP for delivery into the Ticker Plant, regardless of the technology utilized.

“Directives” has the meaning set forth in Section 23.02(a) of this Agreement.

“Disclosing Party” has the meaning set forth in Section 16.01 of this Agreement.

“Dispute Notice” has the meaning set forth in Section 17.01 of this Agreement.

“Distribution Management Services” has the meaning set forth in the Reuters Help Desk/CRMC Schedule.

“Documentation” means any existing and published operator and user manuals and training materials and release notes for use in conjunction with a computer program or component supplied under this Agreement but excluding design documentation.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“EJV” means the fixed income BondAnalytics software package, including BondBrowser, BondLookup, BondSwap and BondWatch Active-X components, as included in Telerate Workstation Version 6.x and BridgeStation Version 6.x software and in Activel Version 7.1.

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“EJV Self-Sourced Content” has the meaning set forth in Section 6.07(a) of this Agreement.

“EMS Services” has the meaning set forth in the Reuters Client Administration Schedule.

“End User” has the meaning set forth on Exhibit B.

“End User Agreement” has the meaning set forth on Exhibit B.

“Enhancements” has the meaning set forth in Section 6.04(a) of this Agreement.

“Equipment Locations” means the immovable properties owned or occupied by the Service Provider in which the Service Recipient may locate equipment pursuant to Reuters Facilities Services Schedule or Moneyline Facilities Services Schedule.

“Equipment Location Services” has the meaning set forth in the Reuters Facilities Services Schedule and the Moneyline Facilities Services Schedule.

“Equipment Sourcing and Procurement Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Exchange” means any organization, association, or group of persons which constitutes, maintains, or provides a marketplace or facilities for bringing together purchasers and sellers of securities, and includes the marketplace and facilities maintained by such an exchange.

“Exhibit A Content” has the meaning set forth in the Reuters Transitional Service, Market Data Services and Data Management Schedule.

“Exclusive Site” has the meaning set forth in Section 7.02(a) of this Agreement.

“Extraordinary Costs” means any documented incremental out of pocket amounts incurred by a Service Provider or a member of the Service Provider’s Group in connection with (i) Additional Services; or (ii) Services which the Service Provider is not otherwise being compensated for under this Agreement and which would not otherwise have been incurred at the time it was incurred if the Service Provider or a member of the Service Provider’s Group was not providing such Services.

“Fair Market Value” means the price which could be negotiated in an arm’s-length free market transaction for cash, between a willing seller and a willing buyer, neither of which is under compulsion or pressure to complete the transaction.

“Facilities” means immovable properties owned or occupied by Reuters or a member of the Reuters Group or Moneyline or a member of the Moneyline Group, as the case may be.

“Facility Location Services” has the meaning set forth in the Reuters Terminated Services Schedule.

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“Fee Liable Software” means any version of the following software licensed by Reuters to Moneyline pursuant to Article VI of this Agreement: Telerate Workstation, TelerateFeed, Telerate Channel, BridgeStation and BridgeFeed.

“Feed Products” means the versions of the BridgeFeed and TelerateFeed service offerings licensed hereunder.

“Financial Expert” has the meaning set forth in Section 17.02 of this Agreement.

“Fixed Costs” means Reuters FTE Fully Loaded Costs for the Reuters Fixed Cost Services plus Ticker Plant Costs (except in relation to the Ticker Plant Costs already accounted for within the Reuters FTE Fully Loaded Costs so as to avoid double counting).

“FTE Fully Loaded Cost” means an amount equal to the sum of: (i) the salary of the FTE, (ii) a percentage mark-up of thirty (30%) percent of the FTE salary, and (iii) a monthly charge of seven hundred and fifty dollars ($750) per FTE to cover all overhead. For the avoidance of doubt, (ii) and (iii) shall remain fixed for the Term of this Agreement.

“Full Time Equivalent” or “FTE” means the full time equivalent of the output of a person (other than a Reuters Transitional Employee) engaged by Reuters or a member of the Reuters Group or Moneyline or a member of the Moneyline Group, as the case may be, who works thirty-five (35) or forty (40) hours per week, in conformance with the appropriate local labor standards, and performs the Reuters Transitional Services or Moneyline Transitional Services, as applicable.

“Group” means with respect to any Person, any direct and indirect subsidiaries of such Person from time to time, together, with such Person as are from time to time operating as authorized distributors in territories due to the local law not permitting such Person to operate through a subsidiary in those territories. For the purpose of this definition, a company is a “subsidiary” of a Person if such Person owns at least fifty percent (50%) of the voting stock of that company or otherwise has the right to exercise Control over such company.

“Indemnified Party” has the meaning set forth in Section 23.02(c) of this Agreement.

“Indemnified Tax” means any taxes, levies, duties, imposts, charges of any nature whatsoever including, without limitation, any sales, use, transfer, value-added taxes, property and payroll taxes incurred in connection with the provision of Services (or receipt of any fees) by the Service Provider or Third Party Service Provider hereunder (other than taxes based upon net income) to the extent the Service Provider or applicable Third Party Service Provider is prohibited by law from obtaining a full refund or credit of such tax.

“Industry Expert” means the mutually agreed expert knowledgeable with respect to the technical subject matters relating to Article III.

“Initial Moneyline Invoice” has the meaning set forth in the Moneyline Cost and Resource Schedule.

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“Intellectual Property Rights” means any rights available under patent, copyright, including trademark, service mark, trade name, or trade secret law or any other statutory provision or common law doctrine with respect to designs, formulas, algorithms, procedures, methods, techniques, ideas, know-how, programs, subroutines, tools, inventions, creations, improvements, works of authorship, other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form whether or not specifically listed herein, which may subsist in any part of the world, for the full term of such rights including any extension to the term of such rights.

“Inventory Management and Distribution Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Invoicing Party” has the meaning set forth in Section 8.02 of this Agreement.

“Invoicing Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“IOE” means the licensed versions of the institutional order entry capabilities included in BridgeStation Version 6.x, Telerate Workstation Version 6.x and Bridge Active 1 Version 7.1, including access to the Reuters global routing service (provided that access to counterparties will be limited to institutional order entry only, and not include receipt of orders).

“Licensed Users” means those Persons authorized or permitted by Moneyline or a member of the Moneyline Group or a Permitted Distributor (including any of their respective employees) directly or indirectly to use any Fee Liable Software or Add-On Software, and shall be calculated in accordance with the methodology set forth on Exhibit G of the Reuters Cost and Resource Schedule.

“Loss” or “Losses” have the meaning set forth in Section 12.09(a) of this Agreement.

“Management of Data Collection and Distribution Systems” has the meaning set forth in the Reuters Technical Operations Schedule.

“Mandatory Change” means any change mandated by a Content Provider to existing Shared Content that must be implemented in order to maintain existing data sets, accesses or reporting requirements. For example, a feed upgrade would only become a Mandatory Change when the older feed is no longer available, not when the updated feed is launched.

“Market Data Services” has the meaning set forth in the Reuters Market Data and Data Management Schedule.

“Migration Services” has the meaning set forth in Section 15.07(i) of this Agreement.

“MIS” means Reuters proprietary legacy customer management system acquired from Bridge which manages components of order management, provisioning, permissioning, reporting, and billing of installed systems and which interacts with Vantive (or successor system) and the Ticker Plant.

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“MIS Services” has the meaning set forth in the Reuters Shared Administrative Systems Schedule.

“Moneyline” has the meaning set forth in the Recitals.

“Moneyline Allocation” means a percentage of the Fixed Costs, which percentage shall be equal to Moneyline Ticker Plant Users divided by the Total Ticker Plant Users, multiplied by one-hundred (100). The Moneyline Allocation from the Moneyline Closing Date until the first Recalibration Date following the Effective Date will be calculated based on the actual user counts existing on the Moneyline Closing Date.

“Moneyline Client” means any Person to whom Moneyline, a member of the Moneyline Group or any Permitted Distributor directly or indirectly makes any of the Software, EJV Self-Sourced Content or Reuters Transitional Services available.

“Moneyline Closing Date” means October 18, 2001.

“Moneyline Exclusive Content” means any content disseminated through the Reuters Network for which a member of the Moneyline Group, but not a member of the Reuters Group, has obtained a Content License.

“Moneyline Group” means, with respect to Moneyline, its Group.

“Moneyline IP” has the meaning set forth in Section 6.11 of this Agreement.

“Moneyline Purchase Agreement” means that purchase agreement dated August 23, 2001 pursuant to which Moneyline Network Inc. agreed to purchase certain assets and business operations of Bridge

“Moneyline Transitional Services” has the meaning set forth in Section 2.01(a)(ii) of this Agreement.

“Moneyline TRS System” means a mechanism in which discrete log-in information is captured for Moneyline WDK products.

“Monthly Ticker Plant Charges” has the meaning set forth in Reuters Cost and Resource Schedule.

“Moneyline Ticker Plant User” has the meaning set forth in Section 3(A)(iii) of the Reuters Cost and Resource Schedule.

“Negotiation Period” has the meaning set forth in Section 17.01 of this Agreement.

“Network Provider” means any third party provider of telecommunication services for the collection of data to and dissemination from the network.

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“Non-Exhibit A Content” has the meaning set forth in the Reuters Transitional Service, Market Data Services and Data Management Schedule.

“North America” means the United States, Canada, Bermuda, Puerto Rico, the Caribbean and the Bahamas.

“North American Moneyline Allocation” means a percentage of the Communication Costs which percentage shall be equal to the number of Moneyline Ticker Plant Users in North America divided by the Total Ticker Plant Users in North America, multiplied by one- hundred (100). The North American Moneyline Allocation from the Moneyline Closing Date until the first Recalibration Date following the Effective Date shall be calculated based on the actual user counts existing in North America on the Moneyline Closing Date.

“Object Code” of a computer program means the program in a form for operation on computer equipment.

“Office Automation Network Services” has the meaning set forth in the Reuters Technical Operations Schedule.

“Order Processing” means processing client orders through MIS and/or Vantive (or successor) system.

“Other Products” means legacy Telerate service offerings as well as other service offerings directly or indirectly accessing or utilizing Feed Products.

“Outsourcing Relationship” has the meaning set forth in Section 2.02(a) of this Agreement.

“Paying Party” has the meaning set forth in Section 8.02 of this Agreement.

“Permitted Distributors” means distributors operating in the Territory who redistribute to end users the products and services licensed to Moneyline and who have agreed to the intellectual property protections and other terms and conditions set forth on Exhibit A.

“Permitted Distributor Agreement” has the meaning set forth on Exhibit A.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or individual.

“Person Day” means a seven (7) or eight (8) hour Business Day, in conformance with the appropriate local labor standards.

“Planning Engineering Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Prior Invoices” has the meaning set forth in the Reuters Cost and Resource Schedule.

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“Prioritization Amount” has the meaning set forth in the Reuters Cost and Resource Schedule.

“Privacy Policy” has the meaning set forth in Section 23.03 of this Agreement.

“Production Data Maintenance Services” has the meaning set forth in the Reuters Market Data and Data Management Schedule.

“Recalibration Date” means October 18th and April 18th of each year commencing as of the Moneyline Closing Date and continuing throughout the Term.

“Receiving Party” has the meaning set forth in Section 16.01 of this Agreement.

“Relationship Management Services” has the meaning set forth in the Reuters Relationship Management Services Schedule.

“Relationship Manager” has the meaning set forth in the Reuters Relationship Management Services Schedule.

“Releases” has the meaning set forth in Section 6.04(a) of this Agreement.

“Relevant Intellectual Property” means all Intellectual Property Rights which are from time to time:

(i)     owned by a Service Recipient; or

(ii)     used by a Service Recipient under license from a third party, where such Service Recipient has the right to grant a sublicense to use the same to the Service Provider, or can cause such right to grant a sublicense (or a direct license from the licensor).

“Replicator” means a regionally placed store and forward distribution device that client site servers connect to for distribution of market data outbound and inquiry response data inbound to the Ticker Plant. A Replicator may either be a device that receives IP unicast or multicast (also known as MRR, for purposes hereof to be referred to as a Replicator).

“Requisite Consent” has the meaning set forth in the Reuters Facilities Services Schedule and the Moneyline Facilities Services Schedule.

“Reuters” has the meaning set forth in the Recitals.

“Reuters EU/AP Allocation” has the meaning set forth in the Moneyline Cost and Resource Schedule.

“Reuters Exclusive Content” means any content disseminated through the Reuters Network for which a member of the Reuters Group, but not a member of the Moneyline Group, has obtained a Content License.

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“Reuters Fixed Cost Services” means, until such services are terminated, the services provided by Reuters or members of the Reuters Group as set forth in the Reuters Software Support and Software Development Schedule, Reuters Market Data Services and Data Management Schedule, Reuters Help Desk/CRMC Schedule, Reuters Client Administration Schedule, Reuters Relationship Management Services Schedule, Reuters Shared Administrative Systems Schedule and the Reuters Terminated Services Schedule, the provision of content feed from the Ticker Plant pursuant to which Moneyline shall be invoiced on a monthly basis as set forth in Reuters Cost and Resource Schedule.

“Reuters Group” means, with respect to Reuters, its Group.

“Reuters Instrument Codes” or “RICs” has the meaning set forth in Section 6.09 of this Agreement.

“Reuters Network” or “Network” means the telecommunications and information processing facilities utilized by or on behalf of the Reuters Group to collect, process and distribute data as part of the Reuters Transitional Services.

“Reuters Office Automation Network” means the Reuters internal network supporting access to the administrative systems that constitute part of the MIS Services and Vantive Services, and access to those areas of the Reuters intranet specified in Section 4 of the Reuters Technical Operations Schedule.

“Reuters Second Level Support Services” has the meaning set forth in the Reuters Help Desk/CRMC Schedule.

“Reuters Ticker Plant User” shall have the meaning set forth in Section 3(A)(iii) of the Reuters Cost and Resource Schedule.

“Reuters Transitional Employees” has the meaning set forth in Section 5.01 of this Agreement.

“Reuters Transitional Services” has the meaning set forth in Section 2.01(a)(i) of this Agreement.

“Reuters UTX System” means a mechanism in which discrete log-in information is captured for products which directly access content from the Ticker Plant.

“Reuters/Bridge Asset Purchase Agreement” means that purchase agreement dated May 3, 2001 pursuant to which Reuters S.A. and Reuters America Inc. agreed to purchase certain assets and business operations of Bridge

“Reuters/Bridge Business” means the business of Bridge acquired by Reuters pursuant to the Reuters/Bridge Asset Purchase Agreement.

“Reuters/Bridge Closing Date” means September 28, 2001.

“Revised Invoices” has the meaning set forth in the Reuters Cost and Resource Schedule.

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“Separately Permissionable” means the ability of Reuters or the applicable member of the Reuters Group to restrict access to content as between Moneyline Ticker Plant Users and Reuters Ticker Plant Users.

“Server Farm Management Services” has the meaning set forth in the Moneyline Help Desk/CRMC Schedule.

“Service” or “Services” means any service or services provided by Reuters or any member of the Reuters Group (or any Third Party Service Provider on behalf of Reuters or any member of the Reuters Group) or by Moneyline or any member of the Moneyline Group (or any Third Party Service Provider on behalf of Moneyline or any member of the Moneyline Group) pursuant to this Agreement, as described on the applicable Schedules attached to this Agreement, including Reuters Transitional Services, Moneyline Transitional Services and Additional Services (each as defined herein).

“Service Levels” means the service levels set forth in Section 3 below and in the Schedules attached hereto, as may be supplemented, amended or modified from time to time upon the mutual written agreement of the parties.

“Service Provider” means Reuters, or a member of the Reuters Group, Moneyline or a member of the Moneyline Group or a Third Party Service Provider which provides the applicable Services in this Agreement.

“Service Recipient” means (i) Reuters or any member of the Reuters Group which receives any Moneyline Transitional Services or (ii) Moneyline or any member of the Moneyline Group which receives any Reuters Transitional Services provided pursuant to this Agreement.

“Service Transfer” has the meaning set forth in Section 2.02(b) of this Agreement.

“Shared Administrative Systems” means those MIS, Vantive and related systems applicable to the Service provided in connection with the Reuters Shared Administrative Systems Schedule.

“Shared Content” means any content disseminated through the Reuters Network for which both Reuters or a member of the Reuters Group and Moneyline or a member of the Moneyline Group have obtained Content Licenses and such content is authorized to be received by clients of both Moneyline or a member of the Moneyline Group and Reuters or a member of the Reuters Group.

“Shared Site” has the meaning set forth in Section 7.01 of this Agreement.

“Software” means computer programs or any components thereof licensed to Moneyline pursuant to Sections 6.02(a), 6.02(b), 6.04(a), and 6.06 of this Agreement.

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“Software Development Services” shall have the definition set forth in Reuters Software Support and Software Development Schedule.

“Software Support Services” shall have the definition set forth in Reuters Software Support and Software Development Schedule.

“Software License Term” means the following, subject in each case to earlier termination in accordance with this Agreement:

(i)     for Add-On Software, TelerateFeed and TelerateFeed SDK, BridgeFeed and BridgeFeed SDK, and Telerate Channel, the period commencing on the Moneyline Closing Date and ending on the date that is three years from the Effective Date;

(ii)     perpetual, in the case of Telerate Workstation Version 6.x, and BridgeStation Version 6.x;

(iii)     for all other Software listed on Schedules 6.02(a)(i) and 6.02(b)(i), the lesser of the period commencing on the Moneyline Closing Date and ending on the date that is four years from the Effective Date and the period during which Reuters is providing the services set forth in Reuters Market Data Services and Data Management Schedule in connection with which the Software is designed to operate; and

(iv)     with respect to the Software set forth on Exhibit I, for the extended term set forth in Section 6.06.

“Source Code” of a computer program means the program written in a human-readable programming language, including all commentary and procedural code such as job control language statements, in a form intelligible to trained programmers and capable of being translated into object code for operation on computer equipment through assembly or compiling, and accompanied by documentation, including all available flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, control logic of the program, make files and third party library requirements in sufficient detail to enable a trained programmer through study of such documentation to maintain and/or modify the program without undue experimentation; provided, however, that the term Source Code as used in this Agreement means such Source Code as it exists from time to time throughout the Software License Term for the applicable Software.

“Station Products” means BridgeStation and Telerate WorkStation service offerings.

“TAM Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Technical Account Manager” means a representative of either Reuters or Moneyline that is charged with providing technical support for their respective clients.

“Technical Support” has the meaning set forth in the Moneyline Technical Operations Schedule.

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“Technology” has the meaning set forth in Section 16.08 of this Agreement.

“Telerate Business” means (i) for purposes of Articles III and V of the Agreement, certain businesses and assets of Bridge as acquired by Moneyline on the Moneyline Closing Date pursuant to the Moneyline Purchase Agreement including Bridge Europe & Asia, and (ii) for purposes of Article VI, the global sale, delivery and maintenance of data and desktop real-time information and analytics services for foreign exchange, fixed income securities, equities and commodities.

“Telerate Content” has the meaning set forth in Section 10.01.

“Telerate Workstation 6.x Components” has the meaning set forth in Section 6.02(a)(ii) of this Agreement.

“TelerateFeed SDK” means that software development kit provided by Reuters that contains, as appropriate, the libraries, documentation, call nomenclature or protocols, visual screen builders, editors, compilers, linkers and other items essential for providing interconnection between the TelerateFeed and third-party software applications.

“Term” has the meaning set forth in Section 15.01 of this Agreement.

“Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Terminated Services” has the meaning set forth in the Reuters Terminated Services Schedule.

“Territory” means the geographic locations set forth on Exhibit C.

“Third Party Service Provider” has the meaning set forth in Section 2.02 of this Agreement.

“Ticker Plant” means two substantially redundant ticker plants through which content is distributed to Moneyline or a member of the Moneyline Group or its or their clients and the associated data collection networks used for the global collection of data from exchanges and third party content providers. The Ticker Plant is currently located in St. Louis, MO, but Reuters shall have the right to change the location of the Ticker Plant from time to time upon not less than 180 days prior written notice to Moneyline, and all costs relating to or arising from such move shall be borne exclusively by Reuters.

“Ticker Plant Costs” means the amounts actually incurred by Reuters or any member of the Reuters Group:

(i)
to maintain and operate the Ticker Plant, consisting of the following costs: (A) a charge of $8,281,877 per year for three (3) years representing the depreciation of the fixed assets in the Ticker Plant acquired in the Reuters/Bridge Asset Purchase Agreement; (B) any non-discretionary capital expenditures incurred in the maintenance and operation of the Ticker Plant amortized over a three (3) year period (but strictly limited to those expenditures necessary to provide the Reuters Transitional Services hereunder); (C) Communication Costs for the data

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collection networks (including any co-location facilities) used for the global collection of data from exchanges and third party content providers excluding Network Provider charges directly related to the collection of Reuters Exclusive Content (but without double-counting on Communication Costs otherwise invoiced to Moneyline) and (D) rent, depreciation and/or maintenance charges solely for those facilities, or part thereof, in which the physical infrastructure relating to the Ticker Plant is located (but without double-counting on otherwise invoiced FTE Fully Loaded Costs); (E) Communications Costs solely related to the communications between the facilities identified in (D) and incurred for the purpose of operating the Ticker Plant (but without double counting on otherwise invoiced Communication Costs); (F) procurement of third party software and hardware maintenance contracts required for the operation of the Ticker Plant; (G) such miscellaneous other operating expenses which from time to time may be incurred by Reuters in the ordinary course of operating the Ticker Plant; and

(ii)
all Reuters FTE Fully Loaded Costs incurred in relation to Reuters Technical Operations Schedule and any Reuters FTE Fully Loaded Costs related to Software Development Services incurred for work performed in relation to the Ticker Plant.

“Total Ticker Plant Users” means the sum of Moneyline Ticker Plant Users and Reuters Ticker Plant Users.

“Transitional Employee Costs” means FTE Fully Loaded Cost for each Reuters Transitional Employee.

“Trouble Ticket” means a reported Service problem entered into the Vantive (or successor) system, which requires the provision of Services pursuant to an applicable Schedule.

“Vantive” means a customer relations management system that allows for the integration of all generally available information generated in relation to customer-related activities including order entry and order provisioning.

“Vantive Services” has the meaning set forth in the Reuters Shared Administrative Systems Schedule.

“WDK” means the Bridge Internet Toolkit or equivalent Reuters or Moneyline website development kit. Each WDK shall provide HTML, DHTML or similar access to Licensed Users. For the avoidance of doubt, WDK Users do not receive real time tick-by-tick updates.

“Work Order” means a request for work entered into the Vantive (or successor) system, which requires the provision of Services pursuant to an applicable Schedule.

In addition the following Schedules will have the meaning as set forth below:

Reuters Client Administration Schedule shall mean Schedule 2.01(a)(i)(1) hereto;

Reuters Market Data and Data Management Schedule shall mean Schedule 2.01(a)(i)(2) hereto;

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Reuters Facilities Services Schedule shall mean Schedule 2.01(a)(i)(3) hereto;

Reuters Help Desk/CRMC Schedule shall mean Schedule 2.01(a)(i)(4) hereto;

Reuters Relationship Management Services Schedule shall mean Schedule 2.01(a)(i)(5) hereto;

Reuters Shared Administrative Systems Schedule shall mean Schedule 2.01(a)(i)(6) hereto;

Reuters Software Support and Software Development Schedule shall mean Schedule 2.01(a)(i)(7) hereto;

Reuters Technical Operations Schedule shall mean Schedule 2.01(a)(i)(8) hereto;

Reuters Terminated Services Schedule shall mean Schedule 2.01(a)(i)(9) hereto;

Moneyline Facilities Services Schedule shall mean Schedule 2.01(a)(ii)(1) hereto;

Moneyline Help Desk/CRMC Schedule shall mean Schedule 2.01(a)(ii)(2) hereto;

Moneyline Technical Operations Schedule shall mean Schedule 2.01(a)(ii)(3) hereto;

Reuters Service Level Schedule shall mean Schedule 3.01 hereto;

Moneyline Service Level Schedule shall mean Schedule 3.02 hereto;

Reuters Cost and Resource Schedule shall mean Schedule 8.01(A) hereto;

Moneyline Cost and Resource Schedule shall mean Schedule 8.01(B) hereto;

Section 1.02.     Interpretation, Terms Generally, Rules of Construction.

(a)     The Schedules shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules or any other Exhibit or attachment to this Agreement. To the extent that there is an inconsistency between the terms of the body of this Agreement and the Schedules, the body of this Agreement shall prevail, unless the Schedule expressly states that it is to prevail over the terms of the body of this Agreement.

(i)     In construing this Agreement, unless the context otherwise requires:

(1)     all defined terms shall apply equally to both the plural as well as the singular forms of the terms defined; any pronoun shall also include the corresponding masculine, feminine and neuter forms;

(2)     unless otherwise stated, the words “herein”, “hereunder” and other similar words refer to this Agreement as a whole and not to a particular Section or other subdivision;

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(3)     references to “Sections”and “Schedules” are to sections of, and schedules to, this Agreement;

(4)     a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(5)     any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four (24) hours running from midnight to midnight;

(6)     references to times are to local times in New York, New York, unless otherwise stated;

(7)     a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, notated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(8)     headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(9)     a reference in relation to any particular jurisdiction to any specific legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any other jurisdiction be treated as a reference to any analogous term in that jurisdiction;

(10)     any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words;

(11)     general words shall not be given a restrictive meaning, where introduced by the word “other”, by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, nor by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(12)     references to “$” are to U.S. Dollars.

Section 1.03.     Agreement of the Reuters Group and Moneyline Group. For the avoidance of doubt, this Agreement (i) is entered into by Reuters for the benefit of the Reuters Group and (ii) is entered into by Moneyline for the benefit of the Moneyline Group.

ARTICLE II

PROVISION OF SERVICES

Section 2.01.     Services.

(a)      Services. Beginning on the Effective Date of this Agreement and for the Term or until the termination of the applicable Service as provided in Article XV hereof:

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(i)      Reuters or any member of the Reuters Group shall provide or cause to be provided to Moneyline or any member of the Moneyline Group the Services listed in the attached Schedules 2.01(a)(i)(1)-(9) to this Agreement (the “Reuters Transitional Services”).

(ii)      Moneyline or any member of the Moneyline Group shall provide or cause to be provided to Reuters or any member of the Reuters Group the Services listed in the attached Schedules 2.01(a)(ii)(1)-(3) to this Agreement (the “Moneyline Transitional Services”).

(iii)      The Service Provider may not avoid its obligation to provide a Reuters Transitional Service or Moneyline Transitional Service, as applicable, on the basis that the relevant schedule setting forth such Service does not set forth with sufficient specificity the tasks that are a necessary component of the Reuters Transitional Service or Moneyline Transitional Service, as applicable.

(b)      Additional Services. From time to time after the Effective Date, the parties hereto may identify additional services to become Reuters Transitional Services or Moneyline Transitional Services, as the case may be (any such service, individually, an “Additional Service,” and, collectively, “Additional Services”). In order for a service not covered under Section 2.01(a) to become a Reuters Transitional Service or a Moneyline Transitional Service, as the case may be, the party identifying a proposed Additional Service shall provide the other party a reasonably detailed written notice setting forth the proposed Additional Service. Within ten (10) Business Days of receipt of such notice, the other party shall notify the requesting party whether it agrees to provide or receive, as the case may be, the proposed Additional Service such agreement not to be unreasonably withheld and if so, any requirements necessary in order to provide or receive, as the case may be, the proposed Additional Service. Subject to agreement of the parties, the parties shall create a Schedule for each Additional Service setting forth a description of such Additional Service, the time period during which such Additional Service will be provided, the reasonable charge, if any, for such Additional Service and any other terms applicable thereto. The parties’ agreement to the provision of an Additional Service shall be evidenced by the completion and execution of the relevant Additional Service Schedule, and such Additional Service thereupon shall be deemed to be a Reuters Transitional Service or Moneyline Transitional Service, as the case may be, under this Agreement.

Section 2.02.     Third Party Service Providers. At its option, a Service Provider may from time to time cause any Service or any portion of a Service that it is required to provide hereunder to be provided by any Person that is not a member of the Service Provider’s Group (a “Third Party Service Provider”) subject to the following conditions:

(a)      If and to the extent the Service Provider is transferring, licensing or assigning to the Third Party Service Provider performance of a Service for the Service Provider’s own benefit as well as for the benefit of the Service Recipient (an “Outsourcing Relationship”), then consent of the Service Recipient shall not be required for any such transfer, license or assignment; provided, however, if the Service Provider is transferring, licensing or assigning to the Third Party Service Provider performance of the Reuters Transitional Services set forth in the Reuters Market Data and Data Management Schedule and the Reuters Software Support and Software Development Schedule then consent of the Service Recipient shall be required which consent shall not be unreasonably withheld or delayed.

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(b)     If and to the extent the Service Provider is transferring, licensing or assigning to the Third Party Service Provider performance of a Service but the Service Provider is not itself receiving such Service from the Third Party Service Provider (a “Service Transfer”), then consent of the Service Recipient shall be required for any such transfer, license or assignment, but such consent shall not be unreasonably withheld or delayed.

(c)     Regardless of whether the Service Provider transfers, licenses or assigns a Service as part of an Outsourcing Relationship or a Service Transfer, the Service Provider shall remain responsible for maintenance of the appropriate Service Levels under this Agreement with respect to such Service and shall remain liable to the Service Recipient for such Service in the same manner and to the same extent as if the Service Provider itself were continuing to provide the Service.

ARTICLE III

SERVICE LEVELS

Section 3.01.     Service Levels for Reuters Transitional Services. Reuters or the applicable member of the Reuters Group shall provide or cause to be provided to Moneyline or the applicable member of the Moneyline Group any Reuters Transitional Service provided hereunder in accordance with Schedule 3.01 attached hereto. In the event a Service Level is not indicated on Schedule 3.01 or any other Schedule attached hereto, the Service Level shall be determined in the following manner:

(a)     if such Reuters Transitional Service being provided hereunder is also being provided by Reuters or a member of the Reuters Group to customers of the Reuters/Bridge Business, such Reuters Transitional Service shall be provided to customers of the Telerate Business in a manner substantially consistent with the standard at which such service is provided by Reuters or such member of the Reuters Group to similarly situated customers of the Reuters/Bridge Business;

(b)     if such Reuters Transitional Service being provided hereunder is no longer being provided by Reuters or a member of the Reuters Group to customers of the Reuters/Bridge Business, such Reuters Transitional Service shall be provided in a manner substantially consistent with the standard at which such Service was provided to customers of the Reuters/Bridge Business prior to the date on which such Service was discontinued;

(c)     if such Reuters Transitional Service being provided hereunder has never been provided to customers of the Reuters/Bridge Business, such Reuters Transitional Service shall be provided in a manner substantially consistent with the standard at which such service was provided by Bridge to customers of the Telerate Business on the Moneyline Closing Date; and

(d)     if such Reuters Transitional Service is being provided by a Third Party Service Provider under the same agreement or arrangement by which such Third Party Service Provider was providing such service prior to the Moneyline Closing Date was executed, Reuters shall:

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(i)     use its commercially reasonable efforts to ensure that the Third Party Service Provider provides the Reuters Transitional Service in a manner consistent with the terms of its service agreement with Reuters; or

(ii)     at the expense of Moneyline, reasonably cooperate with Moneyline in independently contracting for such Reuters Transitional Service.

Section 3.02.     Service Levels for Moneyline Transitional Services. Moneyline or the applicable member of the Moneyline Group shall provide or cause to be provided to Reuters or the applicable member of the Reuters Group any Moneyline Transitional Service provided hereunder in accordance with Schedule 3.02 attached hereto. In the event a Service Level is not indicated on Schedule 3.02 or any other Schedule attached hereto, the Service Level shall be determined in the following manner:

(a)     if such Moneyline Transitional Service being provided hereunder is also provided to customers of the Telerate Business, such Moneyline Transitional Service shall be provided to customers of Reuters/Bridge Business in a manner substantially consistent with the standard at which such service is provided to similarly situated customers of the Telerate Business;

(b)     if such Moneyline Transitional Service being provided hereunder is no longer provided to customers of the Telerate Business, such Moneyline Transitional Service shall be provided in a manner substantially consistent with the standard at which such Service was provided prior to the date on which such Service was discontinued;

(c)     if such Moneyline Transitional Service being provided hereunder has never been provided to customers of the Telerate Business, such Moneyline Transitional Service shall be provided in a manner substantially consistent with the standard at which such service was provided by Bridge at the time the Reuters/Bridge Asset Purchase Agreement was executed; and

(d)     if such Moneyline Transitional Service is being provided by a Third Party Service Provider under the same agreement or arrangement by which such Third Party Service Provider was providing such service prior to the date the Reuters/Bridge Asset Purchase Agreement was executed, Moneyline shall:

(i)     use its commercially reasonable effort to ensure that the Third Party Service Provider provides the Moneyline Transitional Service in a manner consistent with the terms of its service agreement with Moneyline, or

(ii)     at the expense of Reuters, reasonably cooperate with Reuters in independently contracting for such Moneyline Transitional Service.

Section 3.03.     Transitional Nature of Services; Changes. Both parties acknowledge that the Services provided hereunder are transitional in nature and that a Service Provider may make changes from time to time in the manner of performing the Services (including, but not limited to, changes to data content and functionality), so long as the Service Provider is making similar changes in performing similar services for its own use, and so long as such changes do not materially and adversely impact the Service Level provided by such Service Provider for

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such Service. Further, to the extent that the Service Recipient requests changes to specifications, architecture, networks or system or desktop configurations of its clients, the Service Recipient shall immediately notify in writing the Service Provider of any such change requests, to the extent that such changes will affect the Service Provider’s network or systems or the Service Provider’s provision of the Services; provided, however, that the Service Recipient shall use commercially reasonable efforts to ensure that the clients of such Service Recipient shall utilize the specifications, architecture, networks or system or desktop configurations supported by the Service Provider in the applicable location generally for the provision of Services to its or their clients.

Section 3.04. Obligations of the Service Recipient.     Specific obligations of a Service Recipient with respect to any Service may be set forth in the applicable Schedule. Where no specific obligations for the Service Recipient are set forth in the applicable Schedule, such Service Recipient shall use its reasonable efforts, in connection with receiving any such Service, to follow the reasonable policies, procedures and practices of the Service Provider applicable to the Service in effect from time to time and shall also provide information and documentation reasonably requested by the Service Provider to perform the Service and make available, as reasonably requested by the Service Provider, sufficient resources and timely decisions, approvals and acceptances to permit the Service Provider to meet its obligations hereunder. If a Service Provider implements any change to a Service that requires a Service Recipient to introduce other changes to its own operations or requires the Service Recipient’s customers to implement any changes (including, for example, software or communications upgrades) in order to maintain product functionality or compatibility, so long as the Service Provider is making similar changes in performing similar services for its own use and so long as such changes do not materially and adversely impact the Service Level provided by such Service Provider for such Service, then the Service Recipient will be required to implement, or cause its customers to implement, the same changes at its (or their) expense within ninety (90) days of notice.

Section 3.05. Modifications to Service Levels.     The parties shall utilize the necessary measurement and monitoring tools and procedures required to measure and report Service Levels for mutually agreed Services as set forth on the applicable Service Schedule. On a quarterly basis, the parties shall meet to discuss and evaluate the actual performance of the mutually agreed Services against such Service Levels.

Section 3.06. Service Level Credits.     In the event any Service Provider fails to meet a Service Level requirement(s), the Service Recipient shall be entitled to receive appropriate monetary damages based on standards of materiality, proportionality, notification and escalation procedures. The methodologies for determining such damages are set forth on Schedules 3.01 and 3.02 hereto, and the parties agree to follow all such methodologies.

ARTICLE IV

ACCESS AND ASSISTANCE

Section 4.01.     Service Recipient to Provide Access.     The Service Recipient shall, at its own cost and expense, promptly provide and, where applicable, use commercially reasonable efforts to ensure that its customers promptly provide, the Service Provider with all assistance (including the provision of access to and, where relevant, rights to use, personnel, computer systems, software, databases, data, know-how and other information) as is reasonably necessary to enable the applicable Service Provider to provide the applicable Services in accordance with the terms of this Agreement. Such access shall include the following:

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(a)     the Service Recipient shall permit and authorize the Service Provider and its employees to contact and work directly with the Service Recipient’s clients to the extent necessary to fulfill the Service Provider’s obligations under the Agreement; provided, however, that none of the Service Provider, its employees or its agents providing Services hereunder shall, when communicating with the Service Recipient’s clients in the course of providing the Services, disparage, slander or libel the Service Recipient or any product or service provided by the Service Recipient; and provided further, that the Service Provider will, and will cause that it and its employees will, at all times comply with the Service Recipient’s reasonable and standard security and operational procedures of which the Service Provider has been notified in advance; and

(b)     the Service Recipient shall provide the Service Provider with all client, network and system information to be necessary to contact, and work directly with, the Service Recipient’s clients to the extent reasonably necessary for the Service Provider to fulfill its obligations under the Agreement.

If a Service Provider is unable to obtain such access to information or assistance, or is denied such rights (and has complied with its obligations in relation to obtaining them), then the Service Provider shall promptly notify the Contact Person designated on the applicable Schedule with respect to such Service by e-mail or telephonically detailing the access failure; provided, however, that the Service Provider shall not be in breach of its obligation to provide or caused to be provided the applicable Services to the extent that such inability to obtain access or such rights causes what would otherwise be a breach of the Service Provider.

Section 4.02.      Cooperation; Consents. Except with respect to the licenses granted in Article VI by Reuters and except as otherwise provided in Article XIV, the applicable Service Recipient shall obtain and maintain all consents, licenses, sublicenses or approvals necessary to permit the applicable Service Provider to provide the Services, and perform its obligations hereunder. Except with respect to the licenses granted in Article VI, such Service Recipient shall bear the entire cost and expense of obtaining and maintaining such consents, licenses, sublicenses or approvals and will reimburse the applicable Service Provider for any costs and expenses incurred thereby in connection with obtaining any such consents, licenses, sublicenses or approvals. If a Service Recipient is unable to obtain such consents, licenses, sublicenses or approvals, the Service Recipient shall notify the Service Provider of such failure and the Service Provider shall not be obligated to provide or cause to be provided the provision of such Services to the extent, and only to the extent, such consents, licenses, sublicenses or approvals are required for performances of such Services.

Section 4.03.     Records. The parties hereto will maintain documentation relating to the information contained in the Schedules and any exhibits and other attachments to this Agreement for three (3) years and will cooperate reasonably with one another in making such information available as may be required in connection with any tax audit, whether in the United States or any other jurisdiction or country.

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Section 4.04.     License of Service Recipient’s Proprietary Information. Subject to Article XVI, each Service Recipient hereby grants to the applicable Service Provider or a Third Party Service Provider, as the case may be, access to and a limited, non-exclusive, non-transferable, non-sublicensable (except to members of the Service Provider’s Group) royalty-free license to the applicable Relevant Intellectual Property only to the extent, and only for the period during which, any Service Provider reasonably requires the use of such Relevant Intellectual Property and in any case, for the sole purpose of providing the applicable Services. Service Providers shall not use, store, collect, alter or disclose any Relevant Intellectual Property for any purpose other than as expressly provided in this Section 4.04.

Section 4.05.     Third Party Licenses. The Service Provider shall endeavor in good faith to notify the Service Recipient in writing of any third party licenses and consents that it is actually aware are required to allow the Service Recipient to enjoy use of the Services and Software being provided hereunder; provided, however, the Service Recipient shall be responsible for obtaining such third party licenses and consents and the paying of any charges associated with such licenses and consents; provided, further, a change in the Service Level of a Service, a change in a Service generally or a limit or prohibition on the use of any Software in each case as a result of the failure of the Service Recipient to obtain any necessary consents or licenses, shall not constitute a breach of this Agreement by the Service Provider to the extent, and only to the extent, such third party licenses or consents are required for performances of such Services or the license of the Software.

Section 4.06.     Return of Assets. Upon written request of either party, the other party shall promptly, but in any event within sixty (60) days, return to, or promptly make available for collection on reasonable terms all of such other party’s CPE and other property.

ARTICLE V

REUTERS TRANSITIONAL EMPLOYEES

Section 5.01.     Reuters Transitional Employees. The number and identity, to the extent permitted by law, of the employees who shall be dedicated exclusively to the provision of certain of the Reuters Transitional Services shall be as set forth in Exhibit D (the “Reuters Transitional Employees”). It being understood and agreed that neither Reuters nor any member of the Reuters Group is required to disclose any personal information unless a failure to disclose such personal information would be violative of applicable law. Subject to the terms of this Article V, Reuters agrees to use its reasonable efforts to cause each of the Reuters Transitional Employees to continue to provide to Moneyline the services and perform the functions that such individual provided on behalf of the Telerate Business immediately prior to the Moneyline Closing Date (together with reasonable modifications of such functions in the ordinary course of Reuters business).

Section 5.02.     Services. The Reuters Transitional Employee shall perform the Reuters Transitional Services at their current places of employment, as may be changed from time to time in the ordinary course of Reuters business, and under the supervision, direction and control of Reuters or a member of the Reuters Group; provided, however, that nothing in this Agreement shall prohibit Reuters or a member of the Reuters Group from exercising such direction and control to move personnel to account for organizational promotions and reorganizations. The Reuters Transitional Employees shall be exclusively employed by Reuters or a member of the Reuters Group for the duration of the period for which they are providing a Reuters Transitional Service (consistent with the transitioning procedures set forth below) or as otherwise reasonably agreed by the parties in writing.

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Section 5.03.     Reimbursement for Reuters Transitional Employee Costs. During the period in which any Reuters Transitional Services are performed, Moneyline shall reimburse Reuters for the Transitional Employee Costs; provided, however, that during such period Reuters shall not increase Reuters Transitional Employee salaries to a degree that is, in the aggregate, inconsistent with salary increases for similarly situated Reuters employees working at the same locations.

Section 5.04.     Transition to Moneyline Employment. In accordance with applicable law, Reuters and Moneyline agree that upon the termination of this Agreement, or upon the cessation of the Reuters Transitional Service being provided by the Reuters Transitional Employees, Reuters will permit Moneyline to make offers of employment to the applicable Reuters Transitional Employees. In the event that Moneyline shall fail or refuse to hire any such employee, or any such employee shall fail or refuse to accept such employment with Moneyline, Moneyline shall reimburse Reuters for the severance pay and other termination related costs (including unused vacation and paid time off) under Reuters then existing programs and policies providing such benefits for similarly situated Reuters employees commensurate with then current practices, or as otherwise required by applicable law.

Section 5.05.     Cessation of Status as Reuters Transitional Employee.

(a)     In the event that any Reuters Transitional Employee ceases to be an employee of Reuters during the Term or assumes another position within Reuters, such individual shall automatically cease to be a Reuters Transitional Employee for purposes of this Agreement. Reuters shall promptly attempt to find a suitable replacement for such former Reuters Transitional Employee at a compensation level equal to or less than the Reuters Transitional Employee being replaced (unless Reuters obtains Moneyline’s prior written consent which shall not be unreasonably withheld or delayed, and if such consent is withheld or delayed, then Reuters shall have no obligation to replace such Reuters Transitional Employee). If replaced, such replacement shall then be deemed to be a Reuters Transitional Employee and the provisions of this Agreement relating to Reuters Transitional Employees will apply. If Reuters complies with the foregoing requirements, neither Moneyline nor any member of the Moneyline Group shall be entitled to claim a breach by Reuters or any member of the Reuters Group of any Service Level commitments which are directly attributable to the non-replacement of a former Reuters Transitional Employee.

(b)     In the event that Moneyline, acting reasonably, is dissatisfied with the performance of any Reuters Transitional Employee during the term of this Agreement, Moneyline shall provide notice to Reuters of its dissatisfaction (including a statement in reasonable detail setting forth the basis therefor). Reuters shall (i) initiate performance management and/or disciplinary action with respect to such Reuters Transitional Employee consistent with Reuters applicable personnel policies, (ii) treat such complaint as if such complaint were made by a senior manager of Reuters, and (iii) take prompt action with respect to such complaint, taking into account the duration of this Agreement; provided, further, that

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Moneyline personnel interacting with any such Reuters Transitional Employee shall cooperate with the documentation and administration of any performance management plan. If, following the implementation of such steps, Moneyline reasonably desires that Reuters remove such individual from the performance of Reuters Transitional Services, then Moneyline shall provide Reuters with at least ten (10) Business Days’ notice or in accordance with standard Reuters practice, whichever is longer, and (subject to any applicable requirements of law) Reuters shall then remove such individual from the performance of Reuters Transitional Services and such individual shall cease to be a Reuters Transitional Employee for purposes of this Agreement. Reuters shall comply with the provisions set forth in Section 5.05(a) in finding a replacement for such former Reuters Transitional Employee. If Reuters terminates the employment of a Reuters Transitional Employee as a result of Moneyline’s dissatisfaction with such employee’s performance (and such Reuters Transitional Employee has been designated to exclusively perform Services to the Moneyline Group for more than thirty (30) consecutive days) then Moneyline shall reimburse Reuters for the severance pay and other termination related costs (including unused vacation and paid time off) under Reuters then existing programs and policies providing such benefits for similarly situated Reuters employees commensurate with then current practices, or as otherwise required by applicable law.

(c)     In the event that Moneyline notifies Reuters in writing that it no longer requires the services of any Reuters Transitional Employee (other than because Moneyline is dissatisfied with the performance of such employee during the term of this Agreement), Reuters shall remove such individual from the performance of Reuters Transitional Services and Reuters shall have no obligation to replace such individual under this Agreement. If Reuters terminates the employment of a Reuters Transitional Employee as a result of Moneyline’s notification that it no longer requires such employee’s performance, Moneyline shall reimburse Reuters for the severance pay and other termination related costs (including unused vacation and paid time off) under Reuters then existing programs and policies providing such benefits for similarly situated Reuters employees commensurate with then current practices, or as otherwise required by applicable law.

(d)     In the event that Reuters terminates the employment of any Reuters Transitional Employee during the term of this Agreement for “cause” (as defined herein), which Reuters may do in its sole discretion, Reuters shall remove such individual from the performance of services for Moneyline and Reuters shall use commercially reasonable efforts to replace such individual, and such replacement shall then be deemed to be a Reuters Transitional Employee and the provisions of this Agreement relating to Reuters Transitional Employees will apply including the provisions set forth in clauses (a) and (b) of this Section 5.05. For purposes of this provision, “cause” shall mean the conviction or plea of guilty to any crime, dishonesty, misconduct, or violation of Reuters policies or rules, as determined by Reuters in its sole discretion, except that poor job performance shall not be deemed, for purposes of this subsection, to constitute misconduct or a violation of Reuters policies or rules.

(e)     Moneyline understands and agrees that some or all Reuters Transitional Employees may terminate their employment relationship with Reuters at any time or may seek alternative positions at Reuters that are generally publicized to Reuters employees. Reuters shall not be in breach of this Agreement as a result of such termination or reassignment if it complies with the provisions of Section 5.05(a). In each case, Reuters shall use commercially reasonable efforts in accordance with Section 5.05(a) to replace such Reuters Transitional Employees, and such replacements shall then be deemed to be Reuters Transitional Employees and the provisions of this Agreement relating to Reuters Transitional Employees will apply.

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Section 5.06.     No Other Obligation. Except as otherwise provided in this Article V, Moneyline shall have no obligations in respect of Reuters employees, including the Reuters Transitional Employees.

ARTICLE VI

LICENSES

Section 6.01.     Ownership of Trademarks and Software Generally. The sole and exclusive ownership of, and all right, title and interest in the Bridge Trademarks and the Software (other than Derivative Works) and all Intellectual Property Rights arising from or to the Bridge Trademarks and the Software (other than Derivative Works) shall belong to Reuters; and neither Moneyline nor any member of the Moneyline Group, any Permitted Distributor nor any Moneyline Client shall be deemed to have acquired any proprietary interest in the Bridge Trademarks and Software (other than Derivative Works) as a result of this Agreement. The licenses granted in this Article VI are the only licenses being granted in this Agreement. And any license of Software is only a license to that Software and does not imply a license to anything other that as specifically set forth in such license.

(a)     Trademarks. Moneyline represents and warrants that, as promptly as practicable after it receives a fully compliant, properly packaged, and fully installable version of the Software that properly removes all references to Bridge Trademarks, the Moneyline Group and Permitted Distributors shall cease to use any of the Bridge Trademarks and have no further right in or to any Bridge Trademarks. Moneyline shall not, and shall ensure that neither any member of the Moneyline Group nor any Permitted Distributor shall, at any time use or seek to register any trademarks confusingly similar to the Bridge Trademarks in any jurisdiction. If Moneyline or any member of the Moneyline Group becomes aware that any Permitted Distributor is using or seeking to register any trademarks confusingly similar to the Bridge Trademarks in any jurisdiction, Moneyline or a member of the Moneyline Group shall (i) promptly notify Reuters in writing of such activities and (ii) use their commercially reasonable efforts to cause any Permitted Distributor of which it becomes aware to cease and desist using or seeking to register such trademarks and (iii) use their commercially reasonable efforts to cooperate with any actions taken by Reuters or a member of the Reuters Group against a Permitted Distributor that seeks to register or uses such trademarks.

(b)     No Right to Bridge Look and Feel. Following termination of this Agreement in accordance with Article XV, neither Moneyline nor Moneyline Clients shall have any right to continue to use the overall trade dress associated with Bridge products, including the user interface “look and feel” associated as of the date of the execution of this Agreement with BridgeStation and Telerate Workstation, other than market standard displays and functionalities as are commonly used in the industry.

Section 6.02.     Proprietary Software.

(a)     Software License Grants for the Telerate Business. Subject to the terms of Article XIV:

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(i)     Reuters hereby grants to Moneyline a limited worldwide, non-transferable, non-exclusive license to copy and use the Software listed in Exhibit F, Telerate Workstation Version 6.x, the TelerateFeed Version 3.x and 4.x and TelerateFeed SDK (in both “C” and Java versions paired with the compatible version(s) of BridgeFeed server or JEX server software) and the Add-On Software, in Object Code form, and the related Documentation, only for the purpose of operating the Telerate Business during the applicable Software License Term. The license shall be non-assignable (except to a successor in interest or, upon Reuters prior written approval which shall not be unreasonably withheld or delayed, an entity providing outsourcing services related to the Software at issue to Moneyline), and non-sublicensable, except to Moneyline Clients and/or to members of the Moneyline Group who sublicense to Moneyline Clients in each case, as part of its standard services and only in accordance with Section 6.02(e) or 6.03, as applicable.

(ii)     Reuters hereby grants to Moneyline a worldwide, non-exclusive license to copy, use and create Derivative Works based on the following components of Telerate Workstation Version 6.x, in Source Code form, together with the Documentation, for the purpose of operating the Telerate Business during the applicable Software License Term (collectively, whether original works or Derivative Works, “Telerate Workstation 6.x Components”): Container, Analytics/Pages, Bridge Dynamic Data Exchange, AthenaExpress, E-Mail, LookUp, MarketWatch, NewsWatch®, OptionWatch, QuoteLine, Security Strip, Ticker, WebBrowser or Dynamic Portfolio. This license shall also include the right of Moneyline to assemble or compile copies of the Telerate Workstation 6.x Components in Object Code form. The license shall be non-assignable (except to a successor in interest or, upon Reuters prior written approval (which shall not be unreasonably withheld or delayed), an entity providing outsourcing services related to the software at issue to Moneyline), and non-sublicensable, except for the Object Code versions of the foregoing, to Moneyline Clients and/or to members of the Moneyline Group who sublicense to Moneyline Clients in each case, as part of its standard services and only in accordance with Section 6.02(e) or 6.03, as applicable.

(iii)     Reuters hereby represents and warrants that it shall not (a) adversely modify the features, functions or capacity of Telerate WorkStation Version 6.x or any Telerate WorkStation 6.x Component, or (b) rename Telerate Workstation Version 6.x or any other Telerate Workstation 6.x Component, whether by numeric designation or otherwise, in a manner inconsistent with Reuters practices as of the execution date of this Agreement.

(iv)     In respect of the Telerate Channel Software licensed to Moneyline pursuant to Section 6.02(a)(i), the parties agree and acknowledge that if there are future versions of Telerate Channel software, JEX Server Version and, if such future versions of Telerate Channel are reliant upon Bridge Internet Toolkit (“BIT”) as a middleware application, then the license of Telerate Channel Software hereunder shall include solely the middleware functionality of BIT (but not the use of BIT as a toolkit enabling customers to access and redistribute data over web portals) for use in connection with Telerate Channel. While the Moneyline acknowledges that such future versions of the software may not optimally support Telerate services, Reuters agrees to assess the feasibility of including streaming pages into the next version of BIT. If such inclusion is feasible, at Moneyline’s request, Reuters shall undertake to include such functionality into the next version of BIT, and Moneyline will reimburse Reuters for one-hundred percent (100%) of the salary and benefits that Reuters pays personnel to include such functionality.

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(b)     Software License Grants for Bridge Europe & Asia. Subject to the terms of Article XIV:

(i)     Reuters hereby grants to Moneyline a limited non-exclusive, non-transferable license to copy and use the Software listed in Exhibit G, BridgeStation Version 6.x, BridgeFeed Version 3.x and 4.x and BridgeFeed SDK (in both “C” and Java versions paired with the compatible version(s) of BridgeFeed server or JEX server software) and the Add-On Software, in Object Code form and the related Documentation, only for the purpose of operating Bridge Europe & Asia within the Territory during the applicable Software License Term. The license shall be non-assignable (except to a successor in interest or, upon Reuters prior written approval (which shall not be unreasonably withheld or delayed), an entity providing outsourcing services related to the software at issue to Moneyline), and non-sublicensable, except to Moneyline Clients and/or to members of the Moneyline Group who sublicense to Moneyline Clients in each case, as part of its standard services and only in accordance with Section 6.02(e) or 6.03, as applicable.

(ii)     Reuters hereby grants to Moneyline a limited, non-exclusive, non-transferable license to copy, use and create Derivative Works based on and the following components of BridgeStation Version 6.x, in Source Code form, together with the related Documentation, for the purpose of operating Bridge Europe & Asia within the Territory during the applicable Software License Term (collectively, whether original works or Derivative Works, “BridgeStation 6.x Components”): Container, Analytics/Pages, Bridge Dynamic Data Exchange, AthenaExpress, E-Mail, LookUp, MarketWatch, NewsWatch®, OptionWatch, QuoteLine, Security Strip, Ticker, WebBrowser or Dynamic Portfolio. This license shall also include the right of Moneyline to assemble or compile copies of the BridgeStation 6.x Components in Object Code form. The license shall be non-assignable (except to a successor in interest or, upon Reuters prior written approval (which shall not be unreasonably withheld or delayed), an entity providing outsourcing services related to the software at issue to Moneyline), and non-sublicensable, except for the Object Code versions of the foregoing, to Moneyline Clients and/or to members of the Moneyline Group who sublicense to Moneyline Clients in each case, as part of its standard services and only in accordance with Section 6.02(e) or 6.03, as applicable.

(iii)     Reuters hereby represents and warrants that it shall not (a) adversely modify the features, functions or capacity of Bridgestation Version 6.x or any Bridgestation 6.x Component, or (b) rename Bridgestation Version 6.x or any other Bridgestation 6.x Component, whether by numeric designation or otherwise, in a manner inconsistent with Reuters practices as of the execution date of this Agreement.

(c)     No Further Licenses. Except as specifically provided in Sections 6.02(a) and 6.02(b), or Article XXI, the Software shall not be leased, assigned, transferred or sublicensed, in whole or in part.

(d)     Delivery of Licensed Subject Matter. Whenever, pursuant to this Agreement, Reuters is obligated to deliver to Moneyline copies of Software, Reuters shall deliver a copy thereof in either electronically or in on machine-readable media, in accordance with Reuters standard practice for the applicable Software; provided, however, in no event shall Reuters be required to make or deliver any copies of Software to Moneyline Clients nor shall Reuters be required to delivery any copies of Software other than in connection with the specific service for which it is sought.

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(e)     Permitted Distributors Generally. As a pre-condition to making available to distributors operating in the Territory any of the Software or Reuters Transitional Services, Moneyline shall enter into an agreement with any such distributor which contains the minimum terms and conditions set forth on Exhibit A, whereupon such distributor shall be deemed a Permitted Distributor for purposes of this Agreement. Upon the execution of such agreement, Moneyline shall within thirty (30) days certify in writing to Reuters that such Permitted Distributor has entered into a binding distribution agreement with Moneyline that complies with the requirements of this Agreement. Moneyline acknowledges and agrees that it shall cause such Permitted Distributor to and shall be held liable for such Permitted Distributor if such Permitted Distributor fails to (i) operate only in the Territory, (ii) use the sublicensed product in accordance with the terms of this Agreement (including Section 6.03) and (iii) otherwise comply in all respects with the terms of this Agreement (including Exhibit A).

Section 6.03.     Client Agreements. Moneyline shall, and shall cause each member of the Moneyline Group and each Permitted Distributor to, enter into a Client Agreement with each of their respective Moneyline Clients. In addition, each Client Agreement shall contain a generic reference that licensors shall be third party beneficiaries of such Client Agreement.

Section 6.04.     Software Maintenance.

(a)     Supply of Releases. During the applicable Software License Term for the Exhibit F and Exhibit G Software (not including any extension thereof pursuant to Section 6.06) and for three years from the Moneyline Closing Date for Telerate Workstation Version 6.x or BridgeStation Version 6.x, Reuters will provide Moneyline with generally available (i) maintenance releases (including fixes and patches but excluding new functionality) (“Releases”) and (ii) enhancements for use with the licensed versions (but not to any other versions) (“Enhancements”) of the Exhibit F and 6.02(b)(i) Software and the Object Code form of Telerate Workstation Version 6.x and BridgeStation Version 6.x (but not to any other versions), and also other enhancements to the foregoing Software as may be necessary to maintain software compatibility and functionality with the Reuters Network, at the same time they are generally implemented or made generally available to Reuters customers as part of Reuters own business as a commercially launched (rather than an Alpha or Beta or similar test release) product to customers.

(b)     Implementation and Distribution. Moneyline shall be responsible for implementing or distributing any Releases or Enhancements to Moneyline Clients. Moneyline acknowledges that it has no right to cause Reuters to cancel or delay the distribution of any Software to its or any member of the Reuters Group’s respective clients.

(c)     Support for Software. Notwithstanding Section 6.04(a) above, Reuters will make the following additional support commitments relating to Active1, Version 7.1:

(1)     Moneyline acknowledges that development work scheduled for a version of Active1, Version 7.1 that is compatible with BTRS has been completed.

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(2) Reuters will make available to Moneyline whatever language versions of Active1, Version 7.1 are supported by Reuters for its own business.

(3)     Reuters represents that it has made available to Moneyline any enhancements made to Active1, Version 7.1 within the twelve (12) month period following the Moneyline Closing Date.

(4)     Upon Moneyline’s request and subject to reasonable advance notice, Reuters will make available to Moneyline a mutually agreed reasonable number of consulting/development personnel who will be fully dedicated to supporting the installation and customization needs of Moneyline and Moneyline Clients with respect to Active1, Version 7.1, and Moneyline will reimburse Reuters for costs associated with such personnel. The parties agree that Reuters will own any and all rights to technology developed by such personnel and any and all Intellectual Property Rights relating thereto, and that Moneyline and/or Moneyline Clients shall have royalty-free licenses to use such technology for its intended purpose, in accordance with the term and license limitations applicable to Active1, Version 7.1.

(d)     Support for Telerate Workstation Version 6.x. and BridgeStation Version 6.x.

(1)     Reuters maintenance and support obligations with respect to Telerate Workstation Version 6.x and BridgeStation Version 6.x shall terminate on the date that is three years from the Moneyline Closing Date.

(2)     Reuters shall have no obligation to provide support for modifications made to any part of Telerate Workstation Version 6.x or BridgeStation Version 6.x by or on behalf of Moneyline or a member of the Moneyline Group (except for modifications made by Reuters or a member of the Reuters Group). Reuters shall also have no obligation to maintain compatibility of any data feeds or other Software with Telerate Workstation Version 6.x or BridgeStation Version 6.x if any modification to either has been made by Moneyline or a member of the Moneyline Group.

(3)     Reuters maintenance and support obligations with respect to Telerate Workstation Version 6.x and BridgeStation Version 6.x shall apply only to English and Japanese versions of such software. Specific support for Japanese language versions will be provided according to the process defined in Section 4(E) of the Reuters Software Support and Software Development Schedule.

(e)     Add-On Software. In addition to any other requirements applicable to Moneyline’s sublicensing of the Software, Add-On Software (including Active1, Version 7.1) may only be licensed as part of an integrated product offering where each end user is also licensed to use BridgeStation, Telerate Workstation, a TelerateFeed or a BridgeFeed.

(f)     Obsolescence. Notwithstanding Reuters support and maintenance obligations hereunder, Reuters and members of the Reuters Group shall only be required to support the then current standard software releases and configurations supported by Reuters or the applicable member of the Reuters Group in the ordinary course of its business for their own clients.

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Section 6.05.     Protection of Intellectual Property and Proprietary Information.

(a)     Limitations on Use. Except as otherwise expressly provided in this Agreement, Moneyline shall not make any copies of the Software, and Moneyline has no right to and shall not modify, reproduce, copy, reverse compile, disassemble, decode or otherwise reverse engineer any Software.

(b)     Markings. Moneyline shall not remove from any Software any patent, copyright, trademark or other proprietary notices.

(c)     Treatment of Licensed Software. Moneyline shall maintain the licensed Software in confidence, protecting it at least as well as Moneyline protects its own similarly situated proprietary information, but in no event, less than reasonable care, and shall not use it for any purposes other than the purposes contemplated by this Agreement.

(d)     Treatment of Telerate WorkStation Version 6.x Source Code and BridgeStation Version 6.x Source Code. Moneyline acknowledges that the Source Code of Telerate Workstation 6.x Components and of BridgeStation 6.x Components is of high value to Reuters and that the loss of the confidential status of either would cause a substantial loss to Reuters, and Moneyline specifically agrees to maintain in extreme confidence the Source Code of each of Telerate WorkStation Version 6.x and BridgeStation Version 6.x by using at least the same physical and other security measures as Moneyline uses for its own most confidential technical information and documentation. Moneyline further agrees not to disclose the Source Code of the Telerate Workstation 6.x Components or BridgeStation 6.x Components to anyone other than employees or contractors (such contractors to be engaged by a member of the Moneyline Group for development services) who have a need to know or obtain access to such information solely to the extent necessary to support Moneyline’s licensed activities with respect to the Source Code of the Telerate Workstation Version 6.x and BridgeStation Version 6.x and are bound by a written agreement explicitly recognizing that Reuters is third party beneficiary thereof to protect such information against any other use or disclosure.

(e)     Obligated Persons. The obligations of confidentiality contained in this Section 6.05 above will apply to all officers, directors, employees, agents and subcontractors of Moneyline; provided, however, that no officer, director or employee, agent or subcontractor shall be personally liable to Reuters for any breach of the confidentiality obligations provided that Moneyline shall remain liable for the actions of such individual.

(f)     Confidentiality. The foregoing obligations are in addition to the obligations regarding Confidential Information set forth in Article XVI.

Section 6.06.     Legacy Licenses. For the Software set forth on Exhibit I, each of which are licensed to Moneyline pursuant to this Article VI, after the expiration of the applicable Software License Term, Moneyline shall have an additional term of four (4) years to use such Software, provided, however, (i) Reuters shall have no further obligations of any nature to support such Software including any of the support obligations set forth on the Schedules hereto, (ii) Reuters shall have no liability whatsoever to Moneyline or the member of the Moneyline Group or to anyone to whom Moneyline distributes such Software in contravention of the terms of this provision for such Software including the failure of such Software to continue to function and (iii) Moneyline shall no longer have the right to sublicense or distribute additional copies of such Software including to any Moneyline Clients.

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Section 6.07.     License of Self-Sourced EJV Content.

(a)     Reuters hereby grants to Moneyline for a period of three (3) years from the Moneyline Closing Date and subject to the terms and conditions of this Agreement (including Sections 4.02, 6.05 and 14 hereof), the limited, non-exclusive, non-assignable and non-transferable right to receive and use the content which Reuters distributes generally to its clients in connection with the EJV Software to the extent that Reuters has self-sourced any such content without any receipt from or any obligation to, any other third parties in relation to the use, access, storage, or redistribution thereof (“EJV Self-Sourced Content”) and, in all cases, solely in relation to the operation by Moneyline of the Telerate Business. The license shall be non-sublicensable, except as part of its standard services and only in accordance with Sections 6.02(e) or 6.03, as applicable. Moneyline shall ensure that all members of the Moneyline Group, Permitted Distributors or Moneyline Clients, conform to the requirements set forth in Exhibits A and B as applicable including accurate reporting of users and the designation of Reuters as a third party beneficiary and which agreement is subject to the audit provisions set forth in Section 9.03. Moneyline shall be primarily liable for the compliance of all members of the Moneyline Group, Permitted Distributors and Moneyline Clients.

(b)     Editorial Control. Reuters has complete editorial freedom with regard to the form and content of the EJV Self-Sourced Content and may alter the same from time to time.

(c)     Storage – Moneyline. Moneyline may store EJV Self-Sourced Content on those devices and accesses on which the EJV Self-Sourced Content is received until the earlier of (i) such time as the license term for EJV Self-Sourced Content terminates or expires or (ii) such time as this Agreement terminates or expires.

(d)     Storage – Moneyline Clients. Moneyline Clients shall be permitted to store the content until the earlier of (i) such time as the relevant service within the Client Agreement terminates or expires or (ii) such time as the license term for EJV Self-Sourced Content terminates or expires or (iii) such time as this Agreement terminates or expires.

(e)     Moneyline must destroy and use commercially reasonable efforts to ensure that the Permitted Distributors and Moneyline Clients destroy all stored EJV Self-Sourced Content and all copies thereof upon such termination, expiration or cancellation as applicable; provided that Moneyline, the relevant Permitted Distributor or Moneyline Clients may continue to store the EJV Self-Sourced Content for such period as strictly required to comply with any applicable law or regulation.

(f)     The license rights granted under Section 6.07 specifically exclude the right to any data other than EJV Self-Sourced Content, including the related fixed income market data (including market information, bond pricing data and terms and conditions) in relation to those sectors and geographic locations which were part of the EJV product offering as of the Moneyline Closing Date as set forth on Exhibit J, which Moneyline shall be responsible for obtaining from third party Content Providers at Moneyline’s own cost and expense.

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Section 6.08.     License to Redistribute BridgeFeed SDK and TelerateFeed SDK.

(a)     In connection with the TelerateFeed SDK license and the BridgeFeed SDK license set forth in Section 6.02(a)(i) and 6.02(b)(i) and subject to each of paragraph (b) and paragraph (c) below, Reuters hereby grants Moneyline during the Software License Term applicable to the TelerateFeed and BridgeFeed and subject to the terms and conditions of this Agreement (including Sections 4.02, 6.05 and 14 hereof), the limited, non-exclusive, non-assignable and non-transferable right to redistribute by sublicense or allow its Permitted Distributors to redistribute by sublicense the BridgeFeed SDK and TelerateFeed SDK (in “C” and Java versions) that, in each case, solely to Moneyline Clients and solely to permit the applicable Moneyline Client to utilize the BridgeFeed SDK and TelerateFeed SDK for its own internal purposes to access, publish, manipulate and display content from the BridgeFeed and TelerateFeed over such Moneyline Client’s internal systems.

(b)     Moneyline shall enter into a written agreement with each such sub-licensee that is at least as protective of Reuters Intellectual Property Rights as the terms and conditions set forth on Exhibit A or B, as applicable, and provides payment, record-keeping, reporting obligations and audit rights equivalent to those set out in this Agreement. Moneyline agrees to exercise its audit and other rights in, and to enforce such sub-licensee agreements, as reasonably requested by Reuters or as otherwise necessary to protect Reuters rights under this Agreement.

(c)     The parties acknowledge that the Telerate business included the Telerate digital page feed toolkit which was replaced by the TelerateFeed SDK. Bridge Europe & Asia included the BridgeFeed toolkit. Consequently the license of the BridgeFeed SDK and TelerateFeed SDK includes, at no additional cost or documentation, the right of the Moneyline Clients (under the Client Agreement) to use the BridgeFeed SDK and TelerateFeed SDK to create proprietary software applications, which shall be the sole property of the Moneyline Client who was the creator of such software application.

Section 6.09.     Reuters Instrument Codes. For purposes of this Agreement only, Moneyline acknowledges and agrees that (i) the set of codes developed and maintained by the Reuters Group for defining a unique identifier for financial instruments (known as “Reuters Instrument Codes” or “RICs”) are protected by copyrights, database rights and trademarks owned by the Reuters Group and (ii) Moneyline has no right to use, reference or access RICs in any manner without the express written authorization of Reuters. Neither the terms of this Agreement nor the actual provision of any of the Reuters Transitional Services nor any course of dealing between the parties shall be deemed to grant Moneyline an express or implied license to use, reference or access RICs in any way.

Section 6.10.     Software Charges. Reuters shall invoice Moneyline in accordance with the procedures set forth in Article VIII and Moneyline shall pay Reuters the software charges set forth on Reuters Cost and Resource Schedule.

Section 6.11.     Moneyline Intellectual Property Rights.

(a)     The sole and exclusive ownership of, and all right, title and interest in all Intellectual Property Rights of Moneyline, including without limitation, all Intellectual Property Rights arising from or relating to ADD, ESIP Protocol, J tops, and the trade dress and

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copyrights (excluding Reuters or third party content displayed on the Telerate pages) associated with the Telerate pages (an illustrative example of which is attached hereto as Exhibit K) shall belong to Moneyline or the applicable member of the Moneyline Group including Derivative Works (“Moneyline IP”); (provided, however, that Moneyline IP shall not be deemed to include, as a proprietary right of Moneyline, the “trade dress” if any, relating to industry-standard, generic display of data on pages) and neither Reuters nor any member of the Reuters Group shall be deemed to have acquired any proprietary interest in the Moneyline IP as a result of this Agreement.

(b)     License Grant. Moneyline hereby grants to Reuters a limited non-exclusive non-transferable license to the Moneyline IP, only for the purpose of providing the Reuters Transitional Services during the term of the Agreement. The license shall be non-assignable (except to a successor in interest, or to a member of the Reuters Group or a Third Party Service Provider for the purpose of providing the Reuters Transitional Services). The licenses granted in this Article VI are the only licenses being granted in this Agreement. And any license of Moneyline IP is only a license to that Moneyline IP and does not imply a license to anything other than as specifically set forth in such license.

(c)     Markings. No member of the Reuters Group shall remove from any Moneyline IP any patent, copyright, trademark, or other proprietary notice.

(d)     Limitations of Use. Except as necessary to provide the Reuters Transitional Services, no member of the Reuters Group shall make any copies of the Moneyline IP, nor shall they have any right to, and they shall not, modify, reproduce, copy, reverse compile, disassemble, decode or otherwise reverse engineer any Moneyline IP.

(e)     Treatment of the Moneyline IP. Reuters shall maintain the Moneyline IP in confidence, protecting it at least as well as Reuters protects its own similarly situated proprietary information, and shall not use it for any purposes other than the purposes contemplated by this Agreement.

(f)     Obligated Persons. The obligations of confidentiality contained in Section 6.11(d) above will apply to all officers, directors, employees, agents and subcontractors of Reuters; provided, however, that no officer, director or employee, agent or subcontractor shall be personally liable to Moneyline for any breach of the confidentiality obligations provided that Reuters shall remain liable for the actions of such individual.

(g)     Confidentiality. The foregoing obligations are in addition to the obligations regarding Confidential Information set forth in Article XVI.

ARTICLE VII

SHARED SITES

Section 7.01.     Shared Sites Defined. For purposes of this Agreement, a “Shared Site” is any CPE and telecommunication connections at a client’s site that acts as a single point of access through which a client receives services from both a member of the Reuters Group and a member of the Moneyline Group or a Permitted Distributor. The parties agree that:

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(a)     As part of the Reuters Transitional Services, Reuters shall own the CPE and contract for the telecommunications connections for Shared Sites located in North America; and

(b)     As part of the Moneyline Transitional Services, Moneyline shall own the CPE and contract for the telecommunications connections for Shared Sites located in the Territory.

Section 7.02.     Exclusive Site Defined.

(a)     For purposes of this Agreement, an “Exclusive Site” is one or more CPEs and telecommunication connections at a client’s site that act as a single point of access through which a client receives services from either a member of the Reuters Group or a member of the Moneyline Group (including a Permitted Distributor), but not from both.

(b)     If a client of a Shared Site cancels all services received through that Shared Site from Moneyline, then the Shared Site automatically becomes a Reuters Exclusive Site. If a client of a Shared Site cancels all services received through that Shared Site from Reuters, then the Shared Site automatically becomes a Moneyline Exclusive Site.

(c)     A Shared Site that becomes a Reuters Exclusive Site or a Moneyline Exclusive Site, as the case may be, shall remain a Reuters Exclusive Site or a Moneyline Exclusive Site, as the case may be, and cannot be reverted to a Shared Site. In other words, neither Reuters nor Moneyline (nor members of their respective Groups or Permitted Distributors) may provide their respective clients with services utilizing CPE or telecommunications facilities that are being used exclusively by the other party to provide services to its own clients.

Section 7.03.     Shared Sites Become Moneyline Exclusive Sites.

(a)     Upon notification by a client of a Shared Site in which the CPE is owned by Reuters pursuant to Section 7.01 that such client wishes to cancel all of the Reuters services to such Shared Site – so that such Shared Site becomes a Moneyline Exclusive Site – Reuters shall notify Moneyline of such cancellation and Moneyline shall have the opportunity to purchase the CPE at the Fair Market Value. If Moneyline makes such purchase, after Moneyline assumes obligations of the CPE including payment obligations, Reuters shall immediately cease charging Moneyline and members of the Moneyline Group for all telecommunications circuits arising from and after the date of the cancellation. In the event Moneyline does not purchase the CPE, Reuters will remove the CPE from the Shared Site. Further, in the event Moneyline does not take assignment of the telecommunication circuits, Reuters will cancel the telecommunication circuits.

(b)     Upon notification by a client of a Shared Site in which the CPE is owned by Moneyline pursuant to Section 7.01 that such client wishes to cancel the Reuters services to such Shared Site – so that such Shared Site becomes a Moneyline Exclusive Site – Reuters shall notify Moneyline of such cancellation and Moneyline shall retain ownership and management of CPE and telecommunications circuits of such Shared Site.

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(c)     If Moneyline desires to convert a Shared Site in which the CPE is owned by Reuters pursuant to Section 7.01 into a Moneyline Exclusive Site, it may at any time notify Reuters of its intention and order and install at its own cost and expense independent telecommunications circuits, connections or related requirements and CPE for the delivery of Moneyline services to the client; provided, however, that the parties agree that the telecommunications provider shall be responsible for, and shall manage, the add/delete process for circuits, connections and related requirements.

(d)     At such time a Shared Site becomes a Moneyline Exclusive Site, Reuters Transitional Service obligations shall be reduced to the standard Reuters Transitional Services provided to other Moneyline Exclusive Sites.

Section 7.04.     Shared Site Becomes a Reuters Exclusive Site.

(a)     Upon notification by a client of a Shared Site owned by Moneyline pursuant to Section 7.01 that such client wishes to cancel all of the Moneyline services to such Shared Site – so that such Shared Site becomes a Reuters Exclusive Site – Moneyline shall notify Reuters of such cancellation and Reuters shall have the opportunity to purchase the CPE at the Fair Market Value. If Reuters makes such purchase, after Reuters assumes obligations of the CPE including payment obligations, Moneyline shall immediately cease charging Reuters and members of the Reuters Group for all telecommunications circuits arising from and after the date of the cancellation. In the event Reuters does not purchase the CPE, Moneyline will remove the CPE from the Shared Site. Further, in the event Reuters does not take assignment of the telecommunication circuits, Moneyline will cancel the telecommunication circuits.

(b)     Upon notification by a client of a Shared Site owned by Reuters pursuant to Section 7.01 that such client wishes to cancel the Moneyline services to such Shared Site – so that such Shared Site becomes a Reuters Exclusive Site – Moneyline shall notify Reuters of such cancellation and Reuters shall retain ownership and management of CPE and telecommunications circuits of such Shared Site.

(c)     If Reuters desires to convert a Shared Site owned by Moneyline pursuant to Section 7.01 into a Reuters Exclusive Site, it may at any time notify Moneyline of its intention and order and install at its own cost and expense independent telecommunications circuits, connections or related requirements and CPE for the delivery of Reuters services to the client; provided, however, that the parties agree that the telecommunications provider shall be responsible for, and shall manage, the add/delete process for circuits, connections and related requirements.

(d)     At such time a Shared Site becomes a Reuters Exclusive Site, Reuters shall no longer be required to provide Reuters Transitional Services with respect to such Reuters Exclusive Site.

Section 7.05.     Moneyline Exclusive Sites to Reuters Exclusive Sites.

In the event a client at a Moneyline Exclusive Site decides to cancel receipt of Moneyline services and order Reuters services, Moneyline shall cancel the telecommunications circuits and remove the CPE. Reuters shall be responsible for ordering new telecommunications circuits, connections and related requirements and installing its own CPE at its own cost and expense; provided, however, that the parties agree that the telecommunications provider shall be responsible for, and shall manage, the add/delete process for circuits, connections and related requirements.

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Section 7.06.     Reuters Exclusive Sites to Moneyline Exclusive Sites.

In the event a client of a Reuters Exclusive Site decides to cancel receipt of Reuters services and order Moneyline services, Reuters shall cancel the telecommunications circuits and remove the CPE. Moneyline shall be responsible for ordering new telecommunications circuits, connections and related requirements and installing its own CPE at its own cost and expense; provided, however, that the parties agree that the telecommunications provider shall be responsible for, and shall manage, the add/delete process for circuits, connections and related requirements.

Section 7.07.     Infrastructure Issues.

(a)     If a Shared Site requires new telecommunication circuits, changes to client site architecture and configuration or similar, any out-of-pocket costs relating to such changes and upgrades shall be borne equally by Moneyline and Reuters.

(b)     The determination of the Technical Account Manager assigned by the party who owns the CPE at the Shared Site pursuant to Section 7.01 shall be determinative for purposes of deciding whether any changes or upgrades to a Shared Site are required and both parties shall consult, cooperate and coordinate with the other on all such changes and upgrades.

ARTICLE VIII

INVOICING AND PAYMENT

Section 8.01.     Payment Terms. Each party hereby agrees to pay the cost and charges for the Services as forth in the Reuters Cost and Resource Schedule and the Moneyline Cost and Resource Schedule and/or as set forth in the Schedules to this Agreement applicable to such Services. Any amount not paid when due as set forth in this Agreement will bear interest until paid at a rate of interest equal to the prime lending rate established from time to time by Citibank N.A. (or any successor thereto) plus two percent (2%) which shall continue to accrue up to and after a judgment by any court, arbiter or expert until the date of actual payment.

Section 8.02.     Invoices. Unless otherwise specified in this Agreement or the applicable Schedule, each party shall invoice (the “Invoicing Party”) the other party (the “Paying Party”) for all charges hereunder and such invoice shall be paid by the Paying Party no later than thirty (30) days after the date of issuance of such invoice.

Section 8.03.     Taxes and Duties; Setoff. All sums payable by the Service Recipient or the applicable member of such Service Recipient’s Group to a Service Provider or the applicable member of the Service Provider’s Group or a Third Party Service Provider pursuant to the terms of this Agreement shall be (i) paid free and clear of all deductions or withholdings on account of Indemnified Taxes, except as may be required by any applicable law; provided, however, that the parties shall timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) taxes; provided, further, in the event that

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any payment is subject to a withholding or deduction required by law, the applicable Service Provider shall be entitled to receive from the applicable Service Recipient and the applicable members of its Group all reasonable assistance to enable it to obtain a credit or refund in respect of such withholding or deduction; and (ii) exclusive of amounts in respect of value added tax (“VAT”) which shall be paid in addition to such amount by the applicable Service Recipient on issue of a valid VAT invoice or equivalent document at the rate and in the manner from time to time being prescribed by law.

Except for credits, if any, which may be owed to a Service Recipient due to a failure to meet one or more Service Levels, neither party shall have the right to set off against any amounts owed under this Agreement.

Section 8.04.     Disputed Invoices. If during the period prior to the due date for payment of an invoice, the Paying Party in good faith disputes the accuracy or legitimacy of any charge or invoice, such party shall promptly notify the Invoicing Party of such dispute. All amounts shall be paid by the due date of the invoice. Any amounts disputed in good faith shall be paid by the applicable due date to the Invoicing Party which shall deposit such disputed amounts into an escrow account established for such purpose pursuant to an Escrow Agreement to be entered into by the parties within thirty (30) days after the date hereof. If either party in good faith disputes the accuracy or legitimacy of any charge or invoice after payment has been made on such invoice, such party shall promptly notify the other party of such good faith dispute at the time it becomes aware of such dispute at any time during the 180 day period commencing the date of issuance of such invoice. Subject to the audit rights set forth in Section 9.01, a party’s failure to so notify the other party within such 180 day period shall be deemed as an acceptance of such invoice. To the extent that the dispute cannot be resolved between Reuters and Moneyline as set forth in Section 17.01, the parties shall seek to resolve the matters in dispute in accordance with Section 17.02 hereof.

Section 8.05.     Records. Each party shall maintain complete and accurate records of, and supporting documentation for, the amounts billable to and payments made by the Paying Party hereunder, sufficient detail to permit compliance with Article IX. Each party agrees to cause the Invoicing Party to provide the Paying Party with documentation and other information with respect to each invoice as may be reasonably requested by the Paying Party to verify accuracy and compliance with the provisions of this Agreement.

Section 8.06.     Tax Indemnity. Reuters and Moneyline shall cause and shall cause each applicable Service Recipient to indemnify the applicable Service Provider, the members of the Service Provider’s Group and any Third Party Service Provider and their respective representatives, directors, officers, employees, contractors and agents from and against any liability for Indemnified Taxes. In the event any Indemnified Taxes are required to be paid in connection with services pursuant to this Section 8.06, the Service Provider shall notify the applicable Service Recipient in writing of any liability for Indemnified Taxes for which the Service Provider is entitled to indemnification. The Service Recipient shall pay such statements within thirty (30) days of receipt thereof.

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ARTICLE IX

AUDITS

Section 9.01.     Invoice Audits. The Paying Party, upon giving the other party thirty (30) days written prior notice (except if such audit notice is delivered in November or December of any year during the Term, in which case such notice shall be given not less than sixty (60) days prior to the date of the audit), shall have the right to have an independent third party from a top four (4) nationally recognized accounting firm who shall be subject to a reasonably acceptable confidentiality and non-disclosure agreement of the Invoicing Party to inspect, audit, copy, review and analyze such other party’s books and records as reasonably necessary to substantiate any fees and expenses incurred by the Paying Party hereunder, during business hours at the Invoicing Party’s place of business. The Invoicing Party shall be obligated to provide all such material documentation and information requested.

Such inspection (i) shall occur no more than one time per year, unless the Paying Party has demonstrated, through an audit as described above, overbilling by the Invoicing Party in excess of five percent (5%) of the amount actually required to be paid, and then up to twice per year, (ii) will not commence any later than two (2) years subsequent to the termination of this Agreement, (iii) will be limited to the Invoicing Party’s book and records for the three years prior to the date of the audit notice, (iv) will be restricted to the Invoicing Party’s books and records after the Moneyline Closing Date, (v) shall prohibit the Paying Party from reauditing any of the Invoicing Party’s books and records which it has already audited and (vi) the Paying Party shall bear the cost of the inspection and audit; provided, however, that in the event during the course of an audit of the Invoicing Party, the Paying Party finds evidence which suggests that the Invoicing Party has engaged in unauthorized activities, improper record keeping or overbilling of payments in excess of five percent (5%) of the amount required to be paid by the Paying Party, such evidence is presented to the Invoicing Party, and the Invoicing Party is unable to reconcile such evidence after being given a reasonable period of time in which to do so, then such cost shall be borne by the Invoicing Party. All overpayments shall be promptly remitted to the Paying Party, together with interest at the prime lending rate established from time to time by Citibank N.A. (or any successor thereto) plus two percent (2%).

Section 9.02.     Service Level Audits. Service Recipient may, at its discretion, audit Service Provider for compliance with Service Levels and reporting requirements. Such audit shall occur no more than once per year and the cost of such audit shall be borne by the Service Recipient. Any dispute relating to such Service Level audit shall be resolved in accordance with Section 17.03 below. In connection with any resolution of such dispute by the Industry Expert pursuant to Section 17.03, the Industry Expert shall issue a written report to the parties setting forth its findings, conclusions and recommendations for changes, if any, in the Service Provider’s practices. Any Industry Expert shall deliver a reasonably acceptable confidentiality and non-disclosure agreement to the Service Provider prior to being granted access to its operations. In the event a dispute arises of or relating to Article III that cannot be resolved in accordance with Section 17.01, such dispute shall be resolved in accordance with Section 17.03.

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Section 9.03.     Service Recipient Audits. In the event Reuters is able to provide Moneyline with reasonable evidence that a Permitted Distributor, Moneyline or a Moneyline Client is violating Reuters Intellectual Property Rights in and to the Software, Reuters may send a written demand to Moneyline (together with the evidence) to audit the applicable Permitted Distributor and each Moneyline Client and to allow an independent third party auditor (who shall be subject to a mutually agreeable confidentiality agreement), upon reasonable prior notice, to inspect, audit, monitor and analyze the systems, books, records and activities of Moneyline and each member of the Moneyline Group as reasonably necessary to substantiate the adequacy and completeness of the compliance by Moneyline, the members of the Moneyline Group, each Moneyline Client and each Permitted Distributor with the provisions of this Agreement, including each such party’s (i) compliance with the use of Software and (ii) fulfillment of any of its obligations necessary to receive any of the Reuters Transitional Services including obtaining the necessary consents and licenses. Such inspection (i) to the extent Reuters is able to conduct the audit by checking internal systems such as MIS and Vantive without disrupting Moneyline’s operations, shall occur once per month or as frequently as Reuters deems reasonably necessary to appropriately monitor the use of such Software, but in no event more than once per week; and (ii) will not commence any later than two (2) years subsequent to the termination of the Agreement. Reuters shall bear the cost of the inspection and audit; provided, however, that if as a result of such audit, Reuters discovers that Moneyline, a Permitted Distributor or a Moneyline Client has substantially failed to comply with the material provisions of this Agreement then Moneyline shall bear the cost of the audit.

Further, if as a result of such audit, Reuters discovers that Moneyline, a Permitted Distributor or a Moneyline Client has failed to comply with the provisions of this Agreement then Moneyline shall, or shall use its commercially reasonable efforts to cause a Moneyline Client or Permitted Distributor to, cure such breach within thirty (30) days of Reuters written notice describing the alleged breach in a reasonable detail; provided however, that if the alleged breach is related to an unauthorized use or disclosure of the Software, the cure period set forth above shall be ten (10) days.

Section 9.04.     User Count Audits. Moneyline and Reuters, upon giving the other party thirty (30) days prior written notice (except if such notice is delivered in November or December of any year during the Term, in which case such notice shall be given not less than sixty (60) days prior to the date of the audit), shall have the right to have an independent third party who shall be subject to a reasonably acceptable confidentiality and non-disclosure agreement of the audited party to inspect, audit, copy and analyze such other party’s books, systems, and records as reasonably necessary to substantiate any Licensed User and Ticker Plant User count numbers used for the calculations set forth in the Reuters Cost and Resource Schedule and Moneyline Cost and Resource Schedule, during business hours at the other party’s place of business. Such inspection (i) shall occur no more than four times per year, (ii) will not commence any later than two (2) years subsequent to the termination of this Agreement and (iii) the party initiating the inspection shall bear the cost of the inspection and audit; provided, however, that in the event during the course of an audit, a party finds evidence that the other party has inaccurately stated its Licensed User and Ticker Plant User count numbers by more than 10 percent (10%) of the number actually reported by such party, and such party is unable to reconcile such evidence after being given a reasonable period of time in which to do so, then such cost shall be borne by the party being audited and not the party which initiated the audit. The party which inaccurately understated its Licensed User and Ticker Plant User count numbers and therefore underpaid any amounts owed shall promptly remit any payments to the other party together with interest at the prime lending rate established from time to time by Citibank N.A. (or any successor thereto) plus two percent (2%).

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ARTICLE X

PRODUCT DIFFERENTIATION

Section 10.01.     Telerate Product Differentiation. During the period Reuters is providing Services hereunder, the Moneyline Group may not sell in North America (or globally with respect to Telerate Channel) any information service existing as of the Moneyline Closing Date (including Telerate Channel) if such information service: (i) utilizes the Reuters Transitional Services, (ii) contains equity content and (iii) does not also include in that service the highest level of fixed income, commodities, energy and foreign exchange content and analytics (the “Telerate Content”) offered in any of Moneyline’s then current service offerings that also contain substantially the same equities content and/or analytics. Notwithstanding the foregoing, the parties agree and acknowledge that (i) currently existing offerings (such as Telerate Energy, Telerate Municipals and Telerate North America) targeting specific markets as such products are currently constituted shall not be subject to the foregoing restriction, and (ii) Moneyline shall not be prohibited from selling its non-equity content to Permitted Distributors. This Section 10.01 shall apply to any offerings of Moneyline existing as of the Moneyline Closing Date and to any other offerings during the Term.

Section 10.02.     Reuters Product Differentiation.

(a)     For the period of twenty-four (24) months from the date of the Moneyline Purchase Agreement, the Reuters Group may not sell the BridgeStation Version 6.x or BridgeFeed services on a stand-alone basis (i.e., without any other product components) in the Territory.

(b)     For the avoidance of doubt, but without intending to limit the obligations of Reuters under this Section 10.02, in no event shall Reuters be restricted in any way by this Agreement in the manner it operates any of its business other than the Reuters/Bridge Business.

Section 10.03.     Bridge Redistribution.

(a)     Reuters shall have the exclusive right to sell and market Bridge Channel and WDK globally both for internal customer use and for consumer internet applications; provided, however, that the foregoing shall not limit Moneyline or a member of the Moneyline Group from using WDK as specified in Section 6.02(a)(iv), subject to the restrictions set forth therein.

(b)     During the period Reuters is providing Services hereunder, the Moneyline Group may not sell or market any Bridge services for customer redistribution to third parties (either B2B2B or B2B2C), other than Permitted Distributors that, in turn, prohibit customer redistribution. For the avoidance of doubt, the foregoing restriction shall not apply to Telerate services (including Telerate Channel), provided that the requirements set forth in Section 10.01 above (Telerate Product Differentiation) are met.

For the avoidance of any doubt, this Section 10.03 shall not apply to Telerate Feed or WDK that include Telerate Content; provided, however, that such services are subject to Section 10.01.

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ARTICLE XI

COVENANTS

Section 11.01.     Reuters Covenants. Reuters hereby covenants on behalf of itself and each member of the Reuters Group:

(a)     to take all reasonable steps to ensure that its employees’ ability to access confidential information of Moneyline or a member of the Moneyline Group is limited to the extent reasonably possible and to require any employees who have access to the confidential information of Moneyline or a member of the Moneyline Group to execute standard confidentiality agreements;

(b)     that as soon as practicable after Reuters or any member of the Reuters Group reasonably determines that it has the technical capability to provide to Reuters and the applicable members of the Reuters Group any Moneyline Transitional Service provided hereunder or can contract with a third party to receive any Moneyline Transitional Service on commercially reasonable terms, Reuters shall terminate this Agreement with respect to such Moneyline Transitional Service in accordance with the provisions of Section 15.03;

(c)     that Reuters and the members of the Reuters Group are responsible for and shall cause and maintain for their own benefit (i) commercial general liability insurance coverage with respect to the operations to be conducted by Reuters utilizing the Moneyline facilities and Moneyline Transitional Services to be provided hereunder and (ii) all insurance coverage, required by Federal, State or local law, including workers’ compensation insurance and employer’s liability coverage for all employees of Reuters and members of the Reuters Group who utilize Moneyline facilities and Moneyline Transitional Services;

(d)     if Reuters or a member of the Reuters Group receives payments from Moneyline Clients for Moneyline’s services, the applicable members of the Reuters Group will remit such payments to Moneyline or members of the Moneyline Group, as applicable, as promptly as practicable;

(e)     Reuters and members of the Reuters Group will comply with all applicable federal, state and local laws and regulations and obtain and maintain all required licenses and consents to receive and use the Moneyline Transitional Services;

(f)     Reuters shall and shall cause all members of the Reuters Group to comply with the terms of this Agreement; and

(h)     Reuters shall, and shall ensure that the applicable member of the Reuters Group ensure that its or their respective personnel shall, comply with reasonable security, confidentiality and operational requirements at the Facilities and Equipment Locations and any other part of the Moneyline network as notified in writing (including by way of reasonably prominent notice) to Reuters or a member of the Reuters Group by Moneyline or the applicable member of the Moneyline Group.

Section 11.02.     Moneyline Covenants. Moneyline hereby covenants on behalf of itself and each member of the Moneyline Group:

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(a)     to take all reasonable steps to ensure that its employees’ ability to access confidential information of Reuters or a member of the Reuters Group is limited to the extent reasonably possible and to require any employees who have access to the confidential information of Reuters or a member of the Reuters Group to execute standard confidentiality agreements;

(b)     that as soon as practicable after Moneyline or any member of the Moneyline Group reasonably determines that it has the technical capability to provide to Moneyline and the applicable members of the Moneyline Group any Reuters Transitional Service provided hereunder or can contract with a third party to receive any Reuters Transitional Service on commercially reasonable terms, Moneyline shall terminate this Agreement with respect to such Reuters Transitional Service in accordance with the provisions of Section 15.02;

(c)     that Moneyline and the members of the Moneyline Group are responsible for and shall cause and maintain for their own benefit (i) commercial general liability insurance coverage, with respect to the operations to be conducted by Moneyline utilizing the Reuters facilities and Reuters Transitional Services to be provided hereunder and (ii) all insurance coverage required by Federal, State or local law, including workers’ compensation insurance and employer’s liability coverage for all employees of Moneyline and members of the Moneyline Group who utilize Reuters facilities and Reuters Transitional Services;

(d)     if Moneyline or a member of the Moneyline Group or any Permitted Distributor receives payments from customers of Reuters or members of the Reuters Group for Reuters services, the receiving party will remit such payments to Reuters or members of the Reuters Group as promptly as practicable;

(e)     Moneyline and members of the Moneyline Group and all Permitted Distributors will comply with all applicable federal, state and local laws and regulations and obtain and maintain all required licenses and consents to receive and use the Reuters Transitional Services;

(f)     Moneyline shall be solely responsible for ensuring the delivery of all the Moneyline Exclusive Content to the Reuters Network;

(g)     Moneyline shall and shall cause all members of the Moneyline Group and all Permitted Distributors to comply with the terms of this Agreement;

(h)     Moneyline shall, and shall ensure that the applicable member of the Moneyline Group ensure that its or their respective personnel shall, comply with reasonable security, confidentiality and operational requirements at the Facilities and Equipment Locations and any other part of the Reuters Network as notified in writing (including by way of reasonably prominent notice) to Moneyline or a member of the Moneyline Group by Reuters or the applicable member of the Reuters Group;

(i)     In relation to Reuters Office Automation Network or any other part of the Reuter Network, Moneyline shall be responsible for ensuring that: (i) all employees and contractors of any member of the Moneyline Group or any Permitted Distributor are subject to confidentiality requirements at least on the same terms as those under the Agreement; and (ii) that all such employees and contractors are aware of and comply with Reuters security and operational requirements. Moneyline shall be responsible for all and any failures by employees and contractors of any member of the Moneyline Group or any Permitted Distributor to comply with Reuters security, confidentiality or operational requirements.

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(j)     Moneyline shall, and shall cause each member of the Moneyline Group and each Permitted Distributor to, transfer and assign to Reuters, or to one or more members of the Reuters Group designated by Reuters, all contracts (whether written or oral) between any member of the Moneyline Group or any Permitted Distributor (or any Affiliate of Bridge from whom a member of the Moneyline Group or Permitted Distributor acquired assets related to the sale or distribution of BridgeChannel or TelerateChannel) and Moneyline Clients in the Territories pursuant to which contracts Moneyline Clients were receiving the BridgeChannel service as of the Moneyline Closing Date (the “BridgeChannel Contracts”), a complete list of which is attached as Exhibit N hereto. The parties agree that Moneyline agreed that no additional consideration from Reuters is required for such assignment. The parties further agree that Reuters is entitled to all the benefits of the BridgeChannel Contracts from the Moneyline Closing Date to the effective date of any assignment or transfer to Reuters. For purposes of Section 15.04 of this Agreement, a breach by Moneyline of this Section 11.02(j) shall not be considered “material”.

Section 11.03.     Limitation on Obligations.

(a)     Except as specifically provided in this Agreement or a schedule hereto, neither the Service Provider nor a member of the Service Provider’s Group shall be required to verify the accuracy of any requests for Services submitted by the Service Recipient or any member of the Service Recipient’s Group or that any such orders have been appropriately authorized within the Service Recipient’s organization or any member of the Service Recipient Group’s organization;

(b)     neither the Service Provider nor any member of the Service Provider’s Group or its or their employees shall be required to participate in the Service Recipient’s or a member of the Service Recipient Group’s sales, pre-sales or client development activities; and

(c)     Reuters acknowledges and agrees that Moneyline is the sole owner of legacy Telerate infrastructure or products that pre-date the integration by Bridge of the Telerate Business including as set forth on Exhibit L, ADDs, SPS, and the Telerate authorization systems (TWAS) and any related systems designed to integrate the legacy systems into the Reuters Network or system including the ADD server and page manipulation software and any related new functionality or enhancements and in no event shall Reuters or a member of the Reuters Group or its or their respective employees be required to provide any Services in relation thereto. For the avoidance of doubt, all content, data, results and products derived from any or all of the foregoing are the sole property of Moneyline and Reuters has no right therein or thereto. To the extent that Reuters or any member of the Reuters Group have, prior to the Effective Date, supported the legacy Telerate infrastructure or products and Reuters desires to cease such support, Reuters shall notify Moneyline in writing at least thirty (30) days prior to the effective date of such termination and shall cooperate reasonably with Moneyline to transfer all support obligations to Moneyline or its designee or the Reuters Transitional Employees.

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ARTICLE XII

REPRESENTATIONS AND DISCLAIMER OF WARRANTIES, LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 12.01.     Authority. Each party represents that it has the requisite corporate authority to enter into this Agreement and to execute, deliver and perform its obligations under this Agreement.

Section 12.02.     No Conflict. Each party represents and warrants that such party’s entry into and performance under this Agreement will not conflict with, violate or be prevented by its charter or by-laws or any other agreements to which such party is a party.

Section 12.03.     Disabling Device. Reuters represents and warrants that prior to delivery, it shall scan the Software licensed pursuant to Article VI in accordance with its own standard practice for scanning licensed software and it shall not knowingly install any “virus,” “lockup,” “time-bomb,” “worm,” or “key lock” device or program, or disabling code.

Section 12.04.     Title to Property. Reuters represents that it has all right, title and interest in and to the Intellectual Property Rights necessary to provide the Reuters Transitional Services and to enable Reuters to comply with Article VI of this Agreement and that its execution of this Agreement does not violate any contract to which it currently is a party or violate the rights of any third parties. Reuters further represents that fulfilling its obligations under this Agreement (i) does not now and will not infringe upon or violate any copyright, patent, trade secret, contract right or other third party right, and (ii) does not now and will not violate any federal, state, or local law or regulation.

Section 12.05.     Responsibility for Errors and Omission of Services; Remedies for Errors and Omissions of Services.

(a)     Except as otherwise expressly provided in this Article XII, the sole responsibility of the applicable Service Provider (including any member of the Service Provider’s Group) to the Service Recipient or any member of the Service Recipient’s Group for errors or omissions in the respective Services provided hereunder, other than any credits or other remedies set forth in Schedules in 3.01 and 3.02, shall be to use its commercially reasonable efforts to make such Services available and/or to resume performing such Services as promptly as reasonably practicable or, in the case of data processing and common support services, to furnish correct information, payment and/or adjustment to such Services, in each case at no additional cost or expense to the Service Recipient; provided, that the Service Recipient shall promptly notify the applicable Service Provider of any such errors or omissions.

Section 12.06.     Liability for Services. Neither Reuters nor any member of the Reuters Group nor, to the extent applicable, Moneyline nor any member of the Moneyline Group shall be liable for any failure to provide a Service or any errors or omissions in providing such Service if, but only to the extent that:

(i)     the Service Recipient fails to use a Service in accordance with agreed procedures or specified manuals or otherwise in accordance with the reasonable instructions of the Service Provider;

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(ii)     the failure, error or omission is due to changes or modifications, (whether or not such changes were made by the Service Recipient) to software, hardware or other systems utilized by such Service Recipient unless such changes or modifications are made by or pursuant to and in accordance with the explicit instructions of the Service Provider;

(iii)     the failure, error or omission in providing Services is caused by faults in the software and systems procured by the Service Recipient other than from the Service Provider; or

(iv)     a reduction in the Service Level or failure to provide a Service is directly attributable to an act or omission by the Service Recipient.

Section 12.07.     REUTERS DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE XII OF THIS AGREEMENT, REUTERS, ON BEHALF OF ITSELF, EACH MEMBER OF THE REUTERS GROUP AND ANY THIRD PARTY SERVICE PROVIDER, DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SOFTWARE, EJV SELF-SOURCED CONTENT AND THE SERVICES. REUTERS MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE. IN ADDITION, REUTERS MAKES NO WARRANTY, EXPRESS OR IMPLIED AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE EJV SELF-SOURCED CONTENT.

Section 12.08.     MONEYLINE DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE XII OF THIS AGREEMENT, MONEYLINE, ON BEHALF OF ITSELF, EACH MEMBER OF THE MONEYLINE GROUP AND ANY THIRD PARTY SERVICE PROVIDER, DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES AND/OR THE MONEYLINE IP. MONEYLINE MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES AND/OR THE MONEYLINE IP FOR ANY PURPOSE OR USE.

Section 12.09.     Limitation of Liability; Indemnification of Moneyline.

(a)     Except as expressly set forth in Article III or in Sections 12.09(b) or 23.02(c) hereof, neither Reuters nor any member of the Reuters Group nor any Third Party Service Provider of Reuters shall have any liability to Moneyline, any member of the Moneyline Group or any third party with respect to any claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, assessments, charges, demands, settlement amounts or judgments of any kind or nature whatsoever, including reasonable attorneys’ fees and including claims by third parties (individually, a “Loss” and collectively, “Losses”) arising from or with respect to the furnishing of any Reuters Transitional Services and Software licenses hereunder.

(b)     Subject to the limitations provided in Section 12.05 and in addition to its obligations under Section 23.02(c), Reuters shall be solely liable and responsible for, and shall indemnify and hold harmless Moneyline, the members of the Moneyline Group, and its

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directors, officers and employees from, any and all Losses arising from (i) any material breach by Reuters or any member of the Reuters Group under this Agreement, (ii) the gross misconduct or willful misconduct of Reuters or any member of the Reuters Group with respect to the performance of the Reuters Transitional Services to be provided hereunder, (iii) any and all Losses relating to third-party claims arising from or with respect to the furnishing of any Moneyline Transitional Services except to the extent covered by clauses (i) or (ii) of this Section 12.09(b), (iv) any and all Losses arising from claims made by Reuters customers relating to the provision by Moneyline of any billing and collection services and (v) any claims arising from the failure of Reuters to obtain such consents, licenses, sublicenses or approvals necessary for the performance of the Moneyline Transitional Services, and (vii) any unlawful termination of a Reuters Transitional Employee.

(c)     Upon termination of this Agreement, Reuters and any members of the Reuters Group and any Third Party Service Provider of Reuters shall be obligated to return to Moneyline or any members of the Moneyline Group, (i) immediately, all Moneyline IP and shall immediately cease use of all Moneyline IP unless otherwise agreed in writing by Moneyline, (ii) immediately return to Moneyline and delete from all Reuters system all historical data derived from Moneyline Exclusive Content and (iii) as soon as is reasonably practicable, any equipment or other property of Moneyline or any member of the Moneyline Group relating to the terminated Reuters Transitional Services which is in its control or possession.

Section 12.10.     Limitation of Liability; Indemnification of Reuters.

(a)     Except as set forth in Article III or Sections 12.10(b) or 23.02(c), neither Moneyline nor any member of the Moneyline Group nor any Third Party Service Provider of Moneyline shall have any liability to Reuters, any member of the Reuters Group or any third party with respect to any Losses arising from or with respect to the furnishing of any Moneyline Transitional Services or Moneyline IP hereunder. (b)     Subject to the limitations provided in Section 12.05 and in addition to its obligations set forth in Section 23.02(c), Moneyline shall be solely liable and responsible for, and shall indemnify and hold harmless Reuters, the members of the Reuters Group, and its directors, officers and employees from, (i) any and all Losses arising from any material breach by Moneyline or any member of the Moneyline Group under this Agreement, (ii) any and all Losses arising from gross negligence or willful misconduct of Moneyline or any member of the Moneyline Group with respect to the performance of the Moneyline Transitional Services to be provided hereunder, (iii) any and all Losses arising from or related to claims made by Content Providers arising from (a) the distribution of content by Reuters on behalf of Moneyline or a member of the Moneyline Group to Moneyline Clients or Permitted Distributors or (b) a Moneyline Group reporting or payment obligations to such Content Providers relating to the business of Moneyline, (iv) any and all Losses relating to third-party claims including claims by Moneyline Clients, arising from or with respect to the furnishing of any Reuters Transitional Services except to the extent covered by clauses (i) or (ii) of this Section 12.10(b), (v) any and all Losses arising from or related to claims made by Moneyline Clients relating to the provision by Reuters of billing and collection services (to the extent such Losses do not result from a breach of this Agreement by Reuters or a member of the Reuters Group), (vi) any and all Losses arising from or related to claims by Reuters Transitional Employees terminated by Reuters pursuant to Section 5.05 except as provided in Section 12.09(b)(vii), and (vii) any and all Losses arising from the failure of Moneyline to obtain such consents, licenses, sublicenses or approvals necessary for the performance of the Reuters Transitional Service.

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Reuters pursuant to Section 5.05 except as provided in Section 12.09(b)(vii), and (vii) any and all Losses arising from the failure of Moneyline to obtain such consents, licenses, sublicenses or approvals necessary for the performance of the Reuters Transitional Service.

(c)     Upon termination of this Agreement, Moneyline shall, and shall cause all members of the Moneyline Group, Permitted Distributors and Moneyline Clients to, return to Reuters or any members of the Reuters Group, (i) immediately, all intellectual property of the Reuters Group (including the Bridge Trademarks and the Software) and immediately cease use of the same unless otherwise agreed in writing by Reuters, (ii) immediately cease any use of, and as soon as reasonably practicable return to Reuters and delete from all Moneyline’s systems, all historical data derived from Reuters Exclusive Content and any data (howsoever stored or combined with other data) that was produced by any member of the Reuters Group (commonly referred to as “self-sourced data”), and (iii) as soon as is reasonably practicable, any equipment or other property of Reuters or any member of the Reuters Group relating to the terminated Moneyline Transitional Services which is in its control or possession.

Section 12.11.     Liability Cap. The aggregate cumulative liability of Reuters or a member of the Reuters Group or a Third Party Service Provider of Reuters, on the one hand and Moneyline or a member of the Moneyline Group or a Third Party Service Provider of Moneyline, on the other hand, under this Agreement or the transactions contemplated hereby or thereby, whether in contract, tort (including negligence), warranty or otherwise, will not exceed [  *  *   *  *  *  *  *  *  *  * ] provided, however, that this limitation shall not apply to liabilities that are finally determined by a court of competent jurisdiction in a non-appealable order to have resulted from a party’s willful misconduct, a breach of a party’s obligation of confidentiality under Article XVI, and to Section 8.06 and to clause (iii) and (iv) of Section 12.09(b) and clauses (iii), (iv), (v), (vi) and (vii) of Section 12.10(b).

Section 12.12.     Exclusion of Liability. EXCEPT AS PROVIDED IN THIS ARTICLE XII, IN NO EVENT SHALL REUTERS OR ANY MEMBER OF THE REUTERS GROUP OR ANY THIRD PARTY SERVICE PROVIDER OF REUTERS OR MONEYLINE OR A MEMBER OF THE MONEYLINE GROUP OR A THIRD PARTY SERVICE PROVIDER OF MONEYLINE HAVE ANY LIABILITY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY LOST PROFITS, WHETHER OR NOT CAUSED BY OR RESULTING FROM NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ANY OBLIGATIONS HEREUNDER, AND WHETHER OR NOT INFORMED OF THE POSSIBILITY OF THE EXISTENCE OF SUCH DAMAGES.

Section 12.13.     Exclusion Of Certain Other Liability. EXCEPT AS PROVIDED IN SECTION 23.02 AND THIS ARTICLE XII, NO PARTY TO THIS AGREEMENT OR ANY MEMBER OF ITS GROUP SHALL BE LIABLE TO THE OTHER PARTY, IN CONTRACT (INCLUDING UNDER ANY INDEMNITY), TORT, WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY FOR ANY LOSS THAT IS CAUSED BY A BREACH OF THIS AGREEMENT OR ANY ACT OR OMISSION OF EITHER PARTY. EACH OF THE PARTIES SHALL CAUSE THAT NO MEMBER OF ITS GROUP (OR, IN THE CASE OF MONEYLINE, ANY PERMITTED DISTRIBUTOR) SHALL BRING ANY ACTION, CLAIM OR PROCEEDINGS AGAINST THE OTHER PARTY OR A MEMBER OF THE OTHER PARTY’S GROUP, OTHER THAN IN THE CIRCUMSTANCES EXPRESSLY CONTEMPLATED BY SUCH SECTIONS.

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Section 12.14.     Remedies for Breach. The only remedies in respect of a breach of this Agreement are those remedies expressly set out in this Agreement.

ARTICLE XIII

CONTACT PERSON

Section 13.01.     Contact Person. Reuters shall appoint, for each of the Services being provided as set out in each Schedule of Services, an employee or a consultant as the primary contact person for Moneyline with respect to each of the Reuters Transitional Services and Moneyline shall appoint, for each of the Services being provided as set out in each Schedule of Services, an employee or a consultant as the primary contact person, for each operational area, for Reuters with respect to each of the Moneyline Transitional Services (the “Contact Person”). A party may change its Contact Person at any time upon notice to the other party as provided for in this Agreement.

ARTICLE XIV

THIRD PARTY CONTENT

Section 14.01.     Obligations of Moneyline. Moneyline represents and warrants that:

(a)     Moneyline or a member of the Moneyline Group has entered into a license or agreement or arrangement (“Content License”) entitling the relevant members of the Moneyline Group and/or Permitted Distributors to receive and/or distribute in electronic form any news, information, indices, data, analysis or other content that is covered in the Reuters Transitional Services. Whenever during the Term, any member of the Moneyline Group enters into any additional Content Licenses or whenever any then existing Content Licenses are terminated for any reason, Moneyline shall promptly provide Reuters with written notice thereof.

(b)     At all times during the Term, Moneyline has, and shall maintain in full force and effect, validly existing Content Licenses that permit the use of all content provided by such Content Providers in whatever manner such content is in fact used in connection with the business of any member of the Moneyline Group or any Permitted Distributor at any time during the Term.

(c)     None of the Content Licenses in effect at any time during the Term reference or are in any way contingent upon any agreements between Reuters and the relevant Content Providers or create or imply any obligations or liabilities (whether actual or contingent) on the part of Reuters.

(d)     Reuters shall have no liability whatsoever relating to such compliance, including compliance with Moneyline’s relevant content usage reporting obligations arising out of Content Licenses.

Section 14.02.     Permissioning. Moneyline acknowledges that Reuters shall not be required to distribute content to Moneyline Clients unless Moneyline obtains, and certifies to Reuters in writing that it has obtained, the necessary Content Licenses. Reuters may, in its discretion, require as a further condition that Moneyline procure written confirmation of a valid Content License directly from the relevant Content Provider.

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Section 14.03.     Termination of Content Distribution. In the event any Content Provider at any time (i) notifies Reuters in writing that it should discontinue distributing that Content Provider’s content to Moneyline Clients, (ii) refuses to enter into a Content License with Moneyline, or (iii) asserts or claims that Reuters is in any way liable to such Content Provider in connection with the distribution of content to Moneyline Clients, Reuters shall be entitled to immediately discontinue distributing such Content Provider’s content; provided that (i) Reuters has given Moneyline notice within twenty-four (24) hours of receipt of such notification, assertion or claim indicating the reason why Reuters is discontinuing distribution and (ii) Moneyline fails to remedy the situation within the cure period of the applicable Content License or within the cure period allowed to Reuters by the Content Provider, whichever is shorter, or if the situation has not given rise to a breach of the relevant Content License, then within ten (10) Business Days. Any actions by Reuters in discontinuing distributing content pursuant to this Section 14.03 shall not constitute a breach of this Agreement by Reuters.

ARTICLE XV

TERM AND TERMINATION

Section 15.01.     Term. Except where a shorter term is set forth in a Schedule for a particular Service or for a particular Software License Term and subject to Section 15.07, the term of this Agreement shall commence on the Effective Date and shall remain in effect until four (4) years from the Effective Date unless earlier terminated pursuant to Section 11.01(b), 11.02(b), or the terms of this Article XV (the“Term”).

Neither party may terminate this Agreement for any reason or on any basis other than as expressly set forth in this Article XV.

Section 15.02.     Termination of Reuters Transitional Services by Moneyline.

(a)     Except as otherwise specified in any applicable Schedule, Moneyline may terminate this Agreement with respect to all, or with respect to any one or more of the Reuters Transitional Services provided hereunder at any time and from time to time, for any reason or no reason, by giving notice to Reuters at least thirty (30) days prior to the date of such termination;

(b)     Moneyline shall terminate this Agreement with respect to any Reuters Transitional Service provided hereunder where it has reasonably determined such Reuters Transitional Service can be provided by Moneyline or any member of the Moneyline Group or a Third Party Service Provider as contemplated under Section 11.02(b) hereof by giving notice to Reuters at least thirty (30) days prior to such termination; and

(c)     If any termination hereunder results in documented costs incurred by Reuters from a third party solely due to such termination, Moneyline shall be responsible for and shall indemnify Reuters for all such costs.

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Section 15.03.     Termination of Moneyline Transitional Services by Reuters.

(a)     Except as otherwise specified in any applicable Schedule, Reuters may terminate this Agreement with respect to all, or with respect to any one or more of the Moneyline Transitional Services provided hereunder at any time and from time to time, for any reason or no reason, by giving notice to Moneyline at least thirty (30) days prior to the date of such termination;

(b)     Reuters shall terminate this Agreement with respect to any Moneyline Transitional Service provided hereunder where it has determined that such Moneyline Transitional Service can be provided by Reuters or any member of the Reuters Group or a Third Party Service Provider as contemplated under Section 11.01(b) hereof by giving notice to Moneyline at least thirty (30) days prior to such termination; and

(c)     If any termination hereunder results in documented costs incurred by Moneyline from a third party solely due to such termination, Reuters shall be responsible for and shall indemnify Moneyline for all such costs.

Section 15.04.     Termination of the Agreement by Either Party. Either Moneyline or Reuters may terminate the Agreement:

(a)     if the other party hereto or any member of its Group has failed to a material degree to perform or comply with or has breached to a material degree any representation, warranty, term, condition or obligation under this Agreement, and such Person has failed to cure such failure or violation within thirty (30) days after receiving notice thereof;

(b)     if the other party hereto or any member of its Group has failed to pay any invoice that is not the subject of a bona fide dispute, as provided by Section 8.04 of this Agreement, within thirty (30) days of the date on which such payment is due and notice thereof has been provided; and

(c)     if the other party hereto or any member of its Group becomes the subject of a voluntary of involuntary bankruptcy, insolvency, reorganization or liquidation proceeding, makes an assignment for the benefit of creditors, or is unable to pay its debts when due, immediately upon giving written notice to the other party.

Section 15.05.     Termination of Software Licenses by Reuters. In addition to its rights under Section 15.04, Reuters may terminate Moneyline’s license rights to any of the Software if Moneyline materially breaches its obligations under Article VI of this Agreement relating to such Software or materially breaches its Software usage reporting obligations under Reuters Cost and Resource Schedule relating to such Software, and fails to cure such breach within thirty (30) days after receiving notice thereof from Reuters.

Section 15.06.     Termination of Less than All of the Services. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated pursuant to this Agreement.

Section 15.07.     Post-Term. Upon the expiration or earlier termination of the scheduled Term for any reason, the following terms and conditions shall apply:

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(a)     Moneyline agrees that it will have no right to damages or indemnification of any nature due to any expiration or termination of this Agreement, specifically including commercial severance pay whether by way of loss of future profits, payment for goodwill generated or other commitments made in connection with the business contemplated by this Agreement or other similar matters.

(b)     Moneyline agrees to, and to cause its Permitted Distributors, to immediately (i) cease all use of the Software and any marketing and distribution activities relating to the Software, (ii) destroy or return to Reuters the original and all copies of the Software and Documentation, including any such copies returned to it by its customers and (iii) take all reasonably commercial efforts to retrieve and return all copies of the any Software and Documentation given to any third parties.

(c)     The payment obligations pursuant to Article VIII will survive any termination of this Agreement if, and to the extent, any fees have accrued or are otherwise due and owing as of the date of termination of this Agreement, and such payment obligations should be remitted promptly to the Invoicing Party.

(d)     The perpetual licenses granted pursuant to Sections 6.02(a)(ii) and (iii) and 6.02(b)(ii) and (iii) will survive any termination of this Agreement and the legacy licenses granted pursuant to Section 6.06 will survive any termination of this Agreement for the period specified in Section 6.06, in each case if, and to the extent, not terminated pursuant to Section 15.04 or Section 15.05, which sections shall also survive any termination of this Agreement.

(e)     Any rights arising out of a breach of any terms of this Agreement will survive any termination of this agreement.

(f)     The representations and warranties of the parties contained in this Agreement shall survive for a period of one year following termination or expiration.

(g)     The provisions of Article XII and Article XXIII and any term or condition of this Article XV that must survive in order to give it full force and effect shall survive the expiration or earlier termination of this Agreement.

(h)     Cooperation. The Service Provider will (i) meet with the Service Recipient as soon as practicable after a notice of termination or partial termination has been given or, if no notice of termination is given, not less than three (3) months prior to the expiration of the term of a Service, to discuss the specific arrangements required to effect a transition of the applicable Services, (ii) assist the Service Recipient in effecting a transition of the applicable Services, in accordance with industry best practices, to the Service Recipient or another service provider chosen by the Service Recipient, and (iii) be compensated for all Services and Migration Services as set forth on Reuters Cost and Resource Schedule as a standard service, so long as such services are performed by employees included in Reuters Fixed Cost Services. For the avoidance of doubt, Services and Migration Services provided under this Section shall not bear Additional Services fees or Extraordinary Costs fees when such services are performed by existing employees.

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(i)     Specific Migration Services. In addition to the foregoing, Reuters or the applicable member of the Reuters Group upon expiration of this Agreement or termination of this Agreement by Moneyline for a breach by Reuters will specifically provide each of the following services to Moneyline (“Migration Services”):

(1)     Shared Administrative Systems. Reuters staff involved with Shared Administrative Systems shall be available to train, coordinate with, and provide information technology support for MIS and Vantive Logic, business rules, file formats and data extraction support in conformity with industry standard practices for migration of CRM and permissioning capabilities.

(2)     Historical Data Extracts. Upon request from Moneyline, Reuters staff provide file extracts definitions so that Moneyline may remove all fields of all the historical data time series for Shared Content and Moneyline Exclusive Content; provided, that at the time of such request, Moneyline has a content agreement in place with respect to such Shared Content and Moneyline Exclusive Content.

(3)     Access Bits. Reuters will provide business rules logic for the permissioning capability known as access bits. Data extraction services of all access bits for all User Ids and the assigned passwords will be provided upon request.

ARTICLE XVI

CONFIDENTIALITY

Section 16.01.     Confidential Information. For purposes of this Agreement, “Confidential Information” of a party shall mean any know-how, processes, procedures, techniques, ideas, inventions (whether or not patentable), formulas, algorithms, computer programs, databases, technical drawings, designs, circuits, layouts, interfaces, schematics, names and information about the expertise of employees or consultants, customer lists and contact information, product pricing information, product development plans, business analyses, information relating to sales, cost or pricing, marketing data, and business forecasts, projections and strategies, as well as any other information provided by one party or a member of its Group (the “Disclosing Party”) to the other party or a member of its Group (the“Receiving Party”) that is (i) marked “Confidential” or “Proprietary” with other prominent notations of similar import, (ii) would be deemed by a reasonable person to be confidential, or (iii) the parties agree in writing will be considered Confidential Information under this Agreement. Except for the provisions set forth in Article XII of this Agreement and the Reuters Cost and Resource Schedule and the Moneyline Cost and Resource Schedule, which shall be deemed to be Confidential Information, the parties acknowledge that the terms and conditions and existence of this Agreement shall not be deemed to be Confidential Information.

Section 16.02.     Use of Confidential Information. The Receiving Party agrees that it will not use or disclose to any third party any Confidential Information of the Disclosing Party except (a) as expressly permitted under a written agreement between the Receiving Party and the Disclosing Party; (b) to the extent necessary to provide Services (but subject to any express limitations or restrictions on the use of such Confidential Information set forth in a written agreement between the Receiving Party and the Disclosing Party); (c) to financial institutions, investors and prospective investors, agents and representatives of the receiving party for the sole purpose of a legitimate investment interest, all of which shall be under obligation of confidentiality, (d) to the extent necessary in the course of legal proceedings to establish the

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Receiving Party’s rights or obligations or to comply with a valid court order or subpoena (provided that the Receiving Party has notified the Disclosing Party thereof and used all reasonable efforts to obtain a protective order or otherwise lawfully contest or seek to limit the scope of the disclosure), or (e) to the extent required by the Securities Exchange Commission or by any securities exchange or by law or by any other governmental agency or authority requiring such disclosure as part of a public filing or otherwise.

Section 16.03.     Protection Against Unauthorized Use or Disclosure. The Receiving Party will limit access to the Disclosing Party’s Confidential Information to those of the Receiving Party’s employees and contractors who have a need to know, who have confidentiality obligations no less restrictive than those set forth herein, and who have been informed of the confidential nature of such information. In addition, the Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own proprietary information of a similar nature, and in no event with less than reasonable care.

Section 16.04.     Return of Confidential Information. Upon the request of the Disclosing Party, the Receiving Party shall promptly return the Confidential Information (including any copies, extracts, and summaries thereof, in whatever form and medium recorded) to the Disclosing Party or, with the Disclosing Party’s prior written consent, shall promptly destroy it and provide the Disclosing Party with written certification of such destruction.

Section 16.05.     Waiver. The Receiving Party may request in writing that the Disclosing Party waive all or any portion of the Receiving Party’s responsibilities relative to the Disclosing Party’s Confidential Information. Such waiver request shall identify the affected information and the nature of the proposed waiver. The Disclosing Party shall respond within a reasonable time and, if it determines, in its sole discretion, to grant the requested waiver, it will do so in writing by the signature of an employee authorized to grant such request. Any failure by a party not to respond to such request will not be deemed approval of such request.

Section 16.06.     Remedy. Reuters and the members of the Reuters Group and Moneyline and the members of Moneyline Group acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each party, therefore, agrees that the other party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Section and for any other appropriate relief. This right shall be in addition to, and not in lieu of, any other remedy available in law or equity.

Section 16.07.     Exclusion from Confidential Information. Notwithstanding the foregoing, this Section will not apply to any information which the Receiving Party can demonstrate was:

(1)     at the time of disclosure to the Receiving Party, in the public domain;

(2)     after disclosure to the Receiving Party, published or otherwise became part of the public domain through no fault of the Receiving Party;

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(3)     in the possession of the Receiving Party at the time of disclosure to it and not already covered under any other confidentiality agreement between the Disclosing Party and the Receiving Party;

(4)     received after disclosure to it from a third party who had a lawful right to disclose such information to the Receiving Party; or

(5)     independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party.

Section 16.08.     Survival. This Article XVI shall survive the termination of the Agreement for a period of three (3) years or, with respect to know-how, processes, procedures, techniques, ideas, inventions (whether or not patentable), formulas, algorithms, computer programs, databases, technical drawings, designs, circuits, layouts, interfaces, materials, schematics (“Technology”), for so long as such Technology retains commercial value.

Section 16.09.     Bridge Symbols.

(a)     Reuters hereby grants to Moneyline a limited worldwide, non-transferable, non-exclusive, royalty-free license for the duration of the Term to use only those symbols utilized in the Ticker Plant to identify and display Shared Content and Moneyline Exclusive Content (“Bridge Symbols”) for the sole purpose of enabling Moneyline Clients to access and view such content. For avoidance of doubt, Bridge Symbols do not include RICs; and this license shall not be deemed to constitute a grant of any rights in or to RICs.

(b)     Subject to clause (c) below, for a period of four (4) years following termination of this Agreement, Moneyline shall have the right to continue using those Bridge Symbols representing Shared Content and Moneyline Exclusive Content for the sole purpose of enabling Moneyline Clients to access and view such content; provided, however, that with respect to the root symbols underlying the Moneyline Exclusive Content, Reuters thereafter grants to Moneyline a perpetual, worldwide, irrevocable, non-exclusive, royalty-free license to enable Moneyline, Moneyline Clients and Moneyline designees to access and view such content. Reuters shall have no obligation to maintain, update or modify such Bridge Symbols or provide Moneyline with access to any other Bridge Symbols following termination of this Agreement.

(c)     In the event that this Agreement is terminated by Reuters pursuant to Section 15.04, the license granted pursuant to this Section 16.09 shall automatically terminate with immediate effect.

ARTICLE XVII

DISPUTE RESOLUTION

Section 17.01.     Dispute Resolution. In the event that any dispute between the parties hereto arises from or concerns in any manner the subject matter of this Agreement, each party will attempt, in good faith, to resolve such dispute through discussion between its employees in the following order: first, within five (5) days of receipt of any written request by Reuters or a member of the Reuters Group or Moneyline or a member of the Moneyline Group, as the case may be, of a dispute hereunder (a “Dispute Notice”), the relevant Contact Person of each of

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Moneyline and Reuters shall attempt to resolve the dispute; in the event the relevant Contact Persons are unable to resolve such dispute within ten (10) days of receipt of a Dispute Notice, then, comparable executives of each of Moneyline and Reuters shall meet in person to resolve such dispute; and finally in the event the respective executives are unable to resolve such dispute within ten (10) days of receipt of a Dispute Notice, then the President of Reuters Business Technology Group (or officer of equivalent rank) and the Chief Financial Officer (or officer of equivalent rank) of Moneyline shall meet in person to resolve such dispute. If the respective officers cannot resolve the dispute within ten (10) days of such dispute being submitted to them (“Negotiation Period”), the dispute resolution mechanism set forth in Sections 17.02, 17.03 and 17.04 shall be employed as appropriate. Any meetings between the employees set forth above may occur in New York, New York, if such meeting is to be in person, or may occur via telephone or videoconference, as the parties may mutually determine. This Section 17.01 shall not prohibit either party from seeking equitable relief.

Section 17.02.     Article Eight Disputes. Any dispute arising from or relating to Article VIII after its failure to be adequately be resolved pursuant to Section 17.01 may be immediately submitted by either party to the final and binding determination of a mutually agreed upon expert in matters of and relating to Article VIII and generally to pricing and accounting matters (“Financial Expert”). The Financial Expert shall be selected from the top four (4) accounting firms then existing in the United States as ranked by fee income in the most recent ranking by The International Accounting Bulletin, or another mutually agreed publication. Each party shall be entitled to eliminate one (1) of the top four (4) firms from consideration for the role of Financial Expert. If after elimination by both parties, there remains only one accounting firm, then this firm shall be deemed to have been selected by the parties. If after elimination there remains more than one firm that is eligible to be chosen as the Financial Expert, the Financial Expert shall be chosen by random selection. The Managing Partner (or equivalent) of the selected firm shall appoint a Partner of the firm who has not worked on the Moneyline and/or Reuters account to be the Financial Expert. In the event that the Managing Partner of the selected firm declines on behalf of his firm to undertake the role of Financial Expert, the selection process set out above will be repeated with the previously selected firm removed from the top four selection and replaced by the next highest ranking firm. This procedure shall be repeated until a Financial Expert is chosen. In the event that the selection procedure outlined above does not produce a firm willing to accept the role of Financial Expert, then the Financial Expert shall be chosen by random selection from all of the Top 10 ranked firms without elimination. The Financial Expert is not empowered to award treble, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The Financial Expert shall make a reasoned award within forty-five (45) days of receiving such Dispute and such award rendered by the Financial Expert shall be final and binding between the parties, their successors and assigns, and each shall comply with the decision in good faith. In any dispute arising from Article VIII, in the event that the Invoicing Party prevails, the Invoicing Party may charge interest on such disputed amount from the due date to the date such sum is paid at the prime or base lending rate established from time to time by Citibank N.A. (or any successor thereto).

Section 17.03.     Service Level Disputes. Any dispute arising from or relating to Article III after its failure to be adequately be resolved pursuant to Section 17.01 may be submitted by either party to the final and binding determination of a mutually agreed upon Industry Expert. The Industry Expert is not empowered to award treble, punitive or any other damages in excess

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of compensatory damages, and each party irrevocably waives any claim to recover any such damages. The Industry Expert shall make a reasoned award within forty-five (45) days of receiving such dispute and such award rendered by the Industry Expert shall be final and binding between the parties, their successors and assigns, and each shall comply with the decision in good faith. The Industry Expert shall be entitled to award monetary damages based on standards of materiality, proportionality, notification and escalation procedures. If the current Industry Expert is available and continues to be independent of the parties, he/she shall be utilized for the resolution of these disputes. If he/she is not available or independent, then each party shall nominate two (2) qualified neutral industry expert candidates of which each party may reject one (1) candidate. If any nominated candidate becomes unavailable or is reasonably determined by the other party not to be neutral, then the nominating party shall promptly designate a replacement. If the parties are unable to agree on a selection within fifteen (15) Business Days, the final candidate will be selected at random from the remaining two (2) candidates.

Section 17.04.     Other Unresolved Disputes. All disputes not governed by Sections 17.02 and 17.03 and not otherwise resolved pursuant to Section 17.01 of or relating to this Agreement may be resolved by litigation.

Section 17.05.     Jurisdiction Venue and Service of Process. Any litigation brought arising from or concerning in any manner the subject matter of this Agreement shall be brought in the state and federal courts of the County of New York, State of New York. Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such litigation. Reuters hereby appoints the General Counsel, Reuters America Inc. at its principal place of business in New York, New York, and Moneyline hereby appoints the General Counsel (or officer of equivalent rank), Moneyline Telerate at its principal place of business in New York, New York, in each case, respectively, as such party’s authorized agent to accept and acknowledge on such party’s behalf service of any and all process that may be served in any such litigation. Any and all service of process and any other notice in any such litigation shall be effective against the other party hereto if given personally, or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party’s authorized agent with a copy of such process mailed to such party by first class mail or registered or certified mail, postage prepaid and return receipt requested, at its address as set forth herein or at such other address as it may furnish to the other party. Nothing contained herein shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law.

Section 17.06.     All Disputes Subject to Article XII. Any and all disputes arising from this Agreement whether or not resolved pursuant to this Article XVII shall be subject to the provisions of Article XII, including the liability cap set forth in Section 12.11.

ARTICLE XVIII

FORCE MAJEURE

Section 18.01.     Events of Force Majeure. In no event shall either party be liable to the other for any failure to perform its obligations hereunder that is due to war, riots, acts of terrorism, embargoes, strikes, other concerted acts of workers, casualties, accidents or other acts of God to the extent that such failure and the consequences thereof are reasonably beyond the control and without the fault or negligence of the party claiming excuse. Each party shall use reasonable efforts to mitigate the extent of any failure to perform and the adverse consequences thereof.

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Section 18.02.     Termination. In the event that a force majeure condition shall continue for more than sixty (60) days, the non-claiming party may terminate this Agreement with respect to the affected portion of the Services with no further liability to the other party other than for obligations incurred with respect to such affected portion prior to the occurrence of the force majeure condition.

Section 18.03.     Consequences. The consequences arising from the existence and continuation of a force majeure condition, including any interruption of the applicable Services, shall be deemed not to constitute a breach by either party hereto of any representations, warranties or covenants hereunder; that the Service Provider utilizes its commercially reasonable efforts to perform its obligations hereunder during the pendency of the force majeure event. During any period that the Service Provider is unable to provide Services due to a force majeure event, the Service Recipient shall be absolved from its payment obligations for the effected Service(s) during the force majeure period and until Service is restored in all material respects. If a Service Recipient replaces a Service provided by the Service Provider during a force majeure event, it shall not be considered evidence of the technical capability of the Service Recipient to provide or receive such Services pursuant to Section 11.01(b) or 11.02(b), as applicable. During the period in which the Service Recipient replaces a Service provided by the Service Provider as a result of a force majeure event, (i) the Service Levels set forth in Article III shall not apply and the Service Provider shall have no responsibility for such Service Levels and (ii) the Service Provider shall not charge the Service Recipient for the Services for such period of time as the Service Recipient is bound by the terms of an agreement with the third party providing such replacement services; provided, however, that the Service Recipient shall use commercially reasonable efforts to insure that the third party replacement agreement is for as short a period of time as practicable, taking into account such factors as cost and time for implementation and migration back to Service Provider.

ARTICLE XIX

REMEDIES AND WAIVERS

Section 19.01.     Delay or Omission. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)     affect that right, power or remedy; or

(b)     operate as a waiver of it.

Section 19.02.     Single or Partial Exercise. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

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Section 19.03.     Cumulative Rights. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

ARTICLE XX

COSTS AND EXPENSES

Section 20.01.     Costs and Expenses. Except as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

ARTICLE XXI

ASSIGNMENT

Section 21.01.     Assignment. Neither party may assign this Agreement or any of its rights, interests, or obligations hereunder or thereunder, either directly or by operation of law, without the prior written approval of the other party, which consent shall not be unreasonably withheld or delayed (it being understood that a change in the ownership of the stock of Moneyline, in and of itself, will not constitute an assignment either directly or by operation of law).

Section 21.02.     Succession. Subject to Sections 21.01 and 21.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other person shall have any right, benefit or obligation hereunder.

ARTICLE XXII

ANNOUNCEMENTS

Section 22.01.     Press Release and Public Announcements. The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or other public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by legal counsel to such party; provided, however, that to the extent practicable, each party shall give prior notice to the other party of the content and timing of any such press release or other public statement prior to issuance.

Section 22.02.     Duration of Restrictions. The restrictions contained in this Article XXII shall continue to apply to each party without limit in time.

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ARTICLE XXIII

DATA PROTECTION AND PRIVACY

Section 23.01.     Sensitive Business Information. Each party shall cooperate in good faith and use commercially reasonable endeavors to ensure that, as soon as reasonably possible, they are not able to access the sensitive business information of the other, including customer information. Such steps will include establishing separate customer relationship management databases. To the extent the parties are not able to separate their sensitive business information for some period of time, they will cooperate in good faith to establish processes designed to limit as much as reasonably possible access to those employees with a need to know in order to perform the applicable Services.

Section 23.02.     EU Privacy Directive.

(a)     Each party agrees that it will comply with the principles of the European Union Protection Directive and the Telecoms Data Protection Directive 97 as amended (the “Directives”) and any successor legislation, in relation to any “personal data” (as defined in the Directives) received by or originating from the other party or the other party’s clients. Each party will comply with such requirements whether or not they apply in the local territory where the data is being processed or where each respective party is based or incorporated.

(b)     Each party warrants and represents that (a) it has in place now and will on a continuing basis take all reasonable technical and organizational measures to keep such personal data secure and to protect it against accidental loss or unlawful destruction, alteration, disclosure or access; and (b) it will act only in accordance with the other party’s instructions, provided they are reasonable and in accordance with the law.

(c)     Moneyline agrees to indemnify and hold Reuters, the Reuters Group and its respective directors, officers, employees, agents, successors and assigns (in such capacity, each an “Indemnified Party”) from and against any and all Losses incurred by the Reuters Group in relation to a breach of this Section 23.02, provided always that Reuters or the relevant member of the Reuters Group acts reasonably. In turn, Reuters agrees to indemnify Moneyline, the Moneyline Group and its respective directors, officers, employees, agents, successors and assigns (in such capacity, each an “Indemnified Party”) from and against any and all Losses incurred by the Moneyline Group in relation to a breach of this Section 23.02, provided that Moneyline or the relevant member of the Moneyline Group acts reasonably.

(d)     Moneyline and Reuters agree to ensure that any subcontractors it or their respective Group uses who process personal data of the other party’s Group also enter into an agreement with the equivalent of this Section 23.02.

Section 23.03.     Privacy Policy.

(i)     For any data provided to Moneyline by Reuters on behalf of Reuters customers, Moneyline agrees to protect and use such data only in accordance with the privacy policy as may be adopted by Reuters, amended from time to time by Reuters in Reuters sole discretion, and provided to Moneyline (the “Privacy Policy”). At no time shall Moneyline archive or keep any records or back up of such data unless such data is maintained in accordance with the Reuters Privacy Policy.

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(ii)     For any data provided to Reuters by Moneyline on behalf of Moneyline Clients, Reuters agrees to protect and use such data in accordance with its own Privacy Policy and agrees to use the customer data of Moneyline only as provided in this Agreement. At no time shall Reuters archive or keep any records or back up of such data unless such data is maintained in accordance with the Privacy Policy.

ARTICLE XXIV

GENERAL PROVISIONS

Section 24.01.     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the second (2nd) Business Day after it is sent by overnight courier and addressed to the intended recipient as set forth below:

If to Reuters:	Reuters Limited 85 Fleet Street London, EC4P 4AJ Attention: Head of Vendor Relations and Communications With copy to General Counsel 44-207-542-5896 (fax)

With a copy to:

Reuters America Inc. The Reuters Building 3 Times Square – 20th Floor New York, NY Attention: General Counsel (646) 223 -4241 (fax)

If to Moneyline:	Moneyline Telerate Holdings 233 Broadway 24th Floor New York, NY 10279 Tel: +1 212 553-2500 Fax: +1 212 553-2599 Attention: Chief Financial Officer

With a copy to:

Moneyline Telerate Holdings 233 Broadway 24th Floor New York, NY 10279 Tel: +1 212 553-2500 Fax: +1 212 553-9698 Attention: Legal Department

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Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

Section 24.02.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 24.03.     Entire Agreement. This Agreement (including the Schedules referred to herein) constitutes the complete and exclusive understanding between the parties and supersedes any prior understandings (including the Term Sheet), agreements, or representations by or between the parties, written or oral, regarding the subject matter herein.

Section 24.04.     Further Assurances. Each party shall, upon the reasonable request of another party, execute and deliver such additional documents and instruments, and shall perform such additional acts including any governing or regulatory filings, as may be necessary or appropriate to carry out or clarify the terms of this Agreement.

Section 24.05.     Relationship of the Parties. Nothing in this Agreement and no action taken by the parties under this Agreement shall be construed to create a joint venture, partnership or agency relationship between any of the parties. Nothing in this Agreement shall allow either party to bind the other. All Reuters employees, consultants, advisors or subcontractors (regardless of whether or not such persons are employed by any member of the Reuters Group) providing Reuters Transitional Services pursuant to this Agreement on behalf of Reuters or any member of the Reuters Group shall remain Reuters personnel and shall not constitute Moneyline personnel.

Section 24.06.     Non-Solicitation. Moneyline hereby acknowledges that, due to the nature of the Reuters Transitional Services, Moneyline will be provided with access to employees of Reuters, including the Reuters Transitional Employees. Reuters hereby acknowledges that, due to the nature of the Moneyline Transitional Services, Reuters will be provided access to employees of Moneyline. Each party expressly agrees and acknowledges that it is prohibited from, and it shall not (and shall cause any member of its Group not to) solicit, encourage or induce the other party’s employees (including the Reuters Transitional Employees) to terminate their employment with the other party until one (1) year after termination of all Reuters Transitional Services. With respect to the Reuters Transitional Employees, this restriction on solicitation shall not apply to Moneyline in connection with the transitioning arrangements set forth in Section 5.05 but, to the extent such Reuters Transitional Employees are hired by Moneyline pursuant to Section 5.05, this non-solicitation restriction shall apply to Reuters for a period of one (1) year following the transfer of such Reuters Transitional Employees to Moneyline in accordance with Section 5.05.

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Section 24.07.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 24.08.     Third Party Rights. This Agreement shall not confer any rights and remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

Section 24.09.     Waiver of Jury Trial. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or provision hereof.

Section 24.10.     Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Reuters and Moneyline.

Section 24.11.     Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, as such laws are applied to agreements made, entered into, performed entirely within New York by New York residents without regard to the actual residence or domicile of the parties and without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 24.12.     Term Sheet. Upon Reuters and Moneyline entering into this Agreement, the Term Sheet shall no longer be of any force or effect.

Section 24.13.     Joint and Several Obligations. Each member of the Moneyline Group party to this Agreement, together with Moneyline, agrees to be jointly and severally liable as primary obligor and not as guarantor for any and all payment obligations incurred by Moneyline in connection with this Agreement.

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IN WITNESS WHEREOF the parties hereto have caused this Transitional Service Agreement to be executed as of the date first above written.

MONEYLINE TELERATE HOLDINGS

By:	/s/ DAVID WALSH

Name: David Walsh
Title: Chairman & CEO

MONEYLINE TELERATE

By:	/s/ DAVID WALSH

Name: David Walsh
Title: CEO

MONEYLINE TELERATE INTERNATIONAL

By:	/s/ DAVID WALSH

Name: David Walsh
Title: CEO

REUTERS LIMITED

By:	/s/ GRAHAM J. ALBUTT

Name: G. J. Albutt
Title: President, Business Programs

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EXHIBIT A

TERMS AND CONDITIONS FOR PERMITTED DISTRIBUTOR AGREEMENTS

Each time Moneyline or any member of the Moneyline Group enters into an agreement with a Permitted Distributor pursuant to the Agreement (the “Permitted Distributor Agreement”), Moneyline or the applicable member of the Moneyline Group must ensure that such Permitted Distributor agrees in writing to terms and conditions at least as protective as the following:

1.	The Permitted Distributor shall have a non-exclusive and non-assignable license to distribute and sublicense the Software in Object Code form, and the related Documentation, within the Territory, for internal use only and not for development purposes, to subscribers who have entered into written end user agreements which contain the intellectual property protections and other terms and conditions set forth on Exhibit B (the “End Users”).

2.	The Permitted Distributor shall not, and shall not allow any person or entity, including an End User, to copy, adapt, reverse engineer, decompile, disassemble, modify or otherwise alter, in whole or in part, the Software.

3.	The Permitted Distributor shall not, and shall not allow any person or entity, other than an End User, to use the Software for any purpose.

4.	The Permitted Distributor shall not, and shall not allow any person or entity, to remove or obliterate from the Software any patent, copyright, trademark or other proprietary notices.

5.	The Permitted Distributor expressly acknowledges that all right, title, and interest in and to any and all Intellectual Property Rights relating to or arising from the Software shall at all times remain the sole and exclusive property of Reuters or its licensors.

6.	The Permitted Distributor shall exercise commercially reasonable efforts to monitor and enforce each End User’s compliance with all terms and conditions set forth in such End User’s end user agreement, and shall promptly notify Moneyline in writing upon becoming aware of any material breach or suspected material breach by any End User of its end user agreement.

7.	On a monthly basis, the Permitted Distributor shall supply Moneyline with an accurate accounting of the number of users of the Software as reported by End Users, and shall provide Moneyline with copies of honesty statements from End Users.

8.	The Permitted Distributor expressly acknowledges that Reuters is a third party beneficiary of these terms and is entitled to enforce them against the Permitted Distributor, and that any material breach of these terms will entitle Reuters to terminate the Permitted Distributor Agreement following thirty (30) days notice to both Permitted Distributor and Moneyline, unless such breach is cured within such notice period.

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EXHIBIT B

TERMS AND CONDITIONS FOR CLIENT AGREEMENTS

Every time Moneyline, any member of the Moneyline Group, or any Permitted Distributor licenses any of the Software, Moneyline, the applicable member of the Moneyline Group or the Permitted Distributor must ensure that the applicable Moneyline Client (the “End User”) agrees in writing to terms and conditions at least as protective as the following (the “End User Agreement”):

1.	The End User shall have a non-exclusive, non-assignable, and non-sublicensable license to use the Software in Object Code form, and the related Documentation, for internal purposes only.

2.	The End User shall not, and shall not allow any person or entity to, copy, adapt, reverse engineer, decompile, disassemble, modify or otherwise alter, in whole or in part, the Software.

3.	The End User shall not, and shall not allow any persons or entity to, use the Software for any development purposes.

4.	The End User shall not, and shall not allow any person or entity, to remove or obliterate from the Software any patent, copyright, trademark or other proprietary notices.

5.	The End User expressly acknowledges that as between the parties hereto all right, title, and interest in and to any and all Intellectual Property Rights relating to or arising from the Software, shall at all times remain the sole and exclusive property of Moneyline or its licensors.

6.	The End User expressly acknowledges that Moneyline and its licensors provide no warranties, conditions, guarantees or representations as to merchantability or fitness for a particular purpose or otherwise in relation to the Software.

7.	The End User expressly acknowledges that Reuters is not liable to the End User for any loss or damage including any consequential or incidental losses or damages arising from the End User’s use or inability to use the Software.

8.	The End User expressly acknowledges that Reuters is a third party beneficiary of these terms and is entitled to enforce them against the End User, and that any material breach of these terms will entitle Reuters to terminate the End User Agreement following thirty (30) days notice to both Permitted Distributor and Moneyline, unless such breach is cured within such notice period.

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EXHIBIT C

TERRITORIES

Country – Europe

1.	Abu Dhabi
2.	Austria
3.	Bahrain
4.	Belarus
5.	Belgium
6.	Bulgaria
7.	Croatia
8.	Cyprus
9.	Czech Republic
10.	Denmark
11.	England
12.	Estonia
13.	Finland
14.	France
15.	Germany
16.	Greece
17.	Hungary
18.	Ireland
19.	Isle of Man
20.	Israel
21.	Italy
22.	Kuwait
23.	Latvia
24.	Lebanon
25.	Lithuania
26.	Luxembourg
27.	Macedonia
28.	Monaco
29.	Netherlands
30.	Norway
31.	Oman
32.	Poland
33.	Portugal
34.	Qatar
35.	Romania
36.	Russia
37.	Saudi Arabia
38.	Scotland
39.	Slovakia
40.	Slovenia
41.	Spain
42.	Sweden
43.	Switzerland
44.	Turkey
45.	Ukraine
46.	United Arab Emirates

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Countries - Asia

1.	Singapore
2.	Brunei
3.	Malaysia
4.	Indonesia
5.	Thailand
6.	Philippines
7.	Vietnam
8.	India
9.	Bangladesh
10.	China
11.	Hong Kong (China)
12.	Macau (China)
13.	Taiwan
14.	South Korea
15.	Australia
16.	New Zealand
17.	Japan
18.	Outer and Inner Mongolia

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EXHIBIT F

TELERATE BUSINESS PROPRIETARY SOFTWARE

TelerateStation for Windows	TelerateChannel	Telerate Feed 4.x1

6.2.6	1.4.1	4.00.0
6.2.8	1.5.0	4.00.1
6.2.9	1.6.0	4.01.0
6.3.2	1.6.1	4.01.1
6.3.3	1.6.2	4.01.2
6.3.4	1.6.3	4.02.0
6.3.7	2.0.0	4.02.1
6.3.8*	2.0.1	4.02.2
All other Releases and	2.1.0	4.02.3
Enhancements provided by	2.1.1	4.02.4
Reuters pursuant to Section	2.1.2	4.02.5
6.04(a) of the Agreement.	2.2.0	4.02.6
	2.2.1	4.02.7
Webdesk	2.3.0	4.10.0

1.4.002	2.3.1	4.10.1
1.5.000*	2.3.2	4.10.2
	2.4.1	4.11.0
NewsDesk	2.4.1.40	4.11.1

1.1i (w/BS 6.2.8)	2.4.2.46	4.11.2
1.22e * (w/BS and TS 6.3.3)	2.4.2.52	4.12.0
	2.4.2.55	4.12.1
BridgeCollector	2.4.2.70	4.12.2

2.0	2.4.2.76	4.12.3
2.1	2.4.3.69	4.13.0
2.1.3*	2.4.3.73	4.13.1
	2.4.3.107	4.13.2
	2.4.3.108*	4.13.3
		4.13.4
		4.14.0
		4.14.1
		4.14.2
		4.14.3
		4.14.4
		4.14.5*

1Includes the TelerateFeed SDK. Includes English and Japanese versions pursuant to Section 6.04(d)(3) of the Agreement.

* Indicates the current release.

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EXHIBIT G

BRIDGE EUROPE & ASIA PROPRIETARY SOFTWARE

BridgeStation for Windows	BridgeFeed Broadcast[1]	BridgeFeed 3.x	BridgeFeed 4.x2

6.1.1	2.01	3.23 (patch 7)	4.00.0
6.1.2	2.02	3.23 (patch 8)	4.00.1
6.2.5	2.03	3.24 (patch 7)	4.01.0
6.2.6	2.04	3.24 (patch 9)	4.01.1
6.2.8	2.10	3.24 (patch 14)	4.01.2
6.2.9	2.11	3.24 (patch 15)	4.02.0
6.3.2	2.13.1		4.02.1
6.3.3	2.13.2	BridgeCollector	4.02.2

6.3.4	2.13.3*	2.0	4.02.3
6.3.6		2.1	4.02.4
	Webdesk	2.1.3*	4.02.5

	1.4.002		4.02.6
	1.5.000*		4.02.7
			4.10.0
	NewsDesk		4.10.1

	1.1i (w/BS 6.2.8)		4.10.2
6.3.7	1.22e * (w/BS and		4.11.0
6.3.8*	TS 6.3.3)		4.11.1
All other Releases and			4.11.2
Enhancements			4.12.0
provided by Reuters			4.12.1
pursuant to Section			4.12.2
6.04(a) of the			4.12.3
Agreement.
			4.13.0
			4.13.1
			4.13.2
			4.13.3
			4.13.4

1 Moneyline is not licensed to use BridgeFeed Broadcast to support security administration products, except that the parties agree that Nomura Research Institute may continue to license from Moneyline all prior versions of BridgeFeed Broadcast; provided, however, that Moneyline continues to be the contracting entity with the clients using the service provided by Nomura Research Institute.

2 Includes the BridgeFeed SDK. Includes English and Japanese versions pursuant to Section 6.04(d)(3) of the Agreement

* Indicates the current release.

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4.14.0
4.14.1
4.14.2
4.14.3
4.14.4
4.14.5 *

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EXHIBIT H

ADD-ON SOFTWARE1

Bridge Order Indications and Advertised Trade Service Software
Included within versions of BridgeStation for Windows and TelerateStation for Windows set forth on Exhibits F and G and within versions of BridgeActive1.

Athena
Included within versions of BridgeStation for Windows, TelerateStation for Windows set forth on Exhibits F and G and within versions of BridgeActive1 set forth on this Exhibit.

BridgeActive1
7.1.1d *
7.1.2

EJV
Included within versions of BridgeStation for Windows, TelerateStation for Windows set forth on Exhibits F and G and within versions of BridgeActive1 set forth on this Exhibit.

IOE
2.2
2.6
2.7
2.8 *

1 Includes English and Japanese versions pursuant to Section 6.04(d)(3) of the Agreement.

* Indicates the current release.

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EXHIBIT I

LEGACY LICENSES

BridgeStation for Windows	TelerateChannel	BridgeFeed 3.x	BridgeFeed/ Telerate Feed 4.x

6.1.1	1.4.1	3.23 (patch 7)	4.00.0
6.1.2	1.5.0	3.23 (patch 8)	4.00.1
6.2.5	1.6.0	3.24 (patch 7)	4.01.0
6.2.6	1.6.1	3.24 (patch 9)	4.01.1
6.2.8	1.6.2	3.24 (patch 14)	4.01.2
6.2.9	1.6.3	3.24 (patch 15)	4.02.0
6.3.2	2.0.0		4.02.1
6.3.3	2.0.1	IOE	4.02.2

6.3.4	2.1.0	2.2	4.02.3
6.3.6	2.1.1	2.6	4.02.4
6.3.7	2.1.2	2.7	4.02.5
6.3.8*	2.2.0	2.8*	4.02.6
All other Releases and	2.2.1		4.02.7
Enhancements provided	2.3.0		4.10.0
by Reuters pursuant to	2.3.1		4.10.1
Section 6.04(a) of the	2.3.2		4.10.2
Agreement.	2.4.1		4.11.0
	2.4.1.40		4.11.1
	2.4.2.46		4.11.2
	2.4.2.52		4.12.0
	2.4.2.55		4.12.1
	2.4.2.70		4.12.2
	2.4.2.76		4.12.3
	2.4.3.69		4.13.0
TelerateStation for Windows	2.4.3.73		4.13.1

6.2.6	2.4.3.107		4.13.2
	2.4.3.108*		4.13.3
			4.13.4
6.2.8			4.14.0
			4.14.1
6.2.9			4.14.2
6.3.2			4.14.3
6.3.3			4.14.4*
			All other Releases and
6.3.4			Enhancements provided
6.3.7*			by Reuters pursuant to
			Section 6.04(a) of the
			Agreement.

* Indicates the current release.

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Bridge Order Indications and Advertised Trade Service Software
Included within versions of BridgeStation for Windows and TelerateStation for Windows set forth on this Schedule.

Athena
Included within versions of BridgeStation for Windows and TelerateStation for Windows set forth on this Schedule.

EJV
Included within versions of BridgeStation for Windows and TelerateStation for Windows set forth on this Schedule.

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SCHEDULE 2.01(a)(i)(1)

REUTERS TRANSITIONAL SERVICE
CLIENT ADMINISTRATION

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule are conditioned on the following assumptions:

(A)	Moneyline or a member of the Moneyline Group or its or their employees shall be responsible for the resolution of Moneyline Client’s requests and any additions, modifications and deletions of client profiles including client charges and any other descriptive information related to client records.

(B)	Reuters or a member of the Reuters Group shall provide the Services set forth in this Schedule directly to Moneyline or a member of the Moneyline Group and shall not communicate in any respect with Moneyline Clients in relation to the Services set forth in this Schedule, except to refer such clients to Moneyline or a member of the Moneyline Group, as necessary.

3.	Entitlement Management System Services. Reuters or the applicable member of the Reuters Group shall provide the following services to Moneyline solely in relation to the Software and associated product packages/services as set forth in the Reuters Market Data Services and Data Management Schedule which were licensed by Moneyline pursuant to the Agreement (“EMS Services”):

(A)	Reuters shall make arrangements for the EMS System and client site entitlements to be updated upon completion of a work order by Moneyline for any of their clients in relation to the Bridgefeed Broadcast product or any substantially similar successor product (to the extent Moneyline is licensed to utilize and redistribute such successor product hereunder).

4.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Vice President, Order Administration or, if he/she is unavailable or does not respond within two (2) Business Days to Vice President, Customer Administration, or to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

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(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Adam Napoli, Director of Client Services, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(i)(2)

REUTERS TRANSITIONAL SERVICE
MARKET DATA SERVICES AND DATA MANAGEMENT

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Except as specifically provided otherwise in this Schedule, as between Reuters or the applicable member of the Reuters Group on the one hand and Moneyline, on the other, Reuters or the applicable member of the Reuters Group shall be solely responsible for all aspects of the content development, production data maintenance, operation, packaging and distribution of the Reuters Exclusive Content and Shared Content to clients of Reuters or the applicable member of the Reuters Group.

(B)	Reuters or the applicable member of the Reuters Group shall support the data sets set forth on Exhibit A (which for purposes of Exhibit B shall be referred to as “Exhibit A Content”), as such data sets were in existence as of the Moneyline Closing Date; provided, however, that Moneyline shall obtain and maintain all necessary Content Licenses for such data sets. For the avoidance of doubt, the requirements set forth in the preceding sentence and throughout this Schedule with respect to Schedule A data sets are not applicable to the following (which for purposes of Exhibit B shall be referred to as “Non-Exhibit A Content”):

(i)	data sets not explicitly set forth on Exhibit A that were in existence as of the Moneyline Closing Date;

(ii)	data sets added pursuant to the methodology set forth on Exhibit B; and

(iii)	data sets set forth on Exhibit A which have been modified or removed, in whole or in part, pursuant to the methodology set forth on Exhibit B; provided, however, that unchanged portions of such data sets shall continue to be treated as Exhibit A Content.

(C)	All of the services set forth herein shall be subject to Articles VI and X of the Agreement, and shall only be undertaken by Reuters to the extent they do not require material changes to Reuters systems or to the Reuters Network.

(D)	Moneyline shall be responsible for all services of the nature described herein to the extent that Moneyline has already undertaken those functions.

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(E)	If Reuters determines that due to extraordinary volume generated by Moneyline or due to Mandatory Changes it cannot meet any of the time period requirements set forth herein, Reuters shall notify Moneyline in writing of the date by which the required actions shall be forthcoming.

(F)	Neither Reuters nor any member of the Reuters Group or its or their employees shall modify Moneyline Exclusive Content (including Telerate pages) without the prior written consent of Moneyline; provided, however, that the limitations set forth in the preceding clause shall not be applicable where such modifications are undertaken by Reuters or an applicable member of the Reuters Group as part of day-to-day data maintenance, data integrity activities, or as required by law or an applicable Content Provider.

(G)	Subject to prioritization section of the Reuters Cost and Resource Schedule, Reuters or the applicable member of the Reuters Group shall have sole discretion in prioritizing resources.

(H)	Except as otherwise required to implement Mandatory Changes, neither Reuters nor any member of the Reuters Group or its or their employees shall be required to change, alter or modify any Data Models to accommodate for any Services to be provided to Moneyline.

(I)	Reuters or the applicable member of the Reuters Group shall not modify its technology during the term of the Agreement, where such modification materially and adversely impacts what content is Separately Permissionable.

(J)	All additions, deletions, and modifications to Moneyline Exclusive Content and Shared Content shall be done in accordance with Exhibit B attached hereto.

(K)	Reuters or the applicable member of the Reuters Group may add or modify content that is not Separately Permissionable from existing Shared Content in accordance with the methodology set forth on Exhibit B, it being understood that such additions or modifications will affect Moneyline’s ability to receive the existing Shared Content unless Moneyline obtains all necessary Content Licenses (“Additional Content Licenses”) or unless a duplicate data set for the existing Shared Content is created. Therefore, within thirty (30) days of receiving written notification from Reuters or the applicable member of the Reuters Group, (such notice to include a detailed description of the reasons why the content is not Separately Permissionable), Moneyline must submit to Reuters or the applicable member of the Reuters Group one of the following documents:

(i)	a written notice certifying that Moneyline has obtained all necessary Additional Content Licenses and that such Additional Content Licenses terminate contemporaneously with Reuters licenses for such content; or

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(ii)	a written notice certifying that Moneyline has made a good faith attempt to obtain all necessary Additional Content Licenses and that the relevant Content Providers have been unwilling to enter into the necessary agreements with Moneyline, and one of the following documents:

(1)	a written notice requesting removal of the relevant existing Shared Content;

(2)	a written request for the creation of a duplicate data set; or

(3)	a one-time written request for an additional thirty (30) days to obtain all necessary Additional Content Licenses, and consequently, Reuters shall not add such additional content as non-Separately Permissionable Content until the end of the thirty (30) day period.

(L)	Reuters agrees that it shall not add any fields to Shared Content data records, nor modify an existing field in Shared Content data records with a data source that would not be available to Moneyline on an ordinary commercial basis.

(M)	Reuters shall process all data outages and latency issues in accordance with the escalation procedures set forth on Exhibit B of the Reuters Help Desk/CRMC Schedule. For purposes hereof, “latency issues” shall mean any event in which the time required for content to travel from the DFC through and out of the Ticker Plant exceeds five-hundred (500) milliseconds.

(N)	As of the Effective Date of the Agreement, to the best of Reuters’ knowledge without extensive inquiry, the content fields that are not Separately Permissionable include earnings estimates, security identifiers, some core fundamental fields, fields derived from core fundamental fields, fields derived from extended fundamental fields, short interest, ECN data, and local industry classifications.

(O)	Reuters or the applicable member of the Reuters Group shall have no obligation to create new product packages/services or modify existing product packages/services at Moneyline’s request, where the creation of such new product packages/services or the modification of existing product packages/services shall require any modifications by Reuters or any member of the Reuters Group to the Software.

(P)	Neither Reuters nor any members of the Reuters Group or its or their respective employees shall be required to provide to Moneyline or any member of the Moneyline Group any market data or data services not specifically provided in this Schedule, including:

(i)	provide information directly to Content Providers regarding the use of content by Moneyline, any member of the Moneyline Group or its or their clients;

(ii)	compile a product/access pricing guide for Moneyline or any member of the Moneyline Group;

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(iii)	verify contracts of Moneyline or any member of the Moneyline Group with clients or Content Providers; or

(iv)	except as set forth in Section 6 of the Reuters Software Support and Software Development Schedule, provide information to Moneyline Clients or any member of the Moneyline Group about what content is available within a package/service distributed by Moneyline or the applicable member of the Moneyline Group; provided, however, that Moneyline may send questions via email to mlt.mdsquestions@reuters.com regarding both the permissioning and the function of access bits.

3.	Mandatory Changes.

(A)	Reuters or the applicable member of the Reuters Group shall be responsible for tracking and implementing Mandatory Changes, to the extent that Reuters or the applicable member of the Reuters Group has been duly notified of such Mandatory Changes by the relevant Content Provider directly or indirectly through Moneyline, and is given a commercially reasonable time to implement such Mandatory Changes.

(B)	Within the first five (5) Business Days of each calendar month, Reuters shall provide Moneyline with a written list of all Mandatory Changes to existing Shared Content implemented by Reuters during the previous month and all Mandatory Changes to Shared Content of which Reuters has received written notice or plans to implement in the future. In the event that Moneyline is aware of any errors or omissions in the list provided by Reuters, Moneyline shall notify Reuters of such errors or omissions within five (5) days of receipt of such list.

(C)	If the time period set forth by the relevant Content Provider to implement a Mandatory Change is less than one (1) month, Reuters shall notify Moneyline of such change in writing.

(D)	Reuters shall implement all Mandatory Changes for Shared Content within the time period set forth by the relevant Content Provider, provided that such Content Provider gives sufficient notice for Reuters or the applicable member of the Reuters Group to complete implementation within the stated time period.

4.	Market Data Services. Subject to Section 7(A) herein, Reuters or the applicable member of the Reuters Group will provide the following services to Moneyline solely in relation to the Moneyline Exclusive Content and Shared Content (“Market Data Services”):

(A)	create new product packages/services submitted by Moneyline;

(B)	process pricing changes submitted by Moneyline for related product packages/services;

(C)	modify product packages/services submitted by Moneyline;

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(D)	add bulk user accesses to, or delete bulk user accesses from, the Moneyline product packages/services;

(E)	with respect to any access bit, responding promptly to questions from Moneyline or members of the Moneyline Group relating to the functions of such access bits; and

(F)	solely with regard to the shared access bits, add, modify or remove restricted access for Moneyline Clients as requested by Moneyline to Reuters or the applicable member of the Reuters Group in writing from time to time; provided that any such request must include any applicable order codes for the relevant Shared Content, and Reuters shall provide Moneyline with such order code promptly upon Moneyline’s request therefore if such order code has not been previously provided by Reuters.

5.	Content Development Services. Subject to Section 7(B) herein, the Reuters Software Support and Software Development Schedule, and to the applicable resource allocations set forth in Reuters Cost and Resource Schedule, Reuters or the applicable member of the Reuters Group shall provide the following services to Moneyline to the extent Moneyline is utilizing the Ticker Plant (“Content Development Services”):

(A)	based on Moneyline’s prioritized monthly requests and in accordance with the methodology set forth on Exhibit B, process additions, modifications and removals from the Reuters Network of the relevant database instruments, pages or news sources which hold the Moneyline Exclusive Content and Shared Content and process, in accordance with Reuters and the applicable members of the Reuters Group’s established procedures, requests for Telerate page format, page-to-page mapping, page-item mapping, item-page mapping, item-item mapping, page authorization change, page access change, page linking, page indexing, Bridge Collector configuration, DFC mapping tables, portfolio creation, modification and removal, and Telerate itemized feed mapping;

(B)	upon Moneyline’s reasonable request, interact and cooperate as reasonably necessary with specified Content Providers, from time to time in coordination with Moneyline; and

(C)	One or more representatives of Reuters content development group shall be available weekly at such time as is mutually agreed by the parties to discuss issues related solely to the Content Development Services set forth herein.

6.	Production Data Maintenance Services.

(A)	Subject to Section 6(B) below, Reuters or the applicable member of the Reuters Group shall provide Moneyline with the following services with respect to Shared Content and Moneyline Exclusive Content only (“Production Data Maintenance Services”):

(i)	with respect to Exchange content, maintain:

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(1)	additions, modifications, and deletions of database instruments as notified by Exchanges;

(2)	company names, descriptions, and other static data fields of database instruments as notified by the Exchanges;

(3)	security identifiers (e.g., ISIN, SEDOL, CUSIP/NSIN, Exchange Code as applicable) of database instruments;

(4)	core fundamental data (e.g., dividends per share, earnings per share, revenue) and shares outstanding; and

(5)	corporate actions.

(ii)	with respect to Exchange and non-exchange content, maintain:

(1)	portfolios;

(2)	scheduled manual data entry and end of day price file loading;

(3)	Asia region Telerate official fixings as follows:

a.	Association of Banks in Singapore fixings calculations and publication;

b.	Daily checks on Hong Kong Association of Banks HIBOR fixings;

c.	Hong Kong Brokers’ Association HIBOR Interbank Overnight Average fixings calculation and publication; and

d.	Taiwan Primary, Secondary Bills, Forward Swaps, Benchmark Government Bond fixings calculation and publication.

(4)	intra-day price confirmation and corrections on real-time databases as escalated via a Trouble Ticket pursuant to Exhibit A of Reuters Help Desk/CRMC Schedule or alerted via system generated error messages and other escalations;

(5)	intra-day price filter adjustments as escalated via a Trouble Ticket pursuant to Exhibit A of Reuters Help Desk/CRMC Schedule or alerted via system generated error messages and other escalations;

(6)	intra-day price and other data format changes as escalated via a Trouble Ticket pursuant to Exhibit A of Reuters Help Desk/CRMC Schedule or alerted via system generated error messages and other escalations;

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(7)	modifications and/or corrections to database instrument settings as escalated via a Trouble Ticket pursuant to Exhibit A of Reuters Help Desk/CRMC Schedule or alerted via weekly database scan reports;

(8)	historical data scans, historical data corrections as required, and upon Moneyline’s reasonable request, provide sufficient historical data that is reasonably required by Moneyline to respond to a query from a Moneyline Client; and

(9)	instrument descriptions as typically maintained at the time of the Moneyline Closing Date.

(iii)	with respect to other functions:

(1)	page rolling and list management for existing I2P pages; and

(2)	configuration files including session tables, and time-zone table.

(B)	Notwithstanding anything to the contrary set forth in this Agreement, Reuters shall provide the Production Data Maintenance Services listed in Section 6(A) to Moneyline:

(i)	based on support levels existing prior to Moneyline Closing Date;

(ii)	during the hours of services and with the response times that Reuters or the applicable member of the Reuters Group generally provides to its or their clients and employees; and

(iii)	for the database instruments, pages, and news sources for Exhibit A content and Non-Exhibit A content.

7.	Description of Services and Associated Service Levels. The parties shall adhere to the following processes in requesting and performing the services described in Section 4 and Section 5 of this Schedule, respectively.

(A)	Market Data Services.

(i)	New Packages/Services. Moneyline shall submit to Reuters or the applicable member of the Reuters Group, either a completed New Packaging Request Form, substantially in the form attached hereto as Exhibit G, or a completed Change Packaging Request Form, substantially in the form attached hereto as Exhibit H or a completed General Installation Form substantially in the form attached hereto as Exhibit K, as applicable. Within five (5) Business Days, Reuters or the applicable member of the Reuters Group shall confirm receipt and shall approve Moneyline’s request or alternatively, shall in the initial response back to Moneyline detail specifically all clarifications which are required for

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approval. Should resubmission of a specific request be required by Reuters or the applicable member of the Reuters Group, Reuters or the applicable member of the Reuters Group shall again respond to Moneyline within five (5) Business Days according to the process above. Reuters or the applicable member of the Reuters Group shall release such new packages/services to the production environment on the date requested by Moneyline, which shall be at least twenty (20) Business Days after the date Reuters or the applicable member of the Reuters Group received such request.

(ii)	Price Change/Creation. Moneyline shall submit to Reuters or the applicable member of the Reuters Group either a completed Pricing Form for Access Bits, substantially in the form attached hereto as Exhibit I, or a completed Pricing Form for Packages, substantially in the form attached hereto as Exhibit J. Reuters or the applicable member of the Reuters Group shall confirm receipt of such request within five (5) Business Days and shall implement all new and changed prices on a coordinated basis with the associated billing cycle in the applicable location, which implementation shall occur no more frequently than once per month. New and changed prices shall be reflected on the billing cycle following implementation of such request.

(iii)	Modify Existing Packages/Services. Moneyline shall submit to Reuters or the applicable member of the Reuters Group a completed Change Packaging Request Form, substantially in the form attached hereto as Exhibit H or a completed General Installation Form substantially in the form attached hereto as Exhibit K, as applicable. Within five (5) Business Days, Reuters or the applicable member of the Reuters Group shall confirm receipt and shall approve Moneyline’s request or alternatively, shall in the initial response back to Moneyline detail specifically all clarifications which are required for approval. Should resubmission of a specific request be required by Reuters or the applicable member of the Reuters Group, Reuters or the applicable member of the Reuters Group shall again respond to Moneyline within five (5) Business Days according to the process above. Reuters or the applicable member of the Reuters Group shall use commercially reasonable efforts to release modified packages/services to the production environment on the date requested by Moneyline, which shall be at least twenty (20) Business Days after the date Reuters or the applicable member of the Reuters Group received such request.

(iv)	Bulk Add/Delete of Accesses/Demos. Moneyline shall submit to Reuters or the applicable member of the Reuters Group completed Bulk Add/Delete Form, substantially in the form attached hereto as Exhibit L. Reuters or the applicable member of the Reuters Group shall confirm receipt of such request within five (5) Business Days. Reuters or the applicable member of the Reuters Group shall implement bulk add/delete

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on the date requested by Moneyline, which shall be at least twenty (20) Business Days after the date Reuters or the applicable member of the Reuters Group confirmed receipt of such request.

(v)	Restrictions. Moneyline shall submit to Reuters or the applicable member of the Reuters Group completed Restrictions Change Form, substantially in the form attached hereto as Exhibit M. Reuters or the applicable member of the Reuters Group shall confirm receipt of such request within five (5) Business Days. Reuters or the applicable member of the Reuters Group shall implement such restrictions on the date requested by Moneyline, which shall be at least ten (10) Business Days after the date Reuters or the applicable member of the Reuters Group confirmed receipt of such request.

(B)	Content Development Services.

(i)	Moneyline shall submit to Reuters or the applicable member of the Reuters Group written project requests (e.g., GCC, TMR, and Project Service Request (PSR)), substantially in the form of Exhibits C-E.

(ii)	Reuters or the applicable member of the Reuters Group shall respond in writing to Moneyline within five (5) Business Days, or within three (3) Business Days for GCC Page Entitlements – Telerate Legacy PRG Creation, GCC Page Entitlements – Telerate Legacy PRG Deletion, GCC Page Linking and GCC Contributor Name Changes only, to confirm receipt of Moneyline’s specific project request or to detail specifically what clarifications are required for the request confirmation. Should resubmission of the specific written request be required by Reuters or the applicable member of the Reuters Group, Reuters or the applicable member of the Reuters Group shall again respond in writing to Moneyline within five (5) or three (3) Business Days according to the process above.

(iii)	Reuters or the applicable member of the Reuters Group shall provide to Moneyline project release dates for each approved GCC, TMR and PSR within the time periods set forth on Exhibit F.

(iv)	Reuters or the applicable member of the Reuters Group shall provide to Moneyline the project grade and corresponding estimated Person Days for each approved PSR within five (5) Business Days of approval. If Reuters fails to provide such information within the time period, Moneyline shall escalate in the following manner: first to the Relationship Manager; if the Relationship Manager does not provide the response within three (3) Business Days, the PSR shall be escalated to the contact person set forth in Section 9 below. If the contact person listed below does not respond within two (2) Business Days, the matter shall be escalated to Senior Vice President, Software Development.

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(v)	By the first Business Day of each month, Moneyline shall submit to Reuters or the applicable member of the Reuters Group a written list prioritizing all PSRs, including GCCs and TMRs, organized by region (e.g., North America, Europe and Asia), which were approved during the previous month that have not yet been prioritized. The parties agree that prioritization may be changed upon mutual agreement at the weekly meetings held by these individuals. Then, by the fifth Business Day of each month, at mutually agreed upon time, one representative from each of the three regional data development groups of Moneyline and Reuters shall be available to discuss and shall agree upon approximate start dates for such projects. If the parties do not agree upon the approximate start dates by the fifth Business day of such month, Moneyline shall escalate the issue according to the process described in § 7(B)(iv) above.

8.	Costs.

(A)	Reuters or the applicable member of the Reuters Group and Moneyline shall share the costs of implementing Mandatory Changes according to the Moneyline Allocation set forth in Reuters Cost and Resource Schedule.

(B)	Moneyline shall be responsible for the costs of all Content Development Services according to the methodology set forth on Exhibit B.

(C)	Reuters or the applicable member of the Reuters Group and Moneyline shall share the costs of all Production Data Maintenance Services according to the Moneyline Allocation set forth in Reuters Cost and Resource Schedule.

9.	Contacts.

(A)	All communications to Reuters regarding the Market Data Services set out in Section 4 of this Schedule shall be directed solely to Market Data Services Product and Production Manager or, if he/she is unavailable or does not respond within two (2) Business Days to Vice President, Market Data Services, to the Relationship Manager or to such other person or persons that the Relationship Manager may designate in writing from time to time. All communications to Reuters regarding the Content Development Services set out in Section 5 of this Schedule shall be directed solely to Manager, Data Acquisition Engineering Content Development Services or, if he/she is unavailable or does not respond within two (2) Business Days to Regional Head of Data-Asia, to Vice-President, TSA Management, to the Relationship Manager or to such other person or persons that the Relationship Manager may designate in writing from time to time. All communications to Reuters regarding the Production Data Maintenance Services set out in Section 6 of this Schedule shall be directed solely to Regional Head of Data-Asia, to the Vice President, TSA Management, to the Relationship Manager or to such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

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(B)	All communications from Moneyline regarding the Market Data Services set out in Section 4 of this Schedule shall be initiated solely from Louise Lomax, Director Content EMEA; Kevin Taylor; Director Content Asia; and Anne Sorenson, Product Marketing, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. All communications from Moneyline regarding the Content Development Services set out in Section 5 of this Schedule shall be initiated solely from Jan Lew, Director Operations/Projects Americas; Louise Lomax, Director Content EMEA; and Kevin Taylor, Director Content Asia, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. All communications from Moneyline regarding the Production Data Maintenance Services set out in Section 6 of this Schedule shall be initiated solely from Jan Lew, Director Operations/Projects Americas; Louise Lomax, Director Content EMEA; and Kevin Taylor, Director Content Asia, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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EXHIBIT B

METHODOLOGY FOR DISCRETIONARY ADDITIONS, MODIFICATIONS, AND REMOVALS

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Addition of new content that is Separately Permissionable

Includes:

1)	New feeds with new content for new sources (and new content is Separately Permissionable from existing Shared Content);

2)	New feeds with new content for existing sources (and new content is Separately Permissionable from existing Shared Content); and

3)	Existing feeds with new content for existing sources (and new content is Separately Permissionable from existing Shared Content).

	Non-Exhibit A Content				Exhibit A Content

Applies to	Exchange Content		Other Content		Exchange Content		Other Content

Initiated By	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline

Description	Reuters initiates the addition of 1) new Reuters Exclusive (Exchange) Content; or 2) new Shared (Exchange) Content (if (a) the parties mutually agree to add such content, or (b) such content already exist as Moneyline Exclusive (Exchange) Content).	Moneyline initiates the addition of 1) new Moneyline Exclusive (Exchange) Content; or 2) new Shared (Exchange) Content (if (a) the parties mutually agree to add such content, or (b) such content already exists as Reuters Exclusive (Exchange) Content).	n/a	Moneyline initiates the addition of new Moneyline Exclusive (other) Content.	n/a	n/a	n/a	n/a

Resulting Content Type	1) Reuters Exclusive Content; or 2) Shared Content	1) Moneyline Exclusive Content; or 2) Shared Content	n/a	Moneyline Exclusive Content	n/a	n/a	n/a	n/a

Data Sets	1	1	n/a	1 or 2 (if content already exists as Reuters Exclusive Content)	n/a	n/a	n/a	n/a

Development Allocation Attributable to Moneyline	1) n/a; or 2) (a) 1/2 of Person Days allocated to the specific project, or (b) a credit equal to 1/2 of Person Days allocated to the specific project.	1) All Moneyline or 2) (a) 1/2 of Person Days allocated to the specific project, or (b) 1/2 of Person Days allocated to the specific project.	n/a	All Moneyline	n/a	n/a	n/a	n/a

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Addition of new content (Reuters only) or modification of existing content that is not Separately Permissionable from existing Shared Content

Includes:

1)	New feeds with new content for new sources (and new content is not Separately Permissionable from existing Shared Content);

2)	New feeds with new content for existing sources (and new content is not Separately Permissionable from existing Shared Content);

3)	Existing feeds with new content for existing sources (and new content is not Separately Permissionable from existing Shared Content);

4)	Modification of existing feeds with existing content for existing sources (and modified content is not Separately Permissionable from existing Shared Content); and

5)	Replacement of existing sources with a new source (and new source is not Separately Permissionable from existing Shared Content).

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	Non-Exhibit A Content				Exhibit A Content

Applies to	Exchange Content		Other Content		Exchange Content		Other Content

Initiated By	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline

Description	Reuters initiates the addition of new Exchange content, the modification of existing Shared (Exchange) Content or a change in the source of Exchange content that is not Separately Permissionable from existing Shared Content and 1) Moneyline obtains relevant Content Licenses; or 2) Moneyline cannot obtain relevant Content Licenses and either: a) wants to retain the existing Shared Content; or b) wants to remove the existing Shared Content	Moneyline requests and Reuters approves modification of existing Shared (Exchange) Content that is not Separately Permissionable from existing Shared Content.	Reuters initiates the addition of new other content, the modification of existing Shared (other) Content or a change in the source of other content that is not Separately Permissionable from existing Shared Content and 1) Moneyline obtains relevant Content Licenses; or 2) Moneyline cannot obtain relevant Content Licenses and either: a) wants to retain the existing Shared Content; or b) wants to remove the existing Shared Content	Moneyline requests and Reuters approves modification of existing Shared (other) Content that is not Separately Permissionable from existing Shared Content.	Reuters initiates the addition of new Exchange content, the modification of existing Shared (Exchange) Content or a change in the source of Exchange content that is not Separately Permissionable from existing Shared Content and 1) Moneyline obtains relevant Content Licenses; or 2) Moneyline cannot obtain relevant Content Licenses and either: a) wants to retain the existing Shared Content; or b) wants to remove the existing Shared Content	Moneyline requests and Reuters approves modification of existing Shared (Exchange) Content that is not Separately Permissionable from existing Shared Content.	Reuters initiates the addition of new other content, the modification of existing Shared (other) Content or a change in the source of other content that is not Separately Permissionable from existing Shared Content and 1) Moneyline obtains relevant Content Licenses; or 2) Moneyline cannot obtain relevant Content Licenses and either: a) wants to retain the existing Shared Content; or b) wants to remove the existing Shared Content	Moneyline requests and Reuters approves modification of existing Shared (other) Content that is not Separately Permissionable from existing Shared Content.

Resulting Content Type	1) Shared Content; or 2) (a) original data set is Reuters Exclusive Content and duplicate data set is Moneyline Exclusive Content; or (b) Reuters Exclusive Content	Shared Content	1) Shared Content; or 2) (a) original data set is Reuters Exclusive Content and duplicate data set is Moneyline Exclusive Content; or (b) Reuters Exclusive Content	Shared Content	1) Shared Content; or 2) (a) original data set is Moneyline Exclusive Content and duplicate data set is Reuters Exclusive Content; or (b) Reuters Exclusive Content	Shared Content	1) Shared Content; or 2) (a) original data set is Moneyline Exclusive Content and duplicate data set is Reuters Exclusive Content; or (b) Reuters Exclusive Content	Shared Content

Data Sets	1) 1; or 2) (a) 2; or (b) 1	1	1) 1; or 2) (a) 2; or (b) 1	1	1) 1; or 2) (a) 2; or (b) 1	1	1) 1; or 2) (a) 2; or (b) 1	1

Development Allocation Attributable to Moneyline	1) 1/2 of Person Days allocated to the specific project; or 2) (a) addition of new Exchange content is n/a, and creating the duplicate data set is All Moneyline; or (b) n/a	1/2 of Person Days allocated to the specific project	1) 1/2 of Person Days allocated to the specific project; or 2) (a) addition of new Exchange content is n/a, and creating the duplicate data set is All Moneyline; or (b) n/a	1/2 of Person Days allocated to the specific project	1) 1/2 of Person Days allocated to the specific project; or 2) (a) n/a; or (b) n/a	1/2 of Person Days allocated to the specific project	1) 1/2 of Person Days allocated to the specific project; or 2) (a) n/a; or (b) n/a	1/2 of Person Days allocated to the specific project

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Modification of Moneyline Exclusive Datas

	Non-Exhibit A Content				Exhibit A Content

Applies to	Exchange Content		Other Content		Exchange Content		Other Content

Initiated By	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline

Description	n/a	Moneyline requests the modification of existing content that is Moneyline Exclusive Content, that is Separately Permissionable from existing Shared Content	n/a	Moneyline requests the modification of existing content that is Moneyline Exclusive Content, that is Separately Permissionable from existing Shared Content	n/a	Moneyline requests the modification of existing content that is Moneyline Exclusive Content, that is Separately Permissionable from existing Shared Content	n/a	Moneyline requests the modification of existing content that is Moneyline Exclusive Content, that is Separately Permissionable from existing Shared Content

Resulting Content Type	n/a	Moneyline Exclusive Content	n/a	Moneyline Exclusive Content	n/a	Moneyline Exclusive Content	n/a	Moneyline Exclusive Content

Data Sets	n/a	1	n/a	1	n/a	1	n/a	1

Development Allocation	n/a	All Moneyline	n/a	All Moneyline	n/a	All Moneyline	n/a	All Moneyline

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Removal of Shared Content that is Separately Permissionable

	Non-Exhibit A Content				Exhibit A Content

Applies to	Exchange Content		Other Content		Exchange Content		Other Content

Initiated By	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline

Description	Reuters initiates the removal of Shared (Exchange) Content from delivery to 1) its clients only; or 2) upon mutual agreement, to both its and Moneyline’s clients.	Moneyline initiates the removal of Shared (Exchange) Content from delivery to 1) its clients only; or 2) upon mutual agreement, to both its and Reuters clients.	Reuters initiates the removal of Shared (other) Content from delivery to its clients.	Moneyline initiates the removal of Shared (other) Content from delivery to its clients.	Reuters initiates the removal of Shared (Exchange) Content from delivery to 1) its clients only; or 2) upon mutual agreement, to both its and Moneyline’s clients.	Moneyline initiates the removal of Shared (Exchange) Content from delivery to 1) its clients only; or 2) upon mutual agreement, to both its and Reuters clients.	Reuters initiates the removal of Shared (other) Content from delivery to its clients.	Moneyline initiates the removal of Shared (other) Content from delivery to its clients.

Resulting Content Type	1) Moneyline Exclusive Content; or 2) n/a.	1) Reuters Exclusive Content; or 2) n/a.	n/a	n/a	1) Moneyline Exclusive Content; or 2) n/a.	1) Reuters Exclusive Content; or 2) n/a.	n/a	n/a

Data Sets	1) 1; or 2) 0	1) 1; or 2) 0	0 or 1 (if content still exists as Moneyline Exclusive Content)	0 or 1 (if content still exists as Reuters Exclusive Content)	1) 1; or 2) 0	1) 1; or 2) 0	0 or 1 (if content still exists as Moneyline Exclusive Content)	0 or 1 (if content still exists as Reuters Exclusive Content)

Development Allocation Attributable to Moneyline	1) n/a; or 2) 1/2 of Person Days allocated to the specific project.	1) All Moneyline or 2) 1/2 of Person Days allocated to the specific project.	n/a	All Moneyline	1) n/a; or 2) 1/2 of Person Days allocated to the specific project.	1) All Moneyline or 2) 1/2 of Person Days allocated to the specific project.	n/a	All Moneyline

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Removal of Moneyline Exclusive Content

	Non-Exhibit A Content				Exhibit A Content

Applies to	Exchange Content		Other Content		Exchange Content		Other Content

Initiated By	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline	Reuters	Moneyline

Description	n/a	Moneyline initiates the removal of Moneyline Exclusive (Exchange) Content from delivery to its clients.	n/a	Moneyline initiates the removal of Moneyline Exclusive (other) Content from delivery to its clients.	n/a	Moneyline initiates the removal of Moneyline Exclusive (Exchange) Content from delivery to its clients.	n/a	Moneyline initiates the removal of Moneyline Exclusive (other) Content from delivery to its clients.

Resulting Content Type	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Data Sets	n/a	0 or 1 (if content still exists as Reuters Exclusive Content)	n/a	0 or 1 (if content still exists as Reuters Exclusive Content)	n/a	0 or 1 (if content still exists as Reuters Exclusive Content)	n/a	0 or 1 (if content still exists as Reuters Exclusive Content)

Development Allocation Attributable to Moneyline	n/a	All Moneyline	n/a	All Moneyline	n/a	All Moneyline	n/a	All Moneyline

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SCHEDULE 2.01(a)(i)(3)

REUTERS TRANSITIONAL SERVICE
FACILITIES SERVICES

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Moneyline may store at the Equipment Locations only as much equipment and spares as is necessary for Moneyline to service their clients in relation to the Software and associated packages/services as set forth in the Reuters Market Data Services and Data Management Schedule which were licensed by Moneyline pursuant to the Agreement or provide Services provided by Reuters under this Agreement.

(B)	Moneyline or the applicable member of the Moneyline Group shall ensure that its or their respective personnel comply with reasonable security, confidentiality and operational requirements at the Equipment Locations as notified in writing (including by way of reasonably prominent notice) to Moneyline or the applicable member of the Moneyline Group by Reuters or the applicable member of the Reuters Group.

(C)	Moneyline or the applicable member of the Moneyline Group shall not authorize anyone else to use the Equipment Locations other than its and their respective employees, agents or subcontractors and Moneyline may not assign or sublicense its rights with respect to any of the Equipment Locations.

(D)	In the event that it becomes necessary, based on the reasonable business needs of Reuters, to relocate to another facility operated by or on behalf of Reuters, Moneyline shall not materially obstruct Reuters relocation. Reuters shall be solely responsible for any costs and expenses incurred for such relocation; provided, however, that Moneyline shall be responsible for all costs and expenses resulting from Moneyline’s material obstruction of Reuters relocation.

(E)	Moneyline and the members of the Moneyline Group shall not and shall cause its and their respective employees not to obstruct the common areas of any Equipment Location.

(F)	Moneyline and the members of the Moneyline Group shall not, and shall cause its and their respective employees not to, do any act or make any omission which would or might constitute a breach of any statutory requirement affecting any Equipment Location or which would or might vitiate in whole or in part any insurance effected in respect of the Equipment Location from time to time.

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(G)	Moneyline and the members of the Moneyline Group shall not and shall cause its and their respective employees not to impede the exercise of Reuters rights of possession and control of the Equipment Locations.

(H)	Moneyline and the members of the Moneyline Group shall and shall cause its and their respective employees to observe such reasonable rules and regulations as Reuters may make from time to time in the interests of good estate management governing the use of any Equipment Location including, without limitation, regulations to ensure the security of the Equipment Location through the implementation of security checks, passes and procedures for employees, contractors, consultants and visitors.

(I)	Nothing in this Agreement shall create any lease, sub-lease or assignment of any Equipment Locations or any portion of such Equipment Locations.

3.	Equipment Locations. To the fullest extent permitted by law, Reuters or a member of the Reuters Group authorizes Moneyline or a member of the Moneyline Group the non-exclusive use of such Equipment Locations for the physical placement of equipment including DFCs and Replicators owned or leased by Moneyline on such Equipment Locations as set forth on Exhibit A, which may be amended from time to time by Reuters upon not less than sixty (60) days prior written notice to Moneyline.

4.	Access to Facilities. In light of significant confidentiality concerns, no employee of Moneyline or a member of the Moneyline Group shall access any Facility unless such employee is invited by, or obtains 12 hours prior consent from, an employee of Reuters or a member of the Reuters Group, and accesses such Facility under the supervision of an employee of Reuters or a member of the Reuters Group, unless consent and/or supervision requirements are waived on a case by case basis by the Reuters Group.

5.	Provision of Services. For the Equipment Locations set forth in Section 3, Reuters or a member of the Reuters Group shall provide the following Services in relation to each Equipment Location as specifically set forth herein (“Equipment Location Services”):

(A)	payment of rents, property taxes, utilities charges and landlord’s service charges in each Equipment Location;

(B)	maintenance of the building and any plant and equipment forming part of the building in a state of repair and condition appropriate to its user and in accordance with the terms of any lease in each Equipment Location;

(C)	keeping the Equipment Locations (or procuring that the Equipment Locations are kept) insured against the risks usually insured against in accordance with good commercial practice;

(D)	provision of security, cleaning, reception, incoming mail room, goods, deliveries and storage to the extent that Reuters has been providing such services at each Equipment Location;

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(E)	provision of such other services to the Equipment Locations as Moneyline or the applicable member of the Moneyline Group may reasonably request or Reuters may reasonably specify; and

(F)	for the Equipment Locations, at least sixty (60) days notification to Moneyline or a member of the Moneyline Group if Reuters or a member of the Reuters Group, based on reasonable business needs, determines to move an Equipment Location.

6.	Cost. For each of the Equipment Locations, the amounts payable by Moneyline or a member of the Moneyline Group to Reuters shall be as set forth in the Reuters Cost and Resource Schedule.

7.	Other Provisions. To ensure that Moneyline or a member of the Moneyline Group receives the full benefit of the Services set forth in this Schedule, the following shall apply:

(A)	Applications for Consent. To the extent that the consent of any landlord or other reversioner is required to permit lawful occupation of the Equipment Locations by Moneyline or a member of the Moneyline Group (a “Requisite Consent”) Reuters shall apply for the requisite consent.

(B)	Co-operation to Obtain Consent. In the event Reuters applies for a Requisite Consent it shall use its commercially reasonable efforts to obtain such Requisite Consent. Moneyline shall supply such information and references as the landlord or any other reversioner may require for its consideration as to whether to grant such consent and shall enter into such covenants or agreements as the landlord (or any other reversioner) may properly require in granting the Requisite Consent.

(C)	Failure to Obtain Consent. If for any reason, Reuters, using all reasonable commercial endeavors, is unable to obtain the Requisite Consent, Moneyline or the applicable member of the Moneyline Group's right to occupation to the applicable Equipment Location shall cease immediately and Reuters shall have no obligation to provide to Moneyline or a member of the Moneyline Group any alternative Equipment Location.

(D)	Costs. All costs and expenses of obtaining a Requisite Consent shall be borne by Moneyline.

(E)	Security of Tenure. This Schedule having been concluded at arm’s length and the parties having received separate independent legal advice the parties agree that this Schedule takes effect as a mere license and does not grant Moneyline or the applicable member of the Moneyline Group exclusive possession or create a tenancy or other form of secured occupation and this Schedule and the Agreement do not create any lease or assignment of such premises or any portion of such premises.

(F)	No Holding Over. No demand or receipt by Reuters at the termination of the Services set forth in this Schedule of any sum of money nor any acknowledgement given by Reuters shall constitute or evidence the creation of a hold-over tenancy or other form of secure occupation in Moneyline’s or any member of the Moneyline Group's favor.

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(G)	Breach of the Provisions. If Moneyline or a member of the Moneyline Group breaches any terms of this Schedule and fails to cure such breach within ten (10) Business Days of notification by Reuters or a member of the Reuters Group, its right to occupation of the applicable Equipment Location shall cease immediately.

8.	Term and Termination.

(A)	Unless otherwise provided in this Schedule, the Term for each of the Services set forth in this Schedule shall be from the Moneyline Closing Date until:

(i)	Reuters lease of the applicable Equipment Location expires or is terminated by the landlord; it being understood that Reuters will be under no obligation to renew any lease; or

(ii)	the landlord of any Equipment Location issues proceedings against Reuters to ensure that Moneyline vacates the building.

(B)	Upon termination pursuant to Section 8(A) of this Schedule, Moneyline shall promptly remove all equipment including DFCs and Replicators owned or leased by Moneyline from the relevant Equipment Location.

9.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Director, Facilities or, if he/she is unavailable or does not respond within two (2) Business Days to Vice President, Facilities, or to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Larry Landau, Senior Vice President Global Operations, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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EXHIBIT A

EQUIPMENT LOCATIONS

	10050 Manchester Office	St. Louis, MO

	717 Office Parkway	St. Louis, MO

Ground Floor Computer Room	800 Rene Levesque Boulevard West	Montreal, Quebec

	145 W. King Street	Toronto, Ontario

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SCHEDULE 2.01(a)(i)(4)

REUTERS TRANSITIONAL SERVICE
HELP DESK/CRMC

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	All references contained herein relating to specific persons, titles, reports, categories, lists and the like shall be amended from time to time throughout the term as necessary or appropriate to reflect changes made to systems and personnel.

(B)	The parties understand and agree that any Services performed pursuant to this Schedule to the extent set forth on Exhibit C shall be subject to an Extraordinary Cost and shall be payable by Moneyline to Reuters on a time and materials basis at Reuters then current standard rates in accordance with the Reuters Cost and Resource Schedule.

(C)	The parties understand and agree that Moneyline may, from time to time, escalate issues to an appropriate Reuters Level II support technician for further escalation in accordance with Reuters operating and escalation procedures for Reuters own clients; provided, however, that prior to escalation to Reuters, Moneyline must complete internal escalation procedures and must provide the Level II support technician documentation of the steps it took towards resolving the relevant issue.

(D)	The parties understand and agree that effective as of Moneyline’s termination of the Connectivity Management Services and Customer Support Services as set forth on the Reuters Terminated Services Schedule, the Moneyline help desk had the same monitoring and Software distribution tools to perform the same tasks that the Reuters help desk had prior to termination, with the exception of mass distribution capabilities. Reuters has no further obligation to provide or maintain any such monitoring or distribution tools to Moneyline.

(E)	To the extent that any Software Development Services or Software Support Services are required regarding any version of any Software other than the most recent version of such Software, Reuters help desk may require Moneyline Clients to upgrade to the most recent version of such Software by a mutually agreed date; provided, however, that Moneyline Clients shall not be required to upgrade to the most recent version of such Software, if such version does not comply with the branding and packaging requirements specified in the Agreement and no Moneyline Clients have been previously upgraded to such version.

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(F)	Reuters shall undertake the same escalation procedures in light of a total outage for any Level II sources pursuant to Exhibit A of this Schedule, as it does for its preferred data sources internally.

(G)	Neither any Permitted Distributor nor any other affiliate of Moneyline (except for members of the Moneyline Group as set forth in the Agreement) nor any of its or their respective clients shall be permitted to contact the Reuters help desk or any Reuters employees in relation to the services being provided hereunder; provided however, that any entity providing to the Moneyline Group outsource services relating to help desk functions shall have the right to contact Reuters as provided in Section 2(C) of this Schedule above.

(H)	Moneyline or a member of the Moneyline Group or an outsource entity providing service to any of them shall provide Level I technical support to all Moneyline Clients. If an escalation to Reuters is needed, in Moneyline’s reasonable opinion, Moneyline or its agent may escalate to Reuters. Each party will instruct their own clients to call the appropriate help desk to discuss the nature of the problem (i.e. Reuters clients will contact Reuters and Moneyline Clients will contact Moneyline).

(I)	Neither Moneyline nor any member of the Moneyline Group shall make or shall cause the making of any mass distributions (meaning the delivery of new releases of Software on a regional rather than individual basis or to multiple Licensed Users at the same time) using the Ticker Plant or the Reuters Network.

3.	Distribution Management Services. In North America for the benefit of Moneyline’s clients located in (i) North America and (ii) in Europe and Asia (but in Europe and Asia only outside of Moneyline's standard hours of provision of such services in the applicable region), Reuters or the applicable member of the Reuters Group will provide the following services to Moneyline solely in relation to the Software (“Distribution Management Services”):

(A)	subject to Section 2(I), the timely distribution to the applicable Moneyline Clients of all mass distributions of Releases and Enhancements, in Object Code format from time to time by Reuters no later than such Releases or Enhancements are distributed to Reuters clients;

(B)	monitoring the Replicators of Moneyline Clients to the Reuters Network including, issues relating to circuits and servers, and monitoring without limitation the server activities listed in Exhibit E hereto until such time as Shared Sites are sufficiently segmented; and

(C)	for Shared Sites, logging, prioritizing and resolving issues related to Moneyline Clients’ losses in connectivity to, or data transfer from, the applicable Reuters Network.

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4.	Reuters Second Level Support Services. Pursuant to Section 6.04 of the Agreement, in North America for the benefit of Moneyline's clients located in (i) North America and (ii) in Europe and Asia (but in Europe and Asia only outside of Moneyline's standard hours of provision of such services in the applicable region), and in each case during the applicable Software License Term, Reuters or the applicable member of the Reuters Group shall provide the following Level II support services in accordance with Section 2(C) above to Moneyline solely in relation to the Software (“Reuters Second Level Support Services”):

(A)	Reuters shall use reasonable commercial efforts for Reuters and Moneyline generally, to resolve Trouble Tickets as set forth on Exhibit A hereto, including the following services:

(i)	respond to and log in Vantive (or any Reuters successor system) Moneyline help desk queries regarding product functionality and content;

(ii)	respond to and log in Vantive (or any Reuters successor system) Moneyline help desk technical issues; and

(iii)	trouble shoot and solve issues on-line whenever reasonably practicable.

(B)	If Reuters or the applicable member of the Reuters Group, in accordance with Reuters operating procedures for Reuters own clients, makes a determination not to dispatch a field technician to a Shared Site at any given time, Moneyline shall be permitted to request in writing the dispatch of any available field technicians to such Shared Site; provided, however, that such dispatch shall constitute an Extraordinary Cost and shall be payable by Moneyline to Reuters on a time and materials basis at Reuters then current standard rates.

(C)	In the event that help desk support provided pursuant to Exhibit A does not resolve a Moneyline Trouble Ticket, Moneyline may call, the contacts listed on Exhibit B or any other person or persons that Reuters or the applicable member of the Reuters Group may designate from time to time.

5.	Reporting Obligations. Reuters shall provide Moneyline with a weekly login misuse report, which shall be substantially in the form of Exhibit D attached hereto; provided, however, that neither Reuters nor any member of the Reuters Group shall be liable to Moneyline or any third party for any login misuse by a Moneyline Client.

6.	Meetings Obligations. In the event of a level 2 or level 3 outage, at Moneyline’s reasonable request at least twenty-four (24) hours prior to the requested meeting time and subject to Relationship Management Services Schedule, Reuters shall be available to discuss how such level 2 or level 3 outage was resolved.

7.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely in accordance with the escalation procedures set forth in Exhibit A or in the event such procedure fails to resolve an inquiry within two (2) Business Days, to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

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(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Kirk Jones, Director Help Desk Americas; David Christie, Vice President, Operations EMEA; Larry Landau, Senior Vice President Global Operations, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(i)(5)

REUTERS TRANSITIONAL SERVICE
RELATIONSHIP MANAGEMENT SERVICES

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Nothing in this Schedule shall prohibit Moneyline from utilizing applicable escalation procedures set forth in another Schedule.

(B)	In the event that the Relationship Manager takes a sick day, personal day or vacation, the Relationship Management Services set forth in Section 4 herein, shall be undertaken by the contacts listed in the applicable Schedules.

3.	Relationship Manager. Reuters or the applicable member of the Reuters Group shall designate one Reuters employee (the “Relationship Manager”) who shall be responsible for providing, or causing the provision of, the Relationship Management Services set forth in Section 4 herein. Reuters or the applicable member of the Reuters Group may change the Relationship Manager from time to time; provided, however, that Reuters or the applicable member of the Reuters Group shall, to the maximum extent possible, provide Moneyline with prior written notification of such change and shall undertake commercially reasonable steps to ensure that the new Relationship Manager is adequately prepared to provide the Relationship Management Services set forth in Section 4 herein.

4.	Relationship Management Services. The Relationship Manager shall provide, or cause to be provided, the following services to Moneyline solely in relation to the Services provided by Reuters or the applicable member of the Reuters Group (“Relationship Management Services”):

(A)	Building and Maintaining Relationships. The Relationship Manager shall build and maintain relationships, for operational issues, with:

(i)	the contact persons set forth in the Schedules; and

(ii)	employees at all levels of the Moneyline organization.

(B)	Facilitation. The Relationship Manager shall facilitate, whenever possible:

(i)	the tracking and escalation of issues raised by Moneyline arising from the Agreement or from the provision of Services by Reuters or the applicable member of the Reuters Group;

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(ii)	the tracking and escalation of issues raised by Moneyline Clients, where such issues result from the provision of Services by Reuters or the applicable member of the Reuters Group to such client, and where such issues can not be resolved through Moneyline’s utilization of the applicable escalation procedures set forth in the Schedules; and

(iii)	the escalation of issues for Moneyline within Reuters and the applicable members of the Reuters Group.

(C)	Liaisons. On a regular basis, upon the specific request of Moneyline, and where necessitated by operational issues, the Relationship Manager shall liaise:

(i)	with the contacts set forth in the applicable Schedules to better ensure the timely provision of the Services;

(ii)	with appropriate contacts within the Reuters quality assurance and software development groups;

(iii)	with Reuters help desk for coordination of product issues and outages; and

(iv)	between employees of the Moneyline help desk and the senior management of Moneyline and employees of the Reuters help desk and the senior management of Reuters to discuss Level II and Level III help desk support issues.

(D)	Meetings.

(i)	The Relationship Manager shall be responsible for organizing the regularly scheduled meetings and conference calls set forth in the Schedules, and whenever logistically possible, shall attend such meetings and participate on such conference calls.

(ii)	The Relationship Manager shall attend on Moneyline’s behalf, whenever logistically possible, Reuters change control meetings, or any successor meeting thereto, and shall inform Moneyline of any issues raised at such Meeting that the Relationship Manager determines are likely to affect the provision of Services by Reuters or the applicable member of the Reuters Group to Moneyline or Moneyline Clients.

(iii)	In the event of a level 2 or level 3 outage and upon Moneyline’s reasonable request, the Relationship Manager shall be responsible for organizing a meeting or conference call to discuss the outage in accordance with the Reuters Help Desk/CRMC Schedule, and whenever logistically possible, shall attend such meeting or participate on such conference call.

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(E)	Reports and Notifications.

(i)	The Relationship Manager shall be responsible for ensuring that the reports, lists, and notifications set forth on the Schedules are delivered to Moneyline on a timely basis.

(ii)	The Relationship Manager shall create and maintain a list of operational issues escalated by Moneyline in accordance with the escalation procedures set forth on the Schedules, and shall track the status of these issues, noting both the issues that have been resolved and the issues that Reuters has determined cannot be resolved. The Relationship Manager shall provide such list to Moneyline on the first Business Day of every month, and shall discuss such list with Moneyline, from time to time, upon Moneyline’s request.

(iii)	In the event of a level 2 or level 3 outage and upon Moneyline’s reasonable request, the Relationship Manager shall promptly issue a corporate statement substantially in the form of Exhibit A hereto, which shall include a description of the outage, its suspected causes, its related effects, actions taken, and other root causes analyses factors, in accordance with the Reuters Help Desk/CRMC Schedule.

(iv)	Upon Moneyline’s request, which shall not be more frequent than once every five (5) Business Days, the Relationship Manager shall provide Moneyline with the number of Moneyline’s Person Days of FTEs remaining for the current month and the number of Moneyline’s Person Days remaining for the current year, to ensure Moneyline’s compliance with the Reuters Cost and Resource Schedule.

(v)	The Relationship Manager shall prepare a daily report of issues raised at the Reuters change control meeting referenced in Section 4(D)(ii) above, which are likely to affect the provision of Services by Reuters or the applicable member of the Reuters Group to Moneyline or Moneyline Clients.

5.	Contacts. All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Vice President, TSA Management or, if he/she is unavailable or does not respond within two (2) Business Days to Jenni Neumann.

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EXHIBIT A

SAMPLE OUTAGE CORPORATE STATEMENT

Summary:

1)	Date and Time of incident:

2)	Actual incident:

3)	Services affected:

4)	Time of resolution:

5)	Root cause of incident:

Action Plan / Comments:

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SCHEDULE 2.01(a)(i)(6)

REUTERS TRANSITIONAL SERVICE
SHARED ADMINISTRATIVE SYSTEMS

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Moneyline shall acquire and maintain any and all software licenses with the technical specifications necessary for Reuters or a member of the Reuters Group to provide the Services set forth in this Schedule, including (a) to the extent required to allow Reuters to provide the Vantive Services, a license to the Sybase™ database, or such similar database used in the deployment of Vantive, and Vantive application maintenance, upgrade and operational support and (b) any licenses required by ProComm.

(B)	Moneyline acknowledges and agrees that in providing the Services set forth in this Schedule, Reuters or a member of the Reuters Group shall provide such Services in the manner it provides such Services generally to itself or a member of its Group or to its or their clients and nothing in this Schedule shall require Reuters or a member of the Reuters Group to modify, change or alter in any way the manner in which it provides such Services for any reason including the failure of Moneyline to maintain software licenses of the necessary technical specifications.

(C)	Moneyline acknowledges and agrees that the Services set forth in this Schedule are not being exclusively provided by Reuters to Moneyline or a member of the Moneyline Group.

(D)	Neither Reuters nor any member of the Reuters Group shall be required to provide any training to Moneyline or a member of the Moneyline Group or its or their employees in the provisioning of any Services.

(E)	Moneyline and the applicable member of the Moneyline Group shall only have non-administrator access to the MIS and Vantive systems.

(F)	Moneyline or any member of the Moneyline Group shall not have any access to the Reuters or a member of the Reuters Group’s databases of the MIS or Vantive systems except as specifically necessary and required to provide the Moneyline Transitional Services and neither Reuters nor any member of the Reuters Group shall have any access to Moneyline or a member of the Moneyline’s Group’s databases of the MIS or Vantive systems, other than administrative access, except as specifically necessary and required to provide the Reuters Transitional Services; provided, however, it shall be understood that Reuters or a member of the Reuters Group shall segregate the databases and shall be solely responsible for determining who has administrative access to such databases.

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(G)	Except for bulk orders processed in accordance with Section 3(E) herein, neither Reuters nor any member of the Reuters Group or its or their respective employees shall be required to process orders for Moneyline, members of the Moneyline Group, or Moneyline Clients.

(H)	Except for the reporting requirements set forth herein, neither Reuters nor any member of the Reuters Group nor its or their respective employees shall be required to develop or distribute to Moneyline or any member of the Moneyline Group, reports based on Vantive and MIS data for Moneyline, any member of the Moneyline Group or its or their respective clients.

3.	MIS Services. Reuters or the applicable member of the Reuters Group shall provide the following services to Moneyline (the “MIS Services”):

(A)	the contact person designated by Reuters in Section 6 shall provide a user name and password to each user designated by Moneyline in writing of the MIS systems to access those databases which contain information related to Moneyline clients within the MIS- related software applications;

(B)	access to the databases to which the Moneyline-designated users shall have access shall generally record and archive information related to order management, order capture, processing and billing of Moneyline records (including without limitation, Add-On Software and other Software for which Moneyline must generate User counts), maintaining and transmitting Moneyline User authorizations to the Ticker Plant, and compiling and producing reports of Exchange and third party accesses and the associated fees payable to the Exchange or the third party;

(C)	access to the MIS databases via Procomm software or via thin web browser to an intranet site as set forth in Section (4) of the Reuters Technical Operations Schedule, the databases which run the authorizations and restrictions models, the exchange entitlement and reporting modules, permissioning, reporting and billing modules, lookup and editing functions, and order processing modules (including bulk MIS requests), and the reporting (both electronic and hard copy) relating to the foregoing modules;

(D)	maintain the interface which transmits data between MIS and Moneyline’s SAP system and/or SAVVIS’ Vantive (or successor) system; and

(E)	processing bulk orders reasonably requested, whether initiated by a Moneyline Client or by Moneyline or a member of the Moneyline Group.

4.	Vantive Services. Reuters or the applicable member of the Reuters Group shall provide the following services to Moneyline (the “Vantive Services”):

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(A)	support for the operation and maintenance of the Vantive system including support and maintenance of the “loose link” connection of Vantive between SAVVIS Communications and Moneyline;

(B)	allowing Moneyline personnel to enter orders, check status, resolve bill inquiries, log service issues and retrieve product information, and run and print reports (both electronically and in hard copy) to the same extent such reports are available to Reuters;

(C)	automating call routing and tracking, workflow, and problem resolution;

(D)	providing access to historic client information of Moneyline;

(E)	providing access point for call tracking, problem management, and problem resolution, capturing and displaying information related to system status, trouble tickets, known product defects, and other data; and

(F)	servicing all Vantive Service Requests (VSRs) and Vantive Enhancement Requests (VERs) from Moneyline or a member of the Moneyline Group.

5.	Reports. To the extent Moneyline or the applicable member of the Moneyline Group is unable to generate these reports, Moneyline shall have constant access, both in electronic and hardcopy format, to the full suite of reports in both Vantive and MIS relating to Moneyline clients, shared clients, and Exchange reporting and permissioning clients to the same extent such reports are available to Reuters. Reuters shall not delay or terminate any request from Moneyline or any member of the Moneyline Group to print or access such reports, and all such reports shall be processed on a first come/first served basis, provided, however, that where such reports are of such size that the MIS system applies predetermined delays (regardless of whether such reports are generated by Reuters or Moneyline), then the processing of such report will occur when there exists sufficient system capacity.

6.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Vice President, MIS or Vantive Development Manager, if they are unavailable or do not respond within two (2) Business Days to Senior Vice President, MIS, or to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Adam Napoli, Director Client Services; Sally Waselik, Director Corporate Systems; Conor McCarthy, Treasurer, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(i)(7)

REUTERS TRANSITIONAL SERVICE
SOFTWARE SUPPORT AND SOFTWARE DEVELOPMENT

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule are conditioned on the following assumptions:

(A)	With the exception of those resources dedicated to the Active1, Version 7.1.x software as set forth in Section 6.04(c)(4) of the Agreement, no employees of Reuters or any member of the Reuters Group shall be exclusively dedicated to providing Software Support Services and Software Development Services to Moneyline or its clients.

(B)	Except as specifically set forth in Article VI of the Agreement and as specifically set forth on Exhibit A and Exhibit B attached hereto, with regard to Software Development Services, Reuters or the applicable member of the Reuters Group shall not be required to make available to Moneyline or its clients, any enhancements or customizations that Reuters or the applicable member of the Reuters Group provides or develops specifically for its or their clients. Without limiting the foregoing, Reuters or the applicable member of the Reuters Group will not be required to make available to Moneyline or its clients, enhancements to the Software relating to additions of or modifications to Reuters Exclusive Content.

(C)	Any Software Support Services or Software Development Services provided by Reuters or the applicable member of the Reuters Group pursuant to Exhibit C of Reuters Help Desk/CRMC Schedule shall be considered Additional Services.

(D)	Moneyline agrees that, commencing upon signing of this Agreement, it shall only install server images as certified by Reuters in accordance with Section 4(D) below, but only to the extent that Reuters has certified compatible server images.

3.	Software Support Services. Reuters or the applicable member of the Reuters Group shall provide software support services in accordance with Section 6.04 of the Agreement (“Software Support Services”).

4.	Software Development Services. Reuters or the applicable member of the Reuters Group shall provide the following software development services to Moneyline (“Software Development Services”):

(A)	pursuant to the Reuters Market Data Services and Data Management Schedule, develop and modify Software to allow software systems at the Ticker Plant to accept and translate streams of new data or modifications to existing data received from Content Providers at Moneyline’s reasonable request;

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(B)	fix Bugs at its sole discretion; provided, however, that in determining the order in which identified Bugs are fixed, Reuters agrees to consider Bugs that have been identified by Moneyline, in accordance with the following procedure:

(i)	From time to time, but no more frequently than once every ten (10) Business Days, Moneyline may present Reuters or the applicable member of the Reuters Group with a list of Bugs identified by Moneyline or Moneyline’s clients containing the following information, where applicable, for each identified Bug:

(1)	a detailed description of the Bug, including a screen capture, where necessary;

(2)	the version of front-end software in which the Bug occurred;

(3)	the server IP address of version number where the Bug occurred;

(4)	the operating system on which the Bug occurred;

(5)	the service pack level of the operating system on which the Bug occurred;

(6)	all hardware specifications of the computer(s) on which the Bug occurred;

(7)	other market data software installed at the client site(s) where the Bug occurred;

(8)	the applicable version of Microsoft Office;

(9)	Dr. Watson logs;

(10)	the priority of the Bug to Moneyline clients (high, medium, low);

(11)	the time(s) and date(s) the Bug was encountered; and

(12)	a Moneyline contact for discussion of any issues relating to the Bug.

(ii)	Reuters shall assess if each Bug identified by Moneyline is a valid Bug and shall include a list of valid Bugs on the next Bug report, in the manner set forth in Section 5(B) herein.

(iii)	Reuters shall, in its sole discretion, determine whether or not to fix each valid Bug.

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(iv)	If Reuters determines that the Bug is valid, but that it effects only Moneyline clients, Moneyline shall have the right to require Reuters to fix the Bug by utilizing part of the allocation of person hours provided to Moneyline under the Reuters Cost and Resource Schedule.

(C)	designate one person to whom Moneyline project managers may direct queries, from time to time, solely related to the Software set forth on Exhibits F and G of the Agreement;

(D)	upon the release of a new server image, provide build instructions to a designated Moneyline employee, pursuant to which Moneyline shall build such server image in accordance with the following procedure:

(i)	Moneyline shall build such server image using software licensed by Moneyline and shall ensure that only designated Moneyline employees are in possession of the image software;

(ii)	Moneyline shall then submit the newly built server image to a designated Reuters employee who shall promptly either certify its accuracy, or provide Moneyline with a response that details the deficiencies therein that must be fixed in order for the server image to be certified; and

(iii)	If the image is not certified, Moneyline should resubmit the server image to Reuters for their review in accordance with the process set forth in Section 4(D)(ii) above.

(E)	upon Moneyline’s request, assist Moneyline in creating a Japanese language version of a version of Telerate Workstation Version 6.x or BridgeStation Version 6.x licensed by Moneyline, in accordance with the following procedure:

(i)	Reuters shall provide Moneyline with a final English installation script of the applicable version of Telerate Workstation Version 6.x or BridgeStation Version 6.x;

(ii)	Moneyline shall prepare Japanese binaries from the final English installation script for translation and shall translate and reformat layouts to suit the Japanese language;

(iii)	Moneyline shall return final Japanese binaries to a designated Reuters install script developer and shall prepare local packaging;

(iv)	Reuters shall develop a Japanese installation script, and in collaboration with Moneyline, shall iteratively test the Japanese installation script and packaging (it being understood that such testing shall be for quality assurance purposes only, and not for further development); and

(v)	Moneyline shall be responsible for implementing or distributing the Japanese language version to Moneyline Clients.

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5.	Reports. Reuters or the applicable member of the Reuters Group shall provide Moneyline with the following reports:

(A)	a weekly status report, which shall be substantially in the form of Exhibit C attached hereto;

(B)	a monthly Bug report, which shall be substantially in the form of Exhibit D attached hereto, and which shall contain Bugs identified in the most recent released version of the Software and, where applicable, the previous version thereto; provided, however, that:

(i)	the Bug report shall be for Moneyline's internal use only and shall not be shared with Moneyline Clients, unless Moneyline obtains prior written consent from Reuters or the applicable member of the Reuters Group, which consent shall not be unreasonably withheld or delayed, and

(ii)	Reuters or any member of the Reuters Group shall have no obligation to fix any Bugs on the basis of their inclusion in this report.

(C)	a permission ID mapping update report once every ten (10) Business Days, which shall be substantially in the form of Exhibit E attached hereto; and

(D)	upon the commissioning of new Releases and Enhancements, a report listing proposed generally available Bug fixes and Enhancements to be included therein; provided, however, that unless otherwise required by this Schedule or the Agreement, Reuters or any member of the Reuters Group shall have no obligation to fix any Bugs or to make any Enhancements on the basis of their inclusion in this report.

6.	Technical Release Documentation.

(A)	For maintenance releases of the Software set forth on Exhibits F and G of the Agreement, Reuters or the applicable member of the Reuters Group shall provide Moneyline with technical release Documentation when the relevant build is delivered to Moneyline, which for each Software shall be substantially similar to the relevant form in Exhibit F attached hereto; provided, however, that Reuters shall only be obligated to provide such technical release Documentation to the extent Reuters produces such documentation for its own internal use.

7.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Vice President, Central Systems QA or, if he/she is unavailable or does not respond within two (2) Business Days to Senior Vice President, QA, or to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

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(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Jan Lew, Director Operations/Projects Americas; Louise Lomax, Director Content EMEA; and Kevin Taylor, Director Content Asia, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(i)(8)

REUTERS TRANSITIONAL SERVICE
TECHNICAL OPERATIONS

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Subject to Section 3(E) herein, Moneyline shall own and be responsible for the purchase and physical installation of all DFCs related exclusively to Moneyline Exclusive Content; provided, however, that Reuters shall promptly provide to Moneyline, at Moneyline’s request, detailed specifications for DFCs.

(B)	Reuters shall own and be responsible for the purchase and physical installation of all DFCs related to Reuters Exclusive Content and Shared Content in North America in accordance with Reuters Facilities Services Schedule and shall own all DFCs related to Reuters Exclusive Content and Shared Content in Europe, Asia and Africa; provided, however, that at the request of Reuters, Moneyline or a member of the Moneyline Group shall install DFCs in Europe and Asia in Moneyline sites.

(C)	Reuters and members of the Reuters Group shall only be required to support the then current standard hardware and software desktop configurations supported by Reuters or the applicable member of the Reuters Group in the ordinary course of its business in the applicable location.

(D)	Neither Reuters nor the applicable member of the Reuters Group shall be obligated to support any configurations other than the then current standard hardware and software desktop configurations that Reuters or the applicable member of the Reuters Group utilizes for its or their employees in the applicable location.

(E)	Reuters shall not segment Moneyline Clients away from Reuters clients at the Replicator level in the distribution system (excluding CPE) for as long as Moneyline and Reuters are utilizing a shared network. For the avoidance of doubt, subject to the terms and conditions of this Agreement, the event of the parties no longer sharing the same communication network shall not, in and of itself, alter Reuters obligations to perform the Services set forth in this Schedule. Notwithstanding the foregoing, Moneyline may purchase and manage its own Replicators in North America and elsewhere, and Reuters shall configure such Replicators within three (3) Business Days of established connectivity.

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(F)	Moneyline shall own and be responsible for the purchase and physical installation of all shared Replicators in Europe and Asia; provided, however, that Reuters shall pay the agreed proportion of the cost as set forth on the Moneyline Cost and Resource Schedule.

(G)	Subject to Sections 2(A) and 2(L), Moneyline may request that Reuters consent to and perform the installation of DFCs at the Ticker Plant, such consent and performance not to be unreasonably withheld or delayed by Reuters or any member of the Reuters Group.

(H)	Unless specifically authorized by Reuters or a member of the Reuters Group, Moneyline shall not install any DFCs or any Replicators on Reuters premises or Reuters Network.

(I)	Any request for the addition of any data sources by Moneyline shall be subject to Reuters review with regard to its impact on the Reuters Network and systems. Subject to Reuters Market Data Services and Data Management Schedule and the Reuters Software Support and Software Development Schedule, in the event that Reuters determines that the addition of any such data source will require changes to increase the capacity of Reuters Network or systems and in the event that Moneyline or Moneyline Clients are the sole beneficiaries of such changes, Moneyline shall be solely responsible for the payment of any costs related thereto; provided, however, that in no event shall Reuters, any member of the Reuters Group or its or their respective employees be responsible for adding such data sources absent payment by Moneyline of such costs. For clarity, where the addition of a data source requires changes to increase the capacity of Reuters Network or systems and Reuters or its clients are the sole beneficiaries of such changes, Moneyline shall have no payment obligations for costs related thereto, and where both Reuters and Moneyline benefit from changes to increase the capacity of Reuters Network or systems, the costs related thereto shall be shared equally or prorated, as appropriate.

(J)	Any requests for alterations of the configuration of the delivery and distribution system by Moneyline shall be subject to the review and consent of Reuters or the applicable member of the Reuters Group, which consent shall not be unreasonably withheld or delayed; provided, however, that if such alteration adversely impacts the Reuters Network or systems, Reuters or the applicable member of the Reuters Group shall not be responsible for any resulting reduction in the service levels directly attributable to such alteration.

(K)	Except as set forth in Section 3 herein or in Reuters Market Data Services and Data Management Schedule, in no event shall Reuters, any member of the Reuters Group or its or their respective employees be required to manage, monitor or maintain the network, systems, or communication facilities before the entry into the applicable DFC or the network, systems or communication facilities between the network Replicators and the applicable servers.

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(L)	Neither Reuters nor any member of the Reuters Group shall be responsible for the installation, maintenance or resolution of issues encountered due to Moneyline security procedures; provided, however, that upon the submission of a written request by Moneyline, Reuters or the applicable member of the Reuters Group shall cooperate with Moneyline for so long as Moneyline is using the Reuters Networks, at Moneyline’s expense, as reasonably necessary to determine whether a user access problem is due to a Moneyline security procedure or firewall configuration, and if applicable, shall provided the designated Moneyline LAN or security personnel with information related to the security conflict which may include IP addresses, port numbers, and NAT table information, to assist Moneyline in resolving the problem on its own. Subject to the Reuters Shared Administrative Systems Schedule, for the avoidance of doubt, Reuters is obligated to provide access to Vantive and MIS systems in accordance with Reuters security procedures.

(M)	Reuters shall escalate all data outages in accordance with the escalation procedures set forth on Exhibit A of the Reuters Help Desk/CRMC Schedule.

3.	Management of Data Collection and Distribution Systems. Reuters or the applicable member of the Reuters Group will provide the following services to Moneyline solely in relation to Software (“Management of Data Collection and Distribution Systems”):

(A)	remote management of the data collection, data distribution and storage systems shared by Moneyline and any member of the Reuters Group;

(B)	maintenance, software installations and upgrades to the data, collection, data distribution and storage systems shared by Moneyline and any member of the Reuters Group. In the provision of services, Reuters shall have quality personnel on call and readily available for all extraordinary time and data events including daylight savings time, leap year, and year end;

(C)	remote monitoring of capacity, functionality and connectivity of the data collection, data distribution and storage systems shared by Moneyline and any member of the Reuters Group;

(D)	remote management of all Replicators and DFCs which service Moneyline Clients (including notification by Reuters or the applicable member of the Reuters Group to Moneyline when the capacity of a Replicator reaches eighty percent (80%) where Moneyline is solely responsible for the scalability of such Replicators); and

(E)	upon Moneyline’s reasonable written request, Reuters or the applicable member of the Reuters Group shall procure the equipment necessary to configure a pair of DFCs for Moneyline, such request not to occur more than once every five (5) Business Days. On receipt of such request Reuters will perform an initial configuration and dispatch such equipment for delivery by an appropriate shipping agent. Within five (5) days of Moneyline’s written confirmation that all communications and necessary technical arrangements are in place to allow Reuters to configure and install the DFCs, Reuters shall complete physical installation for such pair of DFCs.

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(F)	updating the user database with Moneyline’s intraday input of client information three (3) times a Business Day in accordance with the standard Reuters order schedule.

4.	Office Automation Network Services. Reuters or the applicable member of the Reuters Group will provide the following services to Moneyline (“Office Automation Network Services”):

(A)	until such time as Moneyline terminates MIS Services, access to 167.76.13.20/misweb/web_apps.htm and 167.76.13.79/misweb/web_apps.htm;

(B)	until such time as Moneyline terminates Vantive Services, access to http://vantive.smp.bridge.com; and

(C)	until such time as this Schedule is terminated, Reuters discontinues using the IP addresses, or Reuters gives Moneyline access to such information at different IP addresses, whichever occurs first:

(i)	access to http://www.netsysdev.bridge.com/, which provides real-time access to page statistics; and

(ii)	access to http://167.76.76.21/www/xmt.html, which provides transmitter and Replicator statistics.

5.	Reports. Reuters or the applicable member of the Reuters Group shall provide Moneyline with the following reports:

(A)	a weekly report substantially in the form of Exhibit A; provided, however, that statistics will be supplied on a segregated basis sufficient to allow Moneyline to ensure that the performance metrics are comparable between Reuters and Moneyline at such time as comparative metrics are required;

(B)	a report for each of the host machines, substantially in the form of Exhibit B denoting the Average Transaction Rates for the Pages Databases; and

(C)	a report substantially in the form of Exhibit C denoting Transmitter/Replicator Connection Statistics.

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6.	Contacts.

(A)	All communications to Reuters regarding the Services set out in this Schedule shall be directed solely to Vice President, Technical Operations or, if he/she is unavailable or does not respond within two (2) Business Days to Senior Vice President, Technical Operations, or to the Relationship Manager or such other person or persons that the Relationship Manager may designate in writing from time to time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

(B)	All communications from Moneyline regarding the Services set out in this Schedule shall be initiated solely from Teddy Boutrup, Director Systems Architecture; Paul Bonessi, Director Crucible Operations; Kirk Jones, Director Help Desk Americas, or such other person or persons that Moneyline designates in writing from time to time, which shall never exceed two additional persons at any one time. Reuters or the applicable member of the Reuters Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(i)(9)

REUTERS TRANSITIONAL SERVICE
TERMINATED SERVICES

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Terminated Services. Reuters or the applicable member of the Reuters Group provided each of the following services to Moneyline from the Moneyline Closing Date to the date set forth below (“Terminated Services”) and the amounts payable by Moneyline to Reuters for such Terminated Services shall be as set forth on Reuters Resource and Cost Schedule:

(A)	Invoicing Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Invoicing Services”) from the Moneyline Closing Date until August 31, 2002, which included printing and mailing invoices for Moneyline Clients and the processing of exceptions in Moneyline’s billing processes; provided, however, that Reuters discontinued mailing invoices to Moneyline Clients on May 31, 2002.

(B)	Datafeed Administration – Datafeed Access Declarations (DADs). In North America, Reuters or the applicable member of the Reuters Group provided Datafeed Administration services to Moneyline from the Moneyline Closing Date until August 31, 2002, which included producing DADs quarterly and addressing specific DAD questions posed by Moneyline.

(C)	Technical Account Manager Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“TAM Services”) from the Moneyline Closing Date until July 15, 2002, which included acting as a technical liaison for Moneyline in relation to the applicable installed products for certain Moneyline Clients and making recommendations for optimizing client performance at Moneyline Client sites.

(D)	Planning Engineering Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Planning Engineering Services”) from the Moneyline Closing Date until October 31, 2002, which included coordinating with Moneyline or the applicable member of the Moneyline Group or its or their clients to arrange for the installation of the relevant products, including, the ordering of all necessary and related third party equipment, software and communications lines.

(E)	Client Site Service Engineer Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Client Site Service Engineer Services”) from the Moneyline Closing Date until October 31, 2002, which included responding to on-site technical support Work Orders including those related to installations, moves and change requests and the scheduling and implementation of any applicable on-site maintenance for Moneyline Clients.

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(F)	Equipment Sourcing and Procurement Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Equipment Sourcing and Procurement Services”) until October 31, 2002, which included procuring CPEs for use by Moneyline Clients, DFCs, and Replicator equipment.

(G)	Inventory Management and Distribution Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Inventory Management and Distribution Services”) until October 31, 2002, which included managing equipment inventory at the Reuters warehouse and coordinating with third party vendors in order to distribute equipment to Moneyline or Moneyline Clients.

(H)	Connectivity Management Services. In North America for the benefit of Moneyline Clients located in (i) North America and (ii) in Europe and Asia (but in Europe and Asia only outside of Moneyline’s standard hours of provision of such services in the applicable region), Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Connectivity Management Services”) until October 31, 2002 which included monitoring the connectivity of Moneyline Clients to the Reuters Network.

(I)	Customer Support Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Customer Support Services”) from the Moneyline Closing Date until October 31, 2002, which included responding to Moneyline Clients’ queries regarding product functionality and content, responding to Moneyline Clients’ technical issues and dispatching technicians to repair CPEs at Moneyline Clients’ sites.

(J)	Desktop Support Services. In North America, Reuters or the applicable member of the Reuters Group provided services to Moneyline (“Desktop Support Services”) from the Moneyline Closing Date until November 26, 2002, which included desktop support, LAN management, office telecommunications procurement and support, employee dial up connectivity and VPN access for Moneyline employees.

3.	Terminated Facilities Services. Reuters or the applicable member of the Reuters Group authorized Moneyline or a member of the Moneyline Group, on a non-exclusive basis, the use of the following Facilities and provided services, including maintenance and security, to Moneyline at such Facilities (“Facility Location Services”) from the Moneyline Closing Date until the dates set forth below, and the amounts payable by Moneyline to Reuters for such Facilities and Facility Location Services shall be follows:

(A)	For the Facility located at State Street Plaza, New York, New York, $750 per occupant per month plus a mark-up of five percent (5%) and $149.95 per occupant per month for Desktop Support Services plus a mark-up of five percent (5%) from the Moneyline Closing Date until October 17, 2002, and $750 per occupant per month plus a mark-up of ten percent (10%), and $149.95 per occupant per month for Desktop Support Services plus a mark-up of ten percent (10%) from October 18, 2002 until such Facility was vacated on November 26, 2002.

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(B)	For the Facility located at 717 Office Parkway, St. Louis Missouri and the Facility 795 Office Parkway, St. Louis, Missouri, $750 per occupant per month plus a mark-up of five percent (5%), $250 per occupant per month for office automation, operation and maintenance plus a mark-up of five percent (5%), $149.95 per occupant per month for Desktop Support Services plus a mark-up of five percent (5%) from the Moneyline Closing Date until such Facility was vacated on October 18, 2002.

(C)	For the Facility located at 2465 Faber Place, Palo Alto, California, fifty percent (50%) of the monthly rental payments from the Moneyline Closing Date until such Facility was vacated on September 20, 2002.

4.	Contacts. All communications to Reuters regarding the Terminated Services shall be directed solely to Jenni Neumann.

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SCHEDULE 2.01(a)(ii)(1)

MONEYLINE TRANSITIONAL SERVICE
FACILITIES SERVICES

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Moneyline or the applicable member of the Moneyline Group set forth in this Schedule is conditioned on the following assumptions:

(A)	Reuters or the applicable member of the Reuters Group shall ensure that its or their respective personnel comply with reasonable security, confidentiality and operational requirements at the Equipment Locations as notified in writing (including by way of reasonably prominent notice) to Reuters or the applicable member of the Reuters Group by Moneyline or the applicable member of the Moneyline Group.

(B)	Reuters or the applicable member of the Reuters Group shall not authorize anyone else to use the Equipment Locations other than its and their respective employees, agents or subcontractors and Reuters may not assign or sublicense its rights with respect to any of the Equipment Locations.

(C)	In the event that it becomes necessary, based on the reasonable business needs of Moneyline, to relocate to another facility operated by or on behalf of Moneyline, Reuters shall not materially obstruct Moneyline’s relocation. Moneyline shall be solely responsible for any costs and expenses incurred for such relocation; provided, however, that Reuters shall be responsible for all costs and expenses resulting from Reuters’ material obstruction of Moneyline’s relocation.

(D)	Reuters and the members of the Reuters Group shall not and shall cause its and their respective employees not to obstruct the common areas of any Equipment Location.

(E)	Reuters and the members of the Reuters Group shall not, and shall cause its and their respective employees not to, do any act or make any omission which would or might constitute a breach of any statutory requirement affecting any Equipment Location or which would or might vitiate in whole or in part any insurance effected in respect of the Equipment Location from time to time.

(F)	Reuters and the members of the Reuters Group shall not and shall cause its and their respective employees not to impede the exercise of Moneyline’s rights of possession and control of the Equipment Locations.

(G)	Reuters and the members of the Reuters Group shall and shall cause its and their respective employees to observe such reasonable rules and regulations as Moneyline may make from time to time in the interests of good estate management governing the use of any Equipment Location including, without limitation, regulations to ensure the security of the Equipment Location through the implementation of security checks, passes and procedures for employees, contractors, consultants and visitors.

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(H)	Nothing in this Agreement shall create any lease, sub-lease or assignment of any Equipment Locations or any portion of such Equipment Locations.

3.	Equipment Locations. To the fullest extent permitted by law, Moneyline or a member of the Moneyline Group authorizes Reuters or a member of the Reuters Group the non-exclusive use of such Equipment Locations for the physical placement of equipment including DFCs owned or leased by Reuters on such Equipment Locations as set forth on Exhibit A, which may be amended from time to time by Moneyline upon not less than sixty (60) days prior written notice to Reuters.

4.	Access to Facilities. In light of significant confidentiality concerns, no employee of Reuters or a member of the Reuters Group shall access any Moneyline Facility unless such employee is invited by, or obtains 12 hours prior consent from, an employee of Moneyline or a member of the Moneyline Group, and accesses such Facility under the supervision of an employee of Moneyline or a member of the Moneyline Group, unless consent and/or supervision requirements are waived on a case by case basis by the Moneyline Group.

5.	Provision of Services. For the Equipment Locations set forth in Section 3, Moneyline or a member of the Moneyline Group shall provide the following services in relation to each Equipment Location as specifically set forth herein (“Equipment Location Services”):

(A)	payment of rents, property taxes, utilities charges and landlord’s service charges in each Equipment Location;

(B)	maintenance of the building and any plant and equipment forming part of the building in a state of repair and condition appropriate to its user and in accordance with the terms of any lease in each Equipment Location;

(C)	keeping the Equipment Locations (or procuring that the Equipment Locations are kept) insured against the risks usually insured against in accordance with good commercial practice;

(D)	provision of security, cleaning, reception, incoming mail room, goods, deliveries and storage to the extent that Moneyline has been providing such services at each Equipment Location;

(E)	provision of such other services to the Equipment Locations as Reuters or the applicable member of the Reuters Group may reasonably request or Moneyline may reasonably specify; and

(F)	for the Equipment Locations, at least sixty (60) days notification to Reuters or a member of the Reuters Group if Moneyline or a member of the Moneyline Group, based on reasonable business needs, determines to move an Equipment Location.

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6.	Cost. For each of the Equipment Locations, the amounts payable by Reuters to Moneyline shall be as set forth in the Moneyline Cost and Resource Schedule.

7.	Other Provisions. To ensure that Reuters or a member of the Reuters Group receives the full benefit of the Services set forth in this Schedule, the following shall apply:

(A)	Applications for Consent. To the extent that the consent of any landlord or other reversioner is required to permit lawful occupation of the Equipment Locations by Reuters or a member of the Reuters Group (a “Requisite Consent”) Moneyline shall apply for the requisite consent.

(B)	Co-operation to Obtain Consent. In the event Moneyline applies for a Requisite Consent it shall use its commercially reasonable efforts to obtain such Requisite Consent. Reuters shall supply such information and references as the landlord or any other reversioner may require for its consideration as to whether to grant such consent and shall enter into such covenants or agreements as the landlord (or any other reversioner) may properly require in granting the Requisite Consent.

(C)	Failure to Obtain Consent. If for any reason, Moneyline using all reasonable commercial endeavors, is unable to obtain the Requisite Consent, Reuters’ or the applicable member of the Reuters Group’s right to occupation to the applicable Equipment Location shall cease immediately and Moneyline shall have no obligation to provide to Reuters or a member of the Reuters Group any alternative Equipment Location.

(D)	Costs. All costs and expenses of obtaining a Requisite Consent shall be borne by Reuters.

(E)	Security of Tenure. This Schedule having been concluded at arm’s length and the parties having received separate independent legal advice the parties agree that this Schedule takes effect as a mere license and does not grant Reuters or any member of the Reuters Group exclusive possession or create a tenancy or other form of secured occupation and this Schedule and the Agreement do not create any lease or assignment of such premises or any portion of such premises.

(F)	No Holding Over. No demand or receipt by Moneyline at the termination of the Services set forth in this Schedule of any sum of money nor any acknowledgement given by Moneyline shall constitute or evidence the creation of a hold-over tenancy or other form of secure occupation in Reuters’ or any member of the Reuters Group’s favor.

(G)	Breach of the Provisions. If Reuters or a member of the Reuters Group breaches any terms of this Schedule and fails to cure such breach within ten (10) Business Days of notification by Moneyline or a member of the Moneyline Group, its right to occupation of the applicable Equipment Location shall cease immediately.

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8.	Term and Termination.

(A)	Unless otherwise provided in this Schedule, the Term for each of the Services set forth in this Schedule shall be from the Moneyline Closing Date until:

(i)	Moneyline’s lease of the applicable Equipment Location expires or is terminated by the landlord; it being understood that Moneyline will be under no obligation to renew any lease; or

(ii)	the landlord of any Equipment Location issues proceedings against Moneyline to ensure that Reuters vacates the building.

(B)	Upon termination pursuant Section 8(A) of this Schedule, Reuters shall promptly remove all equipment including DFCs and Replicators owned or leased by Reuters from the relevant Equipment Location.

9.	Contacts.

(A)	All communications to Moneyline regarding the Services set out in this Schedule shall be directed solely to Gordon Lai, Senior Vice President Operations Asia or David Christie, Vice President Operations EMEA, or, if he/she is unavailable or does not respond within two (2) Business Days to Larry Landau, Senior Vice President Global Operations, or to such other person or persons that the Moneyline may designate in writing from time to time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

(B)	All communications from Reuters regarding the Services set out in this Schedule shall be initiated solely from Jenni Neumann or such other person or persons that Reuters designates in writing from time to time, which shall never exceed two additional persons at any one time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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EXHIBIT A

EQUIPMENT LOCATIONS

Country	City/Town	Location

Greece	Athens	c/o SPACE HELLAS 59 EM. BENAKI, 5th Floor, Athens 10681

Austria	Vienna	Kaerntner Ring 12, 1010 Wien, Austria

Switzerland	Zurich	Limmatstrasse 291 CH – 8005 Zuerich

Finland	Helsinki	Telehouse Helsinki Kuortaneenkatu 5, 3rd floor

Finland	Helsinki	Etelaesplanadi 22A 4th Floor, 00130 Helsinki

Germany	Berlin (Passauer)	Passauer Str. 8-9 10789 Berlin

Germany	Munchen	Amiraplatz 3 D 80333 Munich

Germany	Frankfurt (2,3 & 4th)	Mainzer Landstrabe 23a D 60329

Hungary	Budapest	1051 Budapest, Hungary Bajcsy-Zsilinszky ut. 12. 2/201

Italy	Rome	via del Tritone 169, 00187 ROME

Italy	Milan (3rd Floor)	Via Amedei 15, 20123 Milan

Poland	Warsaw	Warsaw Financial Ctr E.Platter Nr 53 00113. Warsaw.

Saudi Arabia	Riyadh	Apartment #1161 Salehiya Building King Fahd Road, Riyadh

Spain	Madrid	Ramirez de Arellano 29, 28043 Madrid

Sweden	Stockholm	Biblioteksgatan 12 Box 7595 SE-103 93

Turkey	Istanbul	Maya Akar Sistenler A.S Buyukdere Cas No 100-102 K.5 D.25-26 80280 Esentepe Istanbul

Belgium	Brussels 1	273 Avenue de Tervueren, 1150 Brussels Belgium

Denmark	Copenhagen	Kongens Nytorv 6, 1050 Copenhagen K

Norway	Oslo	5th Floor Rosenkrantzgatan 20 0160 Oslo

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Country	City/Town	Location

UK	London	Exchange Tower 1 Harbour Exchange Square E14 9GB

France	Paris	5, Boulevard Montmartre 75002 Paris

Luxembourg	Luxembourg	34 AVENUE GUILLAUME 1650 Luxembourg

China	Beijing	Kerry Centre Level 5, Units 521-525 No. 1 Guang Hua Road Chao Yang District Beijing 100020

China	Beijing	C/O Beijing Telegraph Office 11 Xi Chang An Street Beijing P.R.C., China 100031

China	Shanghai	C/O Data Network Management Center Shanghai Information Industry 5/F, No. 61 Fenyang Road, Shanghai Shanghai, China 200031

Australia	Melbourne	c/o MCI Worldcom Lvl 2 Co Location Room 330-340 Spencer St Melbourne Australia

Australia	Sydney	Unit 1301, Level 13 60 Margaret Street Sydney, NSW 2000 Australia

Australia	Sydney	c/o Optus Optus Data Center, Level 1, 549-599 Harriss St. Ultimo

Hong Kong	Hong Kong	11/F, HK Telecom CSL Tower 322 Des Voeux Rd. Central

Hong Kong	Hong Kong	Room 408, 4/F Hermes House 10 Middle Road, T.S.T. Kin, Hong Kong

Japan	Tokyo	Kyodo Tsushin Ikebukuro Bunshitu 5F 3-13-3 Higashi Ikebukuro Toshima ku Tokyo 170 0013

Japan	Tokyo	17th Floor KDD Building 3-2 Nishi-Shinjuku 2-chome Shinjuku-ku Tokyo 163-8003

Japan	Tokyo	Intel Online Services 7F NTT Hitotsubashi Building 1-2-1 Hitosubashi Chiyoda-ku Tokyo 100-0003

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Country	City/Town	Location

India	Mumbai	c/o Indian Quotation Systems 96 Mittal Chambers 9th Floor 226, Backbay Reclamation Nariman Point Mumbai, India 400 021

India	New Delhi	c/o Indian Quotation systems 16 Bhai Vir Singh Marg New Delhi, India 110 001

Korea	Seoul	Yonhap News Rm 203, 2nd Floor Yonhap Building 85-01, Soosong-dong, Chongru-Ku Seoul

Korea	Seoul	Korea Stock Exchange 33 Yoido-dong Youngdungpo-ku Seoul

New Zealand	Wellington	Savvis Australia Pty Ltd c/o MCI Worldcom/Clear Avalon Data Centre Percy Cameron Avenue Lower Hutt Wellington, New Zealand

Indonesia	Jakerta	c/o Antara News Agency 1807 Wisma Antara building 17 Merdeka Salantan Jakarta, Indonesia 10110

Malaysia	Kuala Lumpur	Zone 5 & 6, 12/F, Arab-Malaysian Bldg. 55 Jalan Raja Chulan 50200 Kuala Lumpur Malaysia

Thailand	Bangkok	Abdulrahim Place, Unit 608 6th Floor, 990 Rama 4 Road Bangrak Bangkok Thailand

Philippines	Makati City	Globe Telecoms Ground Floor, Vernida 1 Building Amorsolo Street, Legasspi Village Makati City, Philippines

Taiwan	Taipei	ITA 9th Floor Communications Building No. 31, Ai Kuo East Road Taipei, Taiwan

Singapore		151 Lorong Chuan #02-03 New Tech Park Singapore 556741

Singapore		#02-03 & 02-04 5 Tampines Central 6 Telepark, Sinagpore

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SCHEDULE 2.01(a)(ii)(2)

MONEYLINE TRANSITIONAL SERVICE
HELP DESK/CRMC

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Moneyline or the applicable member of the Moneyline Group set forth in this Schedule are conditioned on the following assumptions.

(A)	The parties understand and agree that any Services performed pursuant to this Agreement to the extent set forth on Exhibit D hereto shall be subject to an Extraordinary Cost and shall be payable by Reuters to Moneyline on a time and materials basis at Moneyline then current standard rates in accordance with the Moneyline Cost and Resource Schedule.

(B)	To the extent necessary to provide Services under this Schedule, Moneyline help desk may require Reuters clients to upgrade to the most recent version of software then licensed by Reuters or Moneyline.

3.	Distribution and Connectivity Management. In Europe and Asia for the benefit of Reuters clients located in Europe and Asia during the Term, Moneyline or the applicable member of the Moneyline Group will provide the following services to Reuters solely in relation to eBridge including BridgeChannel, Bridge Trading and Security Administration (“Distribution and Connectivity Management Services”):

(A)	upon not less than fifteen (15) Business Days’ written request from Reuters to Moneyline, the distribution of bug fixes released in object code format by Moneyline to requested eBridge Reuters clients;

(B)	monitoring the connectivity of Reuters clients to the Reuters Network including, issues relating to circuits and servers, and monitoring the server activities listed in Exhibit A (as may be amended by Moneyline upon written notice to Reuters; provided that the metrics monitored will be substantially similar to those listed on Exhibit A and Moneyline has made the same changes with respect to its own clients); and

(C)	for Shared Sites, logging, prioritizing and resolving issues related to Reuters clients’ losses in connectivity to, or data transfer from, the applicable Reuters Network.

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4.	Server Farm Management. In Europe and Asia for the benefit of Reuters clients located in Europe and Asia during the Term, Moneyline or the applicable member of the Moneyline Group will provide the following services to Reuters solely in relation to eBridge including Bridge Channel, Bridge Trading and Security Administration (“Server Farm Management Services”):

(A)	installing, monitoring and maintaining server farms with Internet connectivity located in facilities as listed in Moneyline Facilities Services Schedule; and

(B)	logging, prioritizing and resolving issues related to Reuters client’s losses in connectivity to, or data transfer from, the applicable Reuters network.

5.	Customer Support. In Europe and Asia during the Term, Moneyline or the applicable member of the Moneyline Group will provide the following services to Reuters solely in relation to eBridge including Bridge Channel, Bridge Trading and Security Administration from the Moneyline facilities located in London and Singapore (“Customer Support Services”):

(A)	Moneyline shall use the same reasonable commercial efforts for Moneyline and Reuters clients generally, to resolve Trouble Tickets as set forth on Exhibit B hereto, including the following services:

(i)	respond to and log in Vantive (or any Moneyline successor system) clients queries regarding product functionality and content;

(ii)	respond to and log in Vantive (or any Moneyline successor system) clients technical issues;

(iii)	troubleshoot and solve issues on-line whenever reasonably practicable; and

(iv)	dispatch technicians to repair CPEs at Reuters client sites.

(B)	If Moneyline or the applicable member of the Moneyline Group, in accordance with Moneyline operating procedures for Moneyline’ own clients, makes a determination not to dispatch a field technician to a Reuters client at any given time, Reuters shall be permitted to request in writing the dispatch of any available field technicians to such Reuters client; provided, however, that such dispatch shall constitute an Extraordinary Cost and shall be payable by Reuters to Moneyline on a time and materials basis at Moneyline then current standard rates.

(C)	In the event that help desk support provided pursuant to Exhibit B does not resolve a Reuters Trouble Ticket, Reuters may call, the contacts listed on Exhibit C or any other person or persons that Moneyline or the applicable member of the Moneyline Group may designate from time to time.

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6.	Meetings Obligations.

(A)	In relation to the services set forth in Section 3 and 4 above, a Moneyline employee with adequate knowledge and authority shall be available on a weekly basis at such time as is mutually agreed by the parties to discuss all issues relating to the services provided hereunder.

(B)	In the event of a level 2 or level 3 outage, at Reuters reasonable request, Moneyline shall be available to discuss the outage and Moneyline shall promptly issue, at Reuters request, a factually correct corporate statement to include a description of the outage, its suspected causes, its related effects, actions taken, and other root causes analyses factors

7.	Contacts.

(A)	All communications to Moneyline regarding the Services set out in this Schedule shall be directed solely in accordance with the escalation procedures set forth in Exhibit C or in the event such procedure fails to resolve an inquiry within two (2) Business Days, to Larry Landau, Senior Vice President Global Operations, or such other person or persons that Moneyline may designate in writing from time to time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

(B)	All communications from Reuters regarding the Services set out in this Schedule shall be initiated solely from Vice President, TSA Management or such other person or persons that Reuters designates in writing from time to time, which shall never exceed two additional persons at any one time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 2.01(a)(ii)(3)

MONEYLINE TRANSITIONAL SERVICE
TECHNICAL OPERATIONS

1.	Definitions. Capitalized terms used but not otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement.

2.	Assumptions. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Moneyline or the applicable member of the Moneyline Group set forth in this Schedule are conditioned on the following assumptions:

(A)	Reuters shall own and be responsible for the purchase and physical installation of all DFCs related to Reuters Exclusive Content and Shared Content in North America in accordance with Reuters Facilities Services Schedule and shall own all DFCs related to Reuters Exclusive Content and Shared Content in Europe, Asia and Africa; provided, however, that at the request of Reuters, Moneyline or a member of the Moneyline Group shall install DFCs in Europe and Asia in Moneyline sites.

(B)	Moneyline shall own and be responsible for the purchase and physical installation of all shared Replicators in Europe and Asia; provided, however, that Reuters shall pay the agreed proportion of the cost as set forth on Moneyline Cost and Resource Schedule.

3.	Technical Support. During the Term, Moneyline or the applicable member of the Moneyline Group will provide the following services to Reuters or the applicable member of the Reuters Group upon their reasonable request (“Technical Support”):

(A)	technical support including hardware support, installation and repair of equipment for DFCs and Replicators located in Moneyline leased/owned locations in Europe and Asia; and

(B)	technical support including hardware support, installation and repair of server farms located in Moneyline leased/owned locations in Europe and Asia which service eBridge and BridgeChannel clients.

4.	Contacts.

(A)	All communications to Moneyline regarding the Services set out in this Schedule shall be directed solely to Gordon Lai, Senior Vice President Operations Asia or David Christie, Vice President Operations EMEA, or, if either one is unavailable or does not respond within two (2) Business Days to Larry Landau, Senior Vice President Global Operations, or to such other person or persons that the Moneyline may designate in writing from time to time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed to any other persons.

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(B)	All communications from Reuters regarding the Services set out in this Schedule shall be initiated solely from Vice President, TSA Management or such other person or persons that Reuters designates in writing from time to time, which shall never exceed two additional persons at any one time. Moneyline or the applicable member of the Moneyline Group shall not be required to respond to any communications regarding these Services that are directed from any other persons.

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SCHEDULE 3.01

REUTERS SERVICE LEVELS

1. Help Desk Service Levels. Reuters shall perform all Reuters Second Level Support Services in accordance with the following:

A.      General – Performance shall be measured on a calendar monthly basis.

B.      Escalation Procedures – The acceptable time periods for Reuters help desk escalation are set forth in Sections A.2, A.3 and D.2 of Exhibit A to the Reuters Help Desk/CRMC Schedule. Subject to the terms and conditions of the Agreement (including the Reuters Help Desk/CRMC Schedule) and to Moneyline’s compliance with its obligations thereunder, for each documented instance in which Reuters fails to meet such time periods for escalation, Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $250 per instance for each of the first ten (10) instances in a month, $500 per instance for each of eleventh (11th) through twentieth (20th) instances in such month, and $1,000 for each other instance occurring in such month thereafter, but in no case will the credit be greater than the monthly Help Desk charges.

2. Market Data Services and Data Management Service Levels. Reuters shall perform all Market Data Services and Content Development Services in accordance with the following:

A.      General – Performance shall be measured on a calendar monthly basis.

B.      Market Data And Content Development Service Levels

         1.      General – Subject to the terms and conditions of the Agreement (including the Reuters Market Data Services and Data Management Schedule) and to Moneyline’s compliance with its obligations thereunder, for each documented instance in which Reuters fails to respond to Moneyline’s request for Market Data Services and Content Development Services under Section 7 of the Reuters Market Data Services and Data Management Schedule within the time periods set out in such Section, Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $1,000 per instance per Business Day that Reuters has exceeded the specified time frame.

3. Software Support And Software Development Service Levels. Reuters shall perform all Software Support Services and Software Development Services in accordance with the following:

A.      General – Performance shall be measured on a quarterly basis.

B.      Software Releases – Subject to the terms and conditions of the Agreement (including the Reuters Software Support and Software Development Schedule) and to Moneyline’s compliance with its obligations thereunder, for each documented instance in which Reuters fails to make a Release or Enhancement to Software available to Moneyline within five (5) Business Days of the date of Reuters makes the same available to its own clients, Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $2,500 per instance per Business Day.

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4. Shared Administration Service Levels. Reuters shall perform all MIS Services and Vantive Services in accordance with the following:

A.      General – Performance shall be measured on a quarterly basis.

B.      MIS and Vantive Access – Subject to the terms and conditions of the Agreement (including the Reuters Shared Administrative Systems Schedule) and to Moneyline’s compliance with its obligations thereunder, if (and only if) (i) Moneyline is unable to access MIS or Vantive for a period of greater than 24 hours after Moneyline duly notifies Reuters of such lack of access, (ii) the problem is entirely within control of Reuters (and not of Moneyline, a Network Provider or any other third party) and (iii) during the same period Reuters has unimpeded access to MIS or Vantive (as applicable), then Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $2,500 per Business Day that the problem continues.

5. Technical Operations Service Levels. Reuters shall perform all Management of Data Collection and Distribution Systems in accordance with the following:

A.      General – Performance shall be measured on a quarterly basis.

1.	DataFeed Collectors – The acceptable time period for Reuters to respond to Moneyline requests for configuration and installation of DFCs is set forth in Section 3(E) of the Reuters Technical Operations Schedule. Subject to Moneyline’s compliance with its obligations under the Reuters Technical Operations Schedule, for each documented instance in which Reuters fails to comply with the specified time period, Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $2,000 per Business Day.

2.	Replicators – The acceptable time period for Reuters to respond to Moneyline requests for configuration of replicators is set forth in Section 3(E) of the Reuters Technical Operations Schedule. Subject to Moneyline’s compliance with its obligations under the Reuters Technical Operations Schedule, for each documented instance in which Reuters fails to comply with the specified time period, Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $1,000 per Business Day.

6. Relationship Manager Service Levels. Reuters shall perform all Relationship Management Services in accordance with the following:

A.      General – Performance shall be measured on a quarterly basis.

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B.      Change Control – In the event the Reuters Relationship Manager fails to meet the reporting time frames set out in Section 4(E)(v) of the Reuters Relationship Management Services Schedule and such failure meet the specified time frames relates to a change that has a material and adverse effect on the services being received by Moneyline Clients, then Reuters will owe Moneyline a credit against amounts invoiced by Reuters in the amount of $10,000 per instance.

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SCHEDULE 3.02

MONEYLINE SERVICE LEVELS

1.  Help Desk Service Levels. Moneyline shall perform all Customer Support Services in accordance with the following:

A.      General – Performance shall be measured on a calendar monthly basis.

B.      Escalation Procedures – The acceptable time periods for Moneyline help desk escalation are set forth in Sections 3, 5 and 8 of Exhibit B to the Moneyline Help Desk/CRMC Schedule. Subject to the terms and conditions of the Agreement (including the Moneyline Help Desk/CRMC Schedule) and to Reuters compliance with its obligations thereunder, for each documented instance in which Moneyline fails to meet such time periods for escalation, Moneyline will owe Reuters a credit against amounts invoiced by Moneyline in the amount of $250 per instance for each of the first ten (10) instances in a month, $500 per instance for each of eleventh (11th) through twentieth (20th) instances in such month, and $1,000 for each other instance occurring in such month thereafter, but in no case will the credit be greater than the monthly Help Desk charges.

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SCHEDULE 8.01(A)

REUTERS COST AND RESOURCE SCHEDULE

1.
Definitions. Capitalized terms used but otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement. The parties agree that, in the event of a conflict between this Schedule and the body of the Agreement, the terms of this Schedule shall apply.

2.
Assumptions and Obligations. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Reuters or the applicable member of the Reuters Group set forth in this Schedule is conditioned on the following assumptions:

(A)
This Schedule together with the Agreement sets forth the manner in which the payments to be made by Moneyline to Reuters and/or a member of the Reuters Group, as applicable from time to time, for the Reuters Transitional Services shall be calculated and invoiced.

(B)
It is understood and agreed that Fixed Costs do not cover any Extraordinary Costs to be paid by Moneyline or a member of the Moneyline Group. Moneyline shall be permitted to request that Reuters or any member of the Reuters Group incur Extraordinary Costs; provided, however, in no event shall Reuters or any member of the Reuters Group be required to incur such Extraordinary Costs except as specifically provided in the Schedules.

(C)
The amounts to be paid by Moneyline or a member of the Moneyline Group pursuant to this Schedule shall be paid in accordance with Article VIII of the Agreement and pursuant to an invoice that contains at least as much detail as the sample invoice attached as Exhibit A hereto.

(D)
The parties acknowledge and agree this Schedule relates solely to Cost and Resource allocation and nothing in this Schedule shall augment or change any of the Services set forth in the Schedules or any of the Software provided to Moneyline under the Agreement.

3.	Allocation Methodology.

(A)	On each Recalibration Date, or if such Recalibration Date is not a Business Day, the next succeeding Business Day, Reuters and Moneyline shall each:

(i)
generate, using the MIS system (or any successor system thereto), a SVCCNT Report in accordance with the parameters set forth on Exhibit B hereto and a Feed CNTS Report in accordance with the parameters set forth on Exhibit C hereto;

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(ii)	calculate the number of their respective Station Product Users, Feed Products Users, Channel Products Log-Ins, BIT Accessors and Other Products Users as follows:

(a)
“Station Products Users” shall equal the sum of all External Users authorized to access a Station Product as represented on the SVCCNT Report generated in accordance with Section 3(A)(i) herein. For example, using the form of SVCCNT Report generated by the MIS system as of the date of the execution of this Agreement (“MIS SVCCNT Report”), Station Product Users would equal the sum, of all “ucnt cust” whose “wor_prod” is a Station Product (e.g., BSPKG).

(b)
“Feed Products Users” shall equal the sum of all FEEDCNT for External Feed Users as represented on the Feed CNTS Report generated in accordance with Section 3(A)(i) herein. For example, using the form of Feed CNTS Report generated by the MIS system as of the date of the execution of this Agreement (“MIS Feed CNTS Report”), Feed Product Users would equal the sum of all “feedcnt1(HS)” whose “ccateg” is not “Z”.

(c)	“Channel Products Log-Ins” shall equal:

(1)
for Channel Products whose access is controlled by superbits (Reuters only), the average number of log-ins by unique users to Channel Products per month over the six month period preceding the applicable Recalibration Date as reported by the Reuters UTX System in accordance with the parameters set forth on Exhibit D1 hereto.

(2)
for all Channel Products not covered by Section (3)(A)(ii)(c)(1) herein, the sum of all Customers authorized to access a Channel Product as represented on the SVCCNT Report generated in accordance with Section 3(A)(i) herein. For example, on the MIS SVCCNT Report, Channel Products Log-Ins would equal the sum of all “ucnt_cust” whose “wor_prod” is a Channel Product (e.g., BCPKG).

(d)
“WDK Accessors” shall equal (until the Reuters UTX and Moneyline TRS Systems both have the capability to measure the ntunber of unique log-ins of WDK servers) the sum of all Unique WDK_Servers designated as External Servers, as measured by the Vantive system (or any successor system thereto) in accordance with the parameters set forth on Exhibit D2 hereto, multiplied by ten (10). At such time as both Reuters UTX and Moneyline TRS Systems are capable of accurately. measuring the number of unique

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log-ins of WDK servers, the WDK Accessors shall equal the average number of unique log-ins per month over the six month period preceding the applicable Recalibration Date as reported by both systems in accordance with the parameters set forth on Exhibit D3 hereto.

(e)	“Other Product Users” shall equal the total number of end users of Other Products whether or not included in customer invoices of the applicable party.

(iii)	calculate the number of their respective Ticker Plant Users as follows:

(a)	“Moneyline Ticker Plant Users” shall equal the sum of clauses (3)(A)(ii)(a) through (e) herein with respect to Moneyline; and

(b)	“Reuters Ticker Plant Users” shall equal the sum of clauses (3)(A)(ii)(a) through (e) herein with respect to Reuters.

(iv)	provide the number of their respective Ticker Plant Users to the other party.

(B)	Prior to using a successor system, rather than the MIS system, to generate the reports set forth in Section 3(A)(ii) herein:

(i)
the party who is planning to use a successor system (the “Migrating Party”) shall provide the other party (the “Non-Migrating Party”) with at least thirty (30) days prior written notice of such intent and shall provide the Non-Migrating Party with sample SVCCNT Reports and Feed CNTS Reports generated via both the MIS system and the successor system for identical time periods using materially similar data;

(ii)
within ten (10) Business Days of receiving notice and sample reports from the Migrating Party, the Non-Migrating Party shall provide written comments to the Migrating Party detailing any concerns it has regarding the successor system;

(iii)
within five (5) Business Days of the Non-Migrating Party providing written comments, the parties shall meet and discuss in good faith the Non-Migrating Party’s concerns regarding the successor system; and

(iv)	the Migrating Party shall make reasonable commercial efforts to address all concerns raised by the Non-Migrating Party regarding the successor system.

Thereafter, the Migrating Party shall use the successor system to generate the reports set forth in Section 3(A)(ii) herein in the manner agreed upon by the parties in Sections (B)(i) through (iv) herein.

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(C)
In the event that the Migrating Party’s use of a successor system to calculate Moneyline Ticker Plant Users or Reuters Ticker Plant Users pursuant to Section 3(A) herein reveals any material change from previous results generated pursuant to Section 3(A) herein, the parties agree that, within thirty (30) days of the written request of the Non-Migrating Party, the Non-Migrating Party’s third party auditor may audit the reports generated by the successor system to ensure that such reports are calculated in accordance with Section 3(A) herein.

(D)
Notwithstanding anything to the contrary contained herein, the parties agree that if any systemic errors in the application of the methodology set forth.in Section 3(A) herein in the MIS system are uncovered by the application of such methodology in any successor system, neither party will have the right to seek the recalculation of amounts due and owing for the period when the MIS system was used, based on such errors.

4.	Cost Methodology. Reuters or a member of the Reuters Group, as applicable, shall be responsible for the amounts set forth below which shall be invoiced to Moneyline in accordance with Section 4(D) of this Schedule.

(A)	Fixed Costs:

(i)
Ticker Plant Costs – The Ticker Plant Costs payable by Moneyline shall be equal to the Monthly Ticker Plant Charges in the amounts set forth for each year as indicated below and based on the following variables:

A = Ticker Plant Costs multiplied by the Moneyline Allocation;

B = [ * * * ] which is the amount by which the Ticker Plant Costs shall be marked up; and

C = [ * * * * * * * * * * ]

Year	Period	Monthly Ticker Plant Charges

First	October 18, 2001 – October 17, 2002	[ * * * * * * * * * * ]

Second	October 18, 2002 – October 17, 2003	[ * * * * * * * * * * ]

Third	October 18, 2003 – October 17, 2004	[ * * * * * * * * * * ]

Fourth	October 18, 2004 – October 17, 2005	[ * * * * * * * * * * ]

(a)	As a condition to the use of Moneyline Or Moneyline Clients or any Permitted Distributors of the Ticker Plant after October 17,

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2004, Moneyline shall pay to Reuters thirty (30) days prior to such date, a sum equal to:

[ * * * * * * * * * * ]

(ii)
FTE Fully Loaded Costs for Reuters Fixed Cost Services. Moneyline shall be invoiced for all the amounts related to FTE Fully Loaded Costs for Reuters Fixed Cost Services multiplied by the Moneyline Allocation plus in each case a mark-up as set forth for each year below:

Year	Period	Mark-up

First	October 18, 2001 – October 17, 2002	[ * * * * * * * * * * ]

Second	October 18, 2002 – October 17, 2003	[ * * * * * * * * * * ]

Third	From October 18, 2003 – and thereafter	[ * * * * * * * * * * ]

(B)	Prioritization.

(i)
The parties understand and agree that Reuters or a member of the Reuters Group shall be solely responsible for the operation of its respective business and Network. Except as set forth in Section (B) below, neither Moneyline nor any member of the Moneyline Group shall have the ability to direct or control the activities or output of any FTEs.

(ii)
Notwithstanding the foregoing, Moneyline shall have the ability to direct and allocate the output of the equivalent of up to ninety (90) Person Days of FTEs per month, subject to a cap of one thousand (1,000) Person Days of FTEs per annum, cumulatively for projects designated by Moneyline solely in relation to the Content Development Services and Software Development Services (the “Prioritization Amount”). In no event shall Moneyline be permitted to carry any unused portion of the Prioritization Amount into a subsequent month or the following year.

(iii)
In relation to determining whether or not Moneyline has utilized the Prioritization Amount, the parties understand and agree that fifty percent (50%) of the FTEs undertaken in relation to Shared Data (other than for work which is mandatory in order to comply with regulatory parties or Content Providers) shall be deemed utilized by Moneyline and one hundred percent (100%) of the FTEs undertaken in relation to Moneyline Exclusive Data shall be deemed to be utilized by Moneyline.

(C)
Recalibration. Reuters may increase the Reuters Fixed Cost Services and the services associated with the Ticker Plant. Moneyline may decrease certain Reuters Fixed Costs Services in accordance with Section 4(C)(i). Pursuant to any such changes, Reuters shall recalibrate the Moncyline Allocation and Fixed Costs

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based on internal measurements on the Recalibration Date. Any resulting changes in the payment obligations set forth herein shall become effective with the first invoice issued following the most recent Recalibration Date.

(i)
It is understood and agreed that the number of FTEs providing the Services set forth in the Reuters Help Desk/CRMC Schedule and Reuters Client Administration Schedule, can be reduced by partial transition as agreed by the parties upon thirty (30) days notice by Moneyline. Any resulting decrease in the amounts owed by Moneyline shall be reflected as a credit to Moneyline on the first invoice following the next Recalibration Date.

(ii)	It is understood and agreed that the FTE Fully Loaded Costs shall be fixed until the next applicable Recalibration Date.

(D)
Invoicing and Payment. Reuters shall invoice Moneyline on the first Business Day of each month in advance for Fixed Costs. Moneyline shall remit payment for such Fixed Costs no later than thirty (30) days after the date of the invoice.

5.	Cost Methodology for Licenses.

(A)
Moneyline shall pay Reuters the License Fees set forth below for each copy of the Fee Liable Software (or any software included in, or derived from, Fee Liable Software) that a Licensed User is authorized to directly or indirectly access or use (the “License Fees”). The Licenses Fees will be assessed based on the Baseline Product Package to which the product or service that the Licensed User is authorized to access is most similar. Such similarity will be determined based on relevant product or service content and functionality. In no event shall a License Fee be less than the Baseline Product Package fee set forth below. The License Fees in respect of each Baseline Product Package are as follows:

(i)	B [ * * * * ] per month per Licensed User.

(ii)	E: [ * * * * ] per month per Licensed User.

(iii)	A [ * * * * ] per month per Licensed User.

(iv)	IS: [ * * * * ] per month per Licensed User.

(v)	BridgeStation Plus, TelerateStation Plus: [ * * * * ] per month per Licensed User.

(vi)	Notwithstanding the foregoing the License Fees will be discounted as follows: [ * * * * * * * * * * ]

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(B)	Moneyline shall pay the following license fees in relation to Activel, Version 7.1 for the Telerate Business and Bridge Europe and Asia:

(i)	Exclusively Telerate Feed – [ * * * * * * * * * * ]

(ii)	Multiple Data Sources – [ * * * * * * * * * * ]

(C)	Moneyline shall pay the following license fees in relation to Athena, Athena Expert, EJV, and IOE as it relates to Bridge Europe and Asia:

(i)	Athena – [ * * * * ] per month per Licensed User.

(ii)	Athena Expert – [ * * * * ] per month per Licensed User.

(iii)	EJV – [ * * * * ] per month per Licensed User.

(iv)	IOE – [ * * * * ] per month per Licensed User.

provided, however, that such license fees shall be subject to the following reductions: [ * * * * * * * * * * ]

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[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

(D)	Moneyline shall pay the following license fees as follows in relation to Athena, Athena Expert, EJV and IOE for the Telerate Business:

(i)	Athena – [ * * * * ] per month per Licensed User.

(ii)	Athena Expert – [ * * * * ] per month per Licensed User.

(iii)	EJV – [ * * * * ] per month per Licensed User.

(iv)	IOE – [ * * * * ] per month per Licensed User.

Provided, however, that such license fees shall be subject to the following reductions: [ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

[ * * * * * * * * * * ]	[ * * * * * * * * * * ]	[ * * * * * * * * * * ]

(E)
For the avoidance of doubt, the reductions set forth in (C) and (D) above (i) shall only apply to Athena, EJV and IOE and (ii) are specific to Telerate Licensed Users and Bridge Europe and Asia Licensed Users, respectively, as set forth in such Sections and can only be applied to Telerate Licensed Users and Bridge Europe and Asia Licensed Users, respectively, as specifically set forth in such sections. The reductions in (C) and (D) above apply only to Bridge Europe and

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Asia Licensed Users and Telerate Licensed Users of Athena, EJV and IOE authorized as of the Moneyline Closing Date and shall not apply to such Bridge Europe and Asia Licensed Users and Telerate Licensed Users of Athena, EJV and IOE that were authorized after the Moneyline Closing Date.

(F)	[THIS SECTION INTENTIONALLY LEFT BLANK]

(G)
Payment. Moneyline shall submit the reports prepared by it as described in Section 6 for the forthcoming month to Reuters and Reuters shall invoice. Moneyline for the License Fees set forth in this Section 5 based on such reports. Moneyline shall remit payment to Reuters no later than thirty (30) days after the date of the invoice.

6.	Reporting Requirements for Licenses.

(A)
Moneyline shall provide a monthly report that includes the number of Licensed Users, in an itemized manner, for each product or service with respect to which Licenses Fees are being paid as set forth in Section 5(A). Such Licensed Users shall be categorized according to the applicable Baseline Product Package.

(B)
Moneyline shall provide a monthly report for Active 1, Version 7.1, in conformance with Section 5 (B) above, which in an itemized manner for each of the following provides Reuters with either the total number of Licensed Users or the total amounts payable by Licensed Users to Moneyline or any members of the Moneyline Group or any Permitted Distributor, based on which metric results in greater licensing fees:

(i)	Exclusively Telerate Feed; and

(ii)	Multiple Data Sources.

(C)
Moneyline shall provide a monthly report that includes the number of Licensed Users, in an itemized manner, entitled to access each of the following at any time during the month being reported, that were first entitled to access each of the following on or prior to the Moneyline Closing Date.

(i)	Athena;

(ii)	Athena Expert;

(iii)	EJV; and

(iv)	IOE.

(D)
Moneyline shall also provide a monthly report that includes the number of Licensed Users, in an itemized manner, entitled to access each of the following at any time during the month being reported, that were first entitled to access each of the following after the Moneyline Closing Date.

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(i)	Athena;

(ii)	Athena Expert;

(iii)	EJV; and

(iv)	IOE.

(E)	Moneyline shall also provide a monthly report that includes the number of Licensed Users, in an itemized manner, entitled to access other Add-On Software at any time during the month being reported.

(F)
Each of the reports required by this Section shall include the required information with respect to the forthcoming month’s customer licensing activities and shall be on a form substantially similar to Exhibit E. Such reports shall be provided in accordance with Section 5(G) of this Schedule.

(G)
Moneyline shall incorporate into the reports set forth above summary information with respect to the number of authorized Licensed Users for which License Fees are payable as set forth in Section 5(A) based on information in honesty statements, DADs or other usage statements or other reports obtained from Licensed Users, customers or Permitted Distributors. At a minimum, such summary shall contain the information set forth on Exhibit E.

7.	Cost Methodology for Transitional Employees.

(A)	Moneyline shall pay to Reuters the amounts for Transitional Employees pursuant to Article V of the Agreement.

(B)
Invoicing and Payment. Reuters shall invoice Moneyline on the first day of each month in advance for Transitional Employee costs. Moneyline shall remit payment for such Transitional Employee costs no later than thirty (30) days after the date of the invoice.

8.	Cost Methodology for Communication Costs.

(A)
North American Multicast Costs. Reuters will pay the Network Provider for one-hundred percent (100%) of Communication Costs of delivery by the Network Provider of both real time and historical data from Ticker Plants to Replicators, including co-location costs, imposed by the Network Provider for any Replicators servicing Moneyline clients in North America (the “North American Multicast Costs”), and Moneyline shall pay to Reuters a proportion of the North American Multicast Costs based on the North American Moneyline Allocation plus a mark-up of [  *  *  *  * ].

(B)	Shared Sites. Reuters will pay the Network Provider for one-hundred percent (100%) of the Communications Costs associated with the delivery of data from

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the Ticker Plant to any Shared Sites in North America and Moneyline shall pay to Reuters fifty percent (50%) of such costs.

(C)
Office Automation Network Charges. Reuters will pay the Network Provider for one-hundred percent (100%) of the reasonable costs associated with the Reuters Office Automation Network and Moneyline shall pay to Reuters a proportion of the Office Automation Network Charges based on the Moneyline Allocation plus a mark-up of [  *  *  *  * ].

(D)
Migration. In the event Reuters migrates to another Network Provider and Moneyline does not migrate to another Network Provider, each party shall bear its own cost for segmenting Shared Sites, including those costs associated with acquiring and installing CPE.

(E)
For the avoidance of doubt, it is understood that Moneyline will be responsible for all Network Provider charges directly related to the collection of Moneyline Exclusive Content and the delivery of any such content in North America from Replicators to Moneyline Clients and outside of North America from the Ticker Plant to Moneyline Clients.

(F)
Invoicing and Payment. Reuters shall invoice Moneyline monthly for the current month’s Communication Costs and Moneyline shall remit payment for such Conununication Costs no later than thirty (30) days after the date of the invoice.

9.	[THIS SECTION INTENTIONALLY LEFT BLANK]

10.	Extraordinary Costs.

(A)
Moneyline shall pay one-hundred percent (100%) of any Extraordinary Costs incurred by Reuters or any member of the Reuters Group that are reasonably necessary to provide the Reuters Transitional Services; provided, however, that any Extraordinary Costs in excess of [  *  *  *  * ] for any month shall be subject to Moneyline’s prior written approval.

(B)
Invoicing and Payment. Reuters shall invoice Moneyline monthly in arrears for Extraordinary Costs. Moneyline shall remit payment to Reuters no later than thirty (30) days after the date of the invoice.

11.	Cost Methodology for Facilities Costs.

(A)
For the Equipment Locations set forth in the Facilities Schedule, Moneyline shall pay [  *  *  *  * ] per rack per month for all Equipment Locations outside of St. Louis and [  *  *  *  * ] for the Equipment Locations in St. Louis.

(B)
Invoicing and Payment. Reuters shall invoice Moneyline monthly in advance for the Equipment Location Costs and Moneyline shall remit payment for such Equipment Location Costs within thirty (30) days after the date of the invoice.

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12.	Cost Methodology for Help Desk Services.

(A)
For each month during the Term, all calls in excess of one hundred (100) calls initiated by any member of the Moneyline Group or their agents, in North America, in accordance with Exhibit A of Reuters Help Desk/CRMC Schedule will incur a charge of [  *  *  *  * ] per call, excluding calls made to alert Reuters of data outages. The initial call to Reuters to notify Reuters of a data outage shall be free of charge; however, should the Reuters help desk receive multiple calls regarding the same data outage, each subsequent call will be charged at a rate of [  *  *  *  * ] per call.

(B)
Moneyline shall pay to Reuters a proportion based on the Moneyline Allocation, of the FTE Fully Loaded Costs, plus mark-up as specified in Section 4 (A)(ii) of this Schedule, for Reuters 2nd and 3rd shift help desk; weekend coverage, content support and distribution management in accordance with the Reuters Helpdesk Schedule.

(C)
Invoicing and Payment. Reuters shall invoice Moneyline on the first day of each month in advance for Reuters Help Desk Services. Moneyline shall remit payment for such Reuters HelpDesk Services no later than thirty (30) days after the date of the invoice.

13.	Initial Adjustment Payment.

(A)
Reuters and Moneyline have agreed that prior to the date of the execution of the Agreement, Reuters has provided to Moneyline services including the services set forth on the Reuters Terminated Services Schedule. Reuters and Moneyline have further agreed that Reuters has issued to Moneyline invoices (the “Prior Invoices”) for services provided to Moneyline prior to the date of the execution of the Agreement. Pursuant to the terms of a Letter Agreement dated October 18, 2002 between Moneyline and Reuters, as of the date of execution of the Agreement, Moneyline shall have paid [  *  *  *  * ] percent [  *  *  *  * ] of the amounts specified in the Prior Invoices.

(B)
Reuters and Moneyline have further agreed that the terms of this Cost and Resource Schedule and the Agreement may differ from the commercial terms which formed the basis of the Prior Invoices. As a result, Reuters and Moneyline agree that the differing terms may require the Prior Invoices to be adjusted and reissued (the “Revised Invoices”) such that the Revised Invoices are calculated in the same manner as if they had been issued pursuant to the Agreement. The Revised Invoices shall, among other things, reflect one hundred percent (100%) of the amounts due from Moneyline to Reuters in accordance with the terms of this Agreement and shall be based on the best information generated or determined by Reuters for the period for which the Prior invoices were issued.

(C)	Within twenty (20) Business Days of the date of execution of the Agreement, Reuters shall issue a draft of the Revised Invoices to Moneyline. Moneyline shall

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have ten (10) Business Days to review and comment on the Revised Invoices. Reuters shall issue the final Revised Invoices twenty (20) Business Days after having issued the draft Revised Invoices to Moneyline.

(D)	Moneyline shall pay the Revised Invoices or Reuters shall issue a credit, as appropriate, within thirty (30) days of the date of such Revised Invoices.

(E)
Within twenty (20) Business Days of the date of execution of the Agreement, to the extent it has not already done so, Moneyline shall deliver to Reuters a comprehensive set of reports as required by Section 6 of this Cost and Resource Schedule for all Software licensed between the Moneyline Closing Date and the date of execution of the Agreement. Reuters shall invoice Moneyline for the License Fees set forth in Section 5 of this Cost and Resource Schedule based on such reports. Moneyline shall remit payment to Reuters no later than thirty (30) days after the date of the invoice.

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SCHEDULE 8.01(B)

MONEYLINE COST AND RESOURCE SCHEDULE

1.
Definitions. Capitalized terms used but otherwise defined in this Schedule have the meanings or interpretations provided in the Agreement. The parties agree that, in the event of a conflict between this Schedule and the body of the Agreement, the terms of this Schedule shall apply.

2.
Assumptions and Obligations. In addition to any assumptions, conditions, warranties and obligations set forth in the Agreement, each of the obligations of Moneyline or the applicable member of the Moneyline Group set forth in this Schedule is conditioned on the following assumptions:

(A)
This Schedule together with the Agreement sets forth the manner in which the payments to be made by Reuters to Moneyline and/or a member of the Moneyline Group, as applicable from time to time, for the Moneyline Transitional Services shall be calculated and invoiced.

(B)
It is understood and agreed that Fixed Costs do not cover any Extraordinary Costs to be paid by Reuters. Reuters shall be permitted to request that Moneyline or any member of the Moneyline Group incur Extraordinary Costs; provided, however, in no event shall Moneyline or any member of the Moneyline Group be required to incur such Extraordinary Costs except as specifically provided in the Schedules.

(C)
The amounts to be paid by Reuters pursuant to this Schedule shall be paid in accordance with Article VIII of the Agreement and pursuant to an invoice that contains at least as much detail as the sample invoice set forth on Exhibit A hereto.

(D)	The parties acknowledge and agree this Schedule relates solely to Cost and Resource allocation and nothing in this Schedule shall augment or change any of the Services set forth in the Schedules.

3.	Allocation Methodology. Each party shall be responsible for calculating its own User counts in accordance with the following:

(A)
On each Recalibration Date, or if such Recalibration Date is not a Business Day, the next succeeding Business Day, Reuters and Moneyline shall each measure the number of their respective Reuters Ticker Plant Users and Moneyline Ticker Plant Users located in the Territory in accordance with Section 3 of the Reuters Cost and Resource Schedule. The following Business Day each party shall distribute to the other a summary of such measures so as to calculate Total Ticker Plant Users in

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the Territory and the proportion of those that are Reuters Ticker Plant Users (such proportion, the “Reuters EU/AP Allocation”).

4.
Cost Methodology for Moneyline Fixed Cost Services. Moneyline or a member of the Moneyline Group, as applicable, shall be responsible for the amounts set forth below which shall be invoiced to Reuters in accordance with Section 4(D) of this Schedule.

(A)	Fixed Costs:

(i)
FTE Fully Loaded Costs. Reuters shall be invoiced for all the amounts related to FTE Fully Loaded Costs multiplied by the Reuters EU/AP Allocation plus in each case a mark-up as set forth for each year below:

Year	Period	Mark-Up

First	October 18, 2001 – October 17, 2002	[ * * * * * * * * * * ]

Second	October 18, 2002 – October 17, 2003	[ * * * * * * * * * * ]

Third	From October 18, 2003 and thereafter	[ * * * * * * * * * * ]

(B)	Business Network. The parties understand and agree that Moneyline or a member of the Moneyline Group shall be solely responsible for the operation of its respective business and network.

(C)
Recalibration. Moneyline may increase the Moneyline Transitional Services. Reuters may decrease the Moneyline Transitional Services in accordance with Section 4(C)(i). Pursuant to any such changes, Moneyline shall recalibrate the Reuters EU/AP Allocation and costs of the Moneyline Transitional Services based on internal measurements on the Recalibration Date. Any resulting changes in the payment obligations set forth herein shall become effective with the first invoice issued following the most recent Recalibration Date.

(i)
It is understood and agreed that the number of FTEs providing the Services set forth in the Moneyline Help Desk/CRMC Schedule can be reduced by partial transition as agreed by the parties upon thirty (30) days notice by Reuters. Any resulting decrease in the amounts owed by Reuters shall be reflected as a credit to Reuters on the first invoice following the next Recalibration Date.

(ii)	It is understood and agreed that the FTE Fully Loaded Costs shall be fixed until the next applicable Recalibration Date.

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(D)
Invoicing and Payment. Moneyline shall invoice Reuters on the first Business Day of each month in advance for Moneyline Transitional Services. Reuters shall remit payment for such Moneyline Transitional Services no later than thirty (30) days after the date of the invoice.

5.	Cost Methodology for Communication Costs.

(A)
Shared Sites. Moneyline will pay the Network Provider for one-hundred percent (100%) of the Communications Costs associated with the delivery of data from the Ticker Plant to any Shared Sites in Europe and Asia and Reuters shall pay to Moneyline fifty percent (50%) of such costs, excluding Communication Costs associated with international multicast services for which Reuters is directly paying a Network Provider.

(B)
Invoicing and Payment. Moneyline shall invoice Reuters monthly for the current month’s Communication Costs and Reuters shall remit payment for such Communication Costs no later than thirty (30) days after the date of the invoice.

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6.	Extraordinary Costs.

(A)
Reuters shall pay one-hundred percent (100%) of any Extraordinary Costs incurred by Moneyline or any member of the Moneyline Group that are reasonably necessary to provide the Moneyline Transitional Services; provided, however, that any Extraordinary Costs in excess of [  *  *   *  *  *  *  *  *  *  * ] for any month shall be subject to Reuters’ prior written approval.

(B)
Invoicing and Payment. Moneyline shall invoice Reuters monthly in arrears for Extraordinary Costs. Reuters shall remit payment to Moneyline no later than thirty (30) days after the date of the invoice.

7.	Initial Adjustment Payment

(A)	It is acknowledged and agreed that for the period from the Moneyline Closing Date to the date of the execution of the agreement Moneyline provided Reuters with Moneyline Transitional Services.

(B)
Within twenty (20) Business Days of the date of the execution of the Agreement, Moneyline shall issue a draft invoice reflecting all charges for Moneyline Transitional Services provided to Reuters between the Moneyline Closing Date and the date of execution of the agreement, which invoice shall be calculated in the same manner as if it had been issued pursuant to the Agreement (the “Initial Moneyline Invoice”). Reuters shall have twenty-five (25) Business Days to review and comment on the Initial Moneyline Invoice. Moneyline shall issue the final Initial Moneyline Invoice thirty (30) Business Days after having issued the draft Initial Moneyline Invoice to Reuters.

(C)	Reuters shall pay the Initial Moneyline Invoice within thirty (30) days of the date of such final Initial Moneyline Invoice.

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